UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM U-3A-2

                 STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION
                  UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


     Dynegy Inc. hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming an exemption pursuant to Rule 2 from the provisions of the Public Utility Holding Company Act of 1935 (the "Act"), except section 9(a)(2) of the Act, by operation of section 3(a)(1) of the Act,15 U.S.C. ss. 79c(a)(1), and submits the following information:(1)

1. Name, state of organization, location, nature of business of Claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which Claimant directly or indirectly holds an interest.

     See attached Appendix I

2. A brief description of the properties of Claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which Claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of the State.


     Claimant


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(1) Claimant hereby files, pursuant to Rule 2, this statement of exemption prior to or on April 6, 2001 pursuant to an extension of time to file granted by the Securities and Exchange Commission staff on or about February 28, 2001 pursuant to a confirming letter submitted by Claimant on said date. Pursuant to such extension of time, this statement of exemption shall be supplemented as required in the February 28, 2001 letter with respect to certain properties not controlled by Claimant or its subsidiaries following receipt by Claimant of information with respect to such properties.

     Claimant, through its wholly owned subsidiary Illinova Corporation, an Illinois corporation and a public utility holding company ("Illinova"), owns public utility companies or public utility assets as defined under the Act. All of Claimant's activities as a holding company as defined within Section 2(a)(7) of the Act pertain to Illinois public-utility operations, the public-utility operations conducted by Illinova subsidiaries pursuant to its exemption under
Section 3(a)(1) of the Act. All of Claimant's public utility assets are located in the State of Illinois.

     Illinova

     Illinova, through its subsidiaries, owns public utility companies or public utility assets as defined under the Act. Illinova is exempt from all provisions of the Act except Section 9(a)(2) by virtue of Section 3(a)(1) of the Act. Illinova and each of the public-utility subsidiary companies from which it derived a material part of its income in the calendar year 2000 are predominantly intrastate in character and conduct their business substantially within the State of Illinois; Illinova Corporation, HCAR No. 8305 (May 18, 1994) (approving formation of Illinova and exemption under Section 3(a)(1) of the Act). All of Illinova's public utility assets are located in the State of Illinois.

     Three wholly owned subsidiaries of Illinova operated as public utility companies or owned public utility assets during all or part of the calendar year 2000: Illinova Generating Company, an Illinois corporation ("Illinova Generating"), Illinois Power Company, an Illinois corporation ("Illinois Power"), and Illinova Power Marketing Inc., an Illinois corporation ("IPMI").

     Illinova Generating is a wholly owned subsidiary of Illinova. Illinova Generating owns a twenty percent (20%) interest in the outstanding common stock of Electric Energy, Inc., an Illinois corporation ("EEI"). EEI is the owner of a 1,086 MW coal-fired generating facility located in Joppa, Illinois (the "EEI Facility"). EEI was organized for purposes of generating electricity for sale to a uranium enrichment processing facility operated by the United States
Enrichment  Corporation  and located in  Paducah,  Kentucky  ("Paducah  Plant").
Electrical power produced by the EEI Facility is sold to the United States Department of Energy for resale to the United States Enrichment Corporation in connection with the Paducah Plant pursuant to a long-term contract. The amount of electrical power sold to the Department of Energy fluctuates annually. For the calendar year 2000, approximately forty percent (40%) of the electrical power produced by the EEI Facility was sold to the Department of Energy. The Commission treats the transaction with the federal government as unique and disregards those sales for the purposes of administering standards based upon sales under the Act. Union Electric Co., 40 S.E.C. 1072 (1962). For the reasons discussed in the request for the Illinova Generating Company No Action Letter released on October 22, 1996, this transaction effectively is an Illinois transaction. For the calendar year 2000, approximately sixty percent (60%) of the electrical power produced by the EEI Facility was sold on a pro-rata basis to the EEI Facility's owners. Illinova Generating's pro-rata share of the surplus capacity produced by the EEI Facility is sold to Illinois Power pursuant to a long-term


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


contract, and is resold by Illinois Power. EEI wholly owns Midwest Electric Power, Inc., an Illinois corporation ("MEP"). MEP was formed by EEI to construct and own additional electrical generation capacity at the EEI Facility plant site. MEP owns and operates two gas-fired turbines and operates three gas-fired combustion turbines with a combined capacity of 186 MW, all located at the EEI Facility. EEI obtained EWG status on July 21, 2000 and MEP obtained EWG status on August 1, 2000. (See Sections 4.14 and 4.19 below).

     Illinois Power is a wholly owned subsidiary of Illinova. Illinois Power is an electric and natural gas public utility company that owns electric generation, transmission and distribution facilities and natural gas distribution facilities located in the State of Illinois. Illinois Power provides retail electric service and retail natural gas service to customers located throughout Illinois. Illinois Power's retail operations are subject to the jurisdiction of the Illinois Commerce Commission and its wholesale sales of electricity are subject to the jurisdiction of the Federal Energy Regulatory Commission. Illinois Power also owns approximately 2,530 miles of transmission facilities located in the State of Illinois. These facilities are interconnected with several electrical utility companies in the mid-western region of the United States. Illinois Power also owns a fifty percent (50%) interest in three diesel combustion turbines with a combined net capacity of 5.25 MW located in Bloomington, Illinois. These three turbines are occasionally utilized for peaking power by Illinois Power.

     IPMI was a wholly owned subsidiary of Illinova for part of the calendar year 2000. IPMI owned eight fossil-fired generating facilities with an aggregate electric generation capacity of approximately 3,812 MW as of January 1, 2000. These facilities were: (a) the Baldwin Power Station, a 1751 MW generating facility located near Baldwin, Illinois; (b) the Havana Power Station, a 666 MW generating station located near Havana, Illinois; (c) the Hennepin Power Station, a 289 MW generating facility near Hennepin, Illinois; (d) the Oglesby Gas Turbines, a 60 MW generating facility located in LaSalle County, Illinois;
(e) the Stallings Gas Turbines, a 77 MW generating station located in Madison County, Illinois; (f) the Tilton Energy Center, a 176 MW generating plant located in Tilton, Illinois; (g) the Vermilion Power Station, a 186 MW generating station located near Oakwood, Illinois; (h) the Wood River Power Station, a 607 MW generating facility located near Alton, Illinois. Claimant reorganized IPMI and changed its name to "Dynegy Midwest Generation, Inc.", a Delaware corporation ("DMG"), effective March 9, 2000. DMG became a wholly owned subsidiary of Dynegy Holdings Inc., a Delaware corporation, another wholly owned subsidary of Claimant, effective September 30, 2000. DMG obtained EWG status for all of the above-listed facilities effective September 25, 2000. (See Section
4.5 below).

     3. The following information for the last calendar year with respect to Claimant and each of its subsidiary public utility companies.(2)


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(2) DMG achieved EWG status  during the year 2000 and the  information  provided herein for DMG is not prorated for year 2000. Pursuant to the application for 9(a)(2) authorization filed by Chevron Corp., et. al. on December 23, 1999, because DMG obtained EWG status on September 25, 2000, Claimant continues to remain exempt from all


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


          (a) Number of Kwh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

          Illinois Power had electric energy sales (at retail or wholesale) of approximately 19,001,000,000 Kwh and distributed approximately 57,400,000,000 Mcf. of natural gas at retail. For the seven months before obtaining EWG status EEI had electric energy sales (at retail or wholesale) of 4,042,665,030 Kwh (including sales to the Paducah Plant). EEI distributed no natural or manufactured gas at retail. DMG had electric energy sales (at retail or wholesale) of approximately 18,860,000,000 Kwh. DMG distributed no natural or manufactured gas at retail.

          (b) Number of Kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

          Illinois Power and DMG did not distribute electrical energy or natural or manufactured gas at retail outside the state of Illinois. For the seven months before obtaining EWG status, EEI had retail sales to the Paducah Plant of 1,411,594,123 Kwh, which, as noted, the Commission disregards in administering the standards under the Act.

          (c) Number of Kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized or at the State line.

          Illinois Power sold approximately 26,483,000 Kwh of electric energy at wholesale outside the state of Illinois. Illinois Power had no sales of natural or manufactured gas at wholesale outside the state of Illinois. For the seven months before obtaining EWG status, EEI had sales of electric energy of 810,869,000 Kwh, to its out-of-state owner, which as the Commission has recognized is not a consumer of the type the Act is designed to protect. Union Electric Co., 40 S.E.C. 1072 (1962) natural or manufactured gas at wholesale outside the state of Illinois. DMG sold approximately 4,625,000,000 Kwh of electric energy at wholesale outside the state of Illinois.

          (d) Number of Kwh. of electric energy and Mcf. of natural or manufactured gas purchased at wholesale outside the State in which each such company is organized or at the State line.

          Illinois Power purchased approximately 214,627,000 Kwh of electric energy at wholesale outside the state of Illinois. Illinois Power did not purchase any natural or manufactured gas at wholesale outside the state of Illinois. EEI did not purchase any electric energy or natural or manufactured gas at wholesale outside the state of Illinois. DMG purchased approximately 1,547,000,000 Kwh of electric energy at wholesale outside the state of Illinois.

     4. The following information for the reporting period with respect to Claimant and each interest it holds directly or indirectly in an EWG or a

--------
provisions of the Act except Section 9(a)(2). Chevron Corporation, HCAR Nos. 35-27122, 70-9553 (December 27, 1999).


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


          foreign utility company, stating monetary amounts in United States dollars:

          (a)  Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

          (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

          (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

          (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

          (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

     Dynegy Holdings Inc., a Delaware corporation and wholly owned subsidiary of Claimant ("Dynegy Holdings") and Illinova Generating own direct or indirect interests in the following Exempt Wholesale Generators and Foreign Utility Companies, as more fully set forth below:(3)

Dynegy Holdings

4.1  Cabrillo Power I LLC, Carlsbad, California

     A. Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

          Name of EWG:      Cabrillo Power I LLC

--------
(3) All entities owned by Claimant that achieved EWG status during the year 2000 are listed herein and the information provided for each such entity is not prorated from the effective date of EWG status.


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

          Address:                  Attn: Business Manager
                                    1000 Louisiana
                                    Suite 5800
                                    Houston, TX 77002
          Location:                 4600 Carlsbad Boulevard
                                    Carlsbad, CA 92008
          Facility:                 965 MW natural gas and/or fuel-oil fired
                                    peaking facility

     B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

          Claimant owns 50% indirectly of Cabrillo Power I LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns 100% directly of Cabrillo Power I LLC.

     C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

          Capital Invested:         Approximately US $181,440,645
          Guarantee:                Approximately US $94,000,000, subject to set
                                    off rights and reimbursement rights
          Other  Obligations:       None

     D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

          Capitalization:           Approximately US $(5,134,044)
          Earnings:                 Approximately US $65,635,329

     E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements):


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


          The EWG entered into an Energy Management Agreement, Power Purchase Agreement and Natural Gas Sales Agreement, with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Administrative Services Agreement with West Coast Power LLC. dated June 30, 1999 which provides for business management and accounting services for a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

     4.2  Cabrillo Power II LLC, Southern California (multiple locations)

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Cabrillo Power II LLC
               Address:             Attn: Business Manager
                                    1000 Louisiana
                                    Suite 5800
                                    Houston, TX 77002

               Locations and Facilities:

               (i) Division Street Combustion Turbine 3200 Harbor Drive San Diego, CA 92113

                    Facility: 13 MW fuel-oil fired peaking facility

               (ii) El Cajon  Combustion  Turbine 800 West Main Street El Cajon,
                    CA 92020

                    Facility: 13 MW natural gas and/or fuel-oil fired peaking facility

               (iii)Kearny  Combustion  Turbines-Kearny  Unit One 5460  Overland
                    Road San Diego, CA 92123

                    Facility: 15 MW natural gas and/or fuel-oil fired peaking facility


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


               (iv) Kearny Combustion Turbines-Kearny Power Block Two and Kearny
                    Power Block Three 5459 Complex Street San Diego, CA 92123

                    Facility: 112 MW natural gas and/or fuel-oil fired peaking facility

               (v) Miramar Combustion Turbines 6897 Consolidated Way San Diego, CA 92121

                    Facility: 33 MW natural gas and/or fuel-oil fired peaking facility

               (vi) Naval  Station   Combustion   Turbine  U.S.  Naval  Station,
                    Building 3247 Surface Navy Boulevard San Diego, CA 92136

                    Facility: 20 MW natural gas and/or fuel-oil fired peaking facility

              (vii) Naval Training Center  Combustion  Turbine U.S. Marine Corps
                    Recruit Depot Building 566, Neville Road San Diego, CA 92133

                    Facility: 13 MW natural gas and/or fuel-oil fired peaking facility

             (viii) North Island  Combustion  Turbine (Unit One and Two) North
                    Island Naval Air Station, Building 370, Rogers Street and Quay Road Coronado, CA 92135

                    Facility: 34 MW natural gas and/or fuel-oil fired peaking facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 50% indirectly of Cabrillo Power II LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West


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

               Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns 100% directly of Cabrillo Power II LLC.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $33,337,353
               Guarantee:           Approximately US $94,000,000, subject to set
                                    off rights and reimbursement rights
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $(365)
               Earnings:            Approximately US $23,743,715

          E. Identify any service, sales or construction contracts) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               The EWG entered into an Energy Management Agreement, Power Purchase Agreement and Natural Gas Sales Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Administrative Services Agreement with West Coast Power LLC dated June 30, 1999 for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

     4.3  Calcasieu Power, LLC, Sulphur, Louisiana

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Calcasieu Power, LLC


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


               Address:             Attn: Business Manager
                                    1000 Louisiana
                                    Suite 5800
                                    Houston, TX 77002
               Location:            1519 Davison Road
                                    Sulphur, LA 70665
               Facility:            155 MW (nominal) natural gas fired peaking
                                    facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 100% indirectly of Calcasieu Power, LLC a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Calcasieu Power, Inc., a
               Delaware corporation and Parish Power, Inc., a Delaware corporation. Calcasieu Power, Inc. owns 99% directly of Calcasieu Power, LLC and Parish Power, Inc. owns 1% directly of Calcasieu Power, LLC.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $55,125,826
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $55,125,826
               Earnings:            Approximately US $(1,375,324)

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               None


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


     4.4  Commonwealth Atlantic Limited Partnership, Fairfax,Virginia

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:    Commonwealth Atlantic Limited Partnership
               Address:        Attn: Chickahominy River Energy Corp.,
                               Managing General Partner
                               2500 Fair Lakes Circle, Suite 200
                               Fairfax, VA 22033
               Location:       2837 South Military Highway
                               Chesapeake, VA 23323
               Facility:       340 MW natural gas and/or fuel-oil fired
                               peaking facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 50% indirectly of Commonwealth Atlantic Limited Partnership, a Virginia limited partnership. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of James River Energy Corp., a Virginia corporation. James River Energy Corp. owns 50% of Commonwealth Atlantic Limited Partnership.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:   Approximately US $63,409,612
               Guarantee:          None
               Other Obligations:  None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:


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

               Capitalization:     Approximately US $41,050
               Earnings:           Approximately US $2,459,838

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               None

     4.5  Dynegy Midwest Generation, Inc., Illinois (multiple locations)

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:        Dynegy Midwest Generation, Inc.
               Address:            1000 Louisiana, Suite 5800
                                   Houston, Texas 77002

               Locations and Facilities:

               (i)    Hennepin Power Station
                      R.R. #1, Box 200AA
                      Power Plant Road
                      Hennepin, IL 61327

                      Facility: 289 MW coal/natural gas fired base load facility

               (ii)   Oglesby Gas Turbine Plant
                      State Highway 351
                      Oglesby, IL 61348

                      Facility: 60 MW fuel oil/natural gas fired peaking facility

               (iii)  Wood River Power Station
                      #1 Chessen Lane
                      Alton, IL 62002

                      Facility: 607 MW coal/natural gas fired base load and peaking facility

               (iv)   Stallings Gas Turbine Plant
                      State Highway 162

                      Granite City, IL 62040

                      Facility:  77 MW natural gas fired peaking facility

               (v)    Baldwin Power Station
                      10901 Baldwin Road, Box 146
                      Baldwin, IL 62217

                      Facility:  1,751 MW coal fired base load facility

               (vi)   Havana Power Station
                      15260 N State Route 78
                      Havana, IL 62644

                      Facility: 666 MW coal fired base load and fuel oil peaking facility

               (vii)  Vermilion Power Station
                      County Road 2150N
                      Oakwood, IL 61858

                      Facility: 186 MW coal/natural gas base load and fuel oil fired peaking facility

               (viii) Tilton Gas Turbine Plant
                      80 W First Street
                      Tilton, IL 61833

                      Facility:  176 MW natural gas fired peaking facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 100% indirectly of Dynegy Midwest Generation, Inc., an Illinois corporation. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Catlin Member, Inc., a Delaware corporation. Dynegy Catlin Member, Inc. owns 100% directly of Dynegy Midwest Generation, Inc.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:     Approximately US $2,910,080,939
               Guarantee:            Approximately US $11,500,000
               Other Obligations:    Approximately US $2,461,565,933

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:       Approximately US $86,097,003
               Earnings:             Approximately US $(64,171,683)

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               The EWG entered into a Coal Purchase and Sales Agreement with Dynegy Coal Trading & Transportation, L.L.C. dated effective January 1, 2000 for the purchase of all of the EWG's requirements for coal at pre-determined prices on a Btu basis. The EWG entered into a Fuel Oil Purchase and Sales Agreement with Dynegy Coal Trading & Transportation, L.L.C. dated effective January 1, 2000 for the purchase of all of the EWG's requirements for fuel oil on a cost plus basis plus a predetermined fee. EWG entered into a Swap Agreement with Dynegy Holdings Inc. dated effective June 29, 2000 whereby Dynegy Holdings Inc. agreed to assume certain interest rate risk of the EWG in exchange for payment by the EWG of a percentage of certain outstanding advanced amounts.

     4.6  El Segundo Power, LLC, El Segundo, California

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:      El Segundo Power, LLC
               Address:          Attn: Business Manager
                                 1000 Louisiana
                                 Suite 5800
                                 Houston, TX 77002
               Location:         301 Vista Del Mar
                                 El Segundo, CA 90245
               Facility:         1020 MW natural gas fired peaking facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 50% indirectly of El Segundo Power, LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns l00% directly of El Segundo Power, LLC.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $41,857,531
               Guarantee:           Approximately US $94,000,000, subject to set
                                    off rights and reimbursement rights
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $1,749,303
               Earnings:            Approximately US $38,657,736

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and National Gas Clearinghouse (now known as Dynegy Marketing and Trade) regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a ISDA Master Swap Agreement with Natural Gas Clearinghouse, now known as Dynegy Marketing and Trade, regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into an Administrative Services
               Agreement with West Coast Power LLC dated June 30, 1999 for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

     4.7  Hartwell Energy Limited Partnership, Hartwell, Georgia

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:      Hartwell Energy Limited Partnership
               Address:          Attn: Managing General Partner
                                 ANP Hartwell Energy Company,
                                 1000 Memorial Drive, Suite 500
                                 Houston, Texas 77024
               Location:         415 Smith-McGee Highway
                                 Hartwell, Georgia 30643
               Facility:         300 MW natural gas and/or oil-fired peaking
                                 facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 50% indirectly of Hartwell Energy Limited Partnership, a Delaware limited partnership. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Hartwell Independent Power Partners, Inc., a Delaware corporation, Hart County IPP, Inc., a Delaware corporation, and Hartwell Power
               Company, a Delaware corporation. Hartwell Independent Power Partners, Inc. owns 1% directly of Hartwell Energy Limited Partnership. Hart County IPP, Inc. owns 49% directly of Hartwell Energy Limited Partnership. Hartwell Power Company owns a de minimus interest in Hartwell Energy Limited Partnership.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $76,560,866
               Guarantee:           Approximately US $2,250,000
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $659,604
               Earnings:            Approximately US $2,257,439

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               The EWG entered into a five-year Operation and Maintenance Agreement with Dynegy Operating Company effective April 8, 1999 to operate, maintain and provide scheduled maintenance and inspections for the EWG's electric generating facility at a fixed fee per year. The fee shall be adjusted annually based on inflation.

     4.8  Heard County Power, L.L.C., Franklin, Georgia

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Heard County Power, L.L.C.
               Address:             Attn: Business Manager
                                    1000 Louisiana
                                    Suite 5800
                                    Houston, TX 77002
               Location:            624 Hawk Road
                                    Franklin, GA  30217
               Facility:            500 MW (nominal) natural gas fired peaking
                                    facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 100% indirectly of Heard County Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Georgia Mercantile Power, Inc., a Delaware corporation. Georgia Mercantile Power, Inc. owns 100% directly of Heard County Power, L.L.C.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $118,866,622
               Guarantee:           Approximately US $186,000,000
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $37,091,231
               Earnings:            None

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               None.

     4.9  Long Beach Generation, LLC, Long Beach, California

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Long Beach Generation LLC
               Address:             Attn: Business Manager
                                    1000 Louisiana
                                    Suite 5800

                                    Houston, TX 77002
               Location:            2665 West Seaside Boulevard Terminal Island
                                    Long Beach, CA 90802
               Facility:            560 MW natural gas fired peaking facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 50% indirectly of Long Beach Generation LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns l00% directly of Long Beach Generation LLC.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $13,248,956
               Guarantee:           Approximately US $94,000,000, subject to set
                                    off rights and reimbursement rights
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $18,390
               Earnings:            Approximately US $5,392,052

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Natural Gas Clearinghouse (now known as Dynegy Marketing and Trade)
               regarding wholesale management and marketing of electrical energy and volume of gas managed for fees based upon percentages of revenues and volumes of energy sales. The EWG entered into a ISDA Master Swap Agreement with Natural Gas Clearinghouse regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into an Administrative Services Agreement with West Coast Power LLC.
               dated June 30, 1999, for business management and accounting services for a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses.

     4.10 Riverside Generating Company, L.L.C., Lawrence County, Kentucky

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Riverside Generating Company, L.L.C.
               Address:             Attn: Business Manager
                                    1000 Louisiana
                                    Suite 5800
                                    Houston, TX 77002
               Location:            Route 2, Box 296
                                    Catlettsburg, KY 41129
               Facility:            500 MW (nominal) natural gas fired peaking
                                    facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 100% indirectly of Riverside Generating Company, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Riverside Generation, Inc., a Delaware corporation. Riverside Generation, Inc. owns 100% directly of Riverside Generating Company, L.L.C.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $121,581,916
               Guarantee:           Approximately US $206,000,000
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $121,581,916
               Earnings:            None

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               None

     4.11 Rockingham Power, L.L.C., Reidsville, North Carolina

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:        Rockingham Power, L.L.C.
               Address:            Attn: Business Manager
                                   1000 Louisiana
                                   Suite 5800
                                   Houston, TX 77002
               Location:           240 Ernest Drive
                                   Reidsville, NC  27320
               Facility:           800 MW (nominal) natural gas and/or fuel-oil
                                   fired peaking facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 100% indirectly of Rockingham Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns

               100% directly of Dry Creek Power, Inc., a Delaware corporation. Dry Creek Power, Inc. owns 100% directly Rockingham Power, L.L.C.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $215,518,176
               Guarantee:           Approximately US $50,450,000
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $47,874,852
               Earnings:            Approximately US $(12,707,099)

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               None

     4.12 Rocky Road Power, LLC, East Dundee, Illinois

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Rocky Road Power, LLC
               Address:             Attn: Business Manager
                                    1000 Louisiana
                                    Suite 5800
                                    Houston, TX 77002
               Location:            1221 Power Drive
                                    East Dundee, IL 60118
               Facility:            350 MW (nominal) natural gas fired peaking
                                    facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 50% indirectly of Rocky Road Power, LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of RRP Company, a Delaware corporation and DPC Colombia-Opon Power Resources Company, a Delaware corporation. RRP Company owns 99% directly of Termo Santander Holding, LLC, a Delaware limited liability company and DPC Colombia-Opon Power Resources Company owns 1% directly of Termo Santander Holding, LLC. Termo Santander Holding, LLC owns 50% directly of Rocky Road Power, LLC.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $83,520,948
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $22,858,469
               Earnings:            Approximately US $8,972,770

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               The EWG entered into a Business Management Agreement with Dynegy Power Management Services, L.P. dated May 24, 1999 to receive certain business management services in exercising the day-to-day management and control of the EWG's affairs and business, as amended by the First Amended and Restated Business Management Agreement dated September 24, 1999 and by the First Amendment to the First Amended and Restated Business Management Agreement dated November 15, 1999, for a certain fee determined for pre-commercial operation date compensation and reimbursement and a second fee for post-commercial operations in a fixed amount per year, seasonally adjusted based upon a gross domestic product price adjustment index. The EWG entered into an Asset Purchase Agreement with Dynegy Engineering, Inc. dated May 24, 1999 to purchase all the contracts that are required in connection with the engineering, procurement and construction of the EWG's natural gas-fired power generation facility at a fixed purchase price. The EWG entered into an Asset Purchase Agreement with Termo Santander Holding Ltd. dated May 24, 1999 to purchase two natural-gas turbines for installation at the EWG's natural gas-fired power generation facility for a fixed purchase price. The EWG entered into an EPC Management Services Agreement with Dynegy Engineering, Inc. dated May 24, 1999 to manage the engineering, procurement, and construction of EWG's natural gas-fired power generation facility for a cost-based purchase price. The EWG entered into an Energy Management Agreement with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc., dated September 27, 1999 for wholesale energy management and marketing services, as amended by Amended and Restated Energy Management Agreement dated November 17, 1999 for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Operation and Maintenance Agreement with Dynegy Operating Company effective October 12, 1999 to receive services for operating, maintaining and providing scheduled maintenance and inspections for the Facility, as amended by the First Amended and Restated Operation and Maintenance Agreement dated November 18, 1999, for a fixed monthly fee and a performance bonus, reviewed and adjusted on an annual basis.

          DMT Holdings, Inc., a Delaware corporation and wholly owned subsidary of Dynegy Holdings, Inc. owned an equity interest in the Indeck North America Power Fund, L.P., a Delaware limited partnership and investment fund, and in the Indeck North American Power Partners, L.P., a Delaware limited partnership (collectively, "INAP"). DMT Holdings, Inc., through its equity interest in INAP, owned a 7.4074 percent interest in Indeck Pepperell Power Associates, Inc. ("Indeck Pepperell") and a six-percent interest in the Harbor Cogeneration Company ("Harbor Cogeneration"). Indeck Pepperell is the owner of a 39 MW gas-fired EWG facility located in Pepperell, Massachusetts. Harbor Cogeneration is the owner of a 79 MW cogeneration EWG facility located in the Wilmington Oil Field Harbor, California. DMT Holdings, Inc. sold its equity interest in INAP to a third party effective January 28, 2000.

     Illinova Generating

     4.13 Aguaytia Energy Del Peru S.R.Ltda, Peru

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Aguaytia Energy Del Peru S.R.Ltda
               Address:             Av. Camino Real 111, Piso
                                    San Isidro
                                    Lima 27, Peru
               Location:            Aguaytia, Peru
               Facility:            155 MW gas-fired  generating plant;  natural
                                    gas field,  gas processing  and  compression
                                    facilities;  430 km of  220 kV  transmission
                                    line;  216  km of  gas  pipeline;  113 km of
                                    natural  gas liquids  pipeline;  and natural
                                    gas   liquids   fractionation   and  storage
                                    facilities.

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 14.72% indirectly of Aguaytia Energy Del Peru S.R. Ltda, a Peru limitada. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Aguaytia Partners, LLC, a Cayman Island limited liability company. IGC Aguaytia Partners, LLC owns 15.78% directly of Aguaytia Energy, LLC, a Cayman LLC. Aguaytia Energy, LLC owns 93.3% directly of Aguaytia Energy Del Peru S.R.Ltda.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    [To be provided by supplement]
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      [To be provided by supplement]
               Earnings:            [To be provided by supplement]

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               None

     4.14 Electric Energy, Inc., Joppa, Illinois

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Electric Energy, Inc.
               Address:             2100 Portland Road
                                    P.O. Box 165
                                    Joppa, IL 62953
               Location:            2100 Portland Road
                                    Joppa, IL 62953
               Facility:            1086 MW coal-fired generating facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 20% indirectly of Electric Energy, Inc, an Illinois corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 20% directly of Electric Energy, Inc.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    [To be provided by supplement]
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      [To be provided by supplement]
               Earnings:            [To be provided by supplement]

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               None

     4.15 Electricidad de Cortes S. de R.L. de C.V., Honduras

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Electricidad de Cortes S. de R.L. de C.V.
               Address:             Nueva Calle Entre Diez y Once Avenidas
                                    Barrio El Farro
                                    Puerto Cortes
                                    Honduras, C.A.
               Location:            Puerto Cortes, Honduras
               Facility:            80 MW heavy fuel oil-fired diesel engine
                                    generating plant

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 21.867% indirectly of Electricidad de Cortes S. de R.L. de C.V., a Honduras corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC ELCO Partnership, LLC, a Cayman Island limited liability company. IGC ELCO Partnership, LLC owns 15.2% directly of Electricidad de Cortes S. de R.L. de C.V. IGC ELCO Partnership, LLC owns 66.8% directly of ELCO Power Investment

               Company LLC, a Cayman Island limited liability company, which owns 10% directly of Electricidad de Cortes S. de R.L. de C.V.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $21,137,122
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $44,226
               Earnings:            Approximately US $2,031,509

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               North  American   Energy  Services   ("NAES"),   a  wholly  owned
               subsidiary of Illinova Generating Company, entered into a subcontract to provide operations and maintenance services for the plant. The subcontract is with a third party that has a contract with the EWG to provide operations and maintenance services for the plant. The operating and maintenance fee paid to NAES under the subcontract is a fixed fee per month. The subcontract also contains provisions for incentive fees based on plant performance parameters.

     4.16 Fideicomiso Fidugan-Termoelectrica Las Flores, et.al, Columbia

          Claimant sold all of its interest in Fideicomiso Fidugan-Termoelectrica Las Flores, Flores II Ltda. & Cia S.C.A. E.S.P., Flores III Ltda. & Cia S.C.A. E.S.P., FIG Leasing International III, Inc. to a third party, effective April 17, 2000. All information included in this Section 4.16 is valid only through the effective date of such sale.

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of FUCo:       Fideicomiso Fidugan-Termoelectrica Las Flores
               Address:            Carrera 7 No. 71-52 Torre A Piso 10
                                   Sante Fe de Bogota, D.C., Colombia

               Name of FUCo:       Flores II Ltda. & Cia S.C.A. E.S.P.
               Address:            Carrera 7 No. 71-52 Torre A Piso 10
                                   Sante Fe de Bogota, D.C., Colombia

               Name of FUCo:       Flores III Ltda. & Cia S.C.A. E.S.P.
               Address:            Carrera 7 No. 71-52 Torre A Piso 10
                                   Sante Fe de Bogota, D.C., Colombia

               Name of FUCo:       FIG Leasing International III, Inc.
               Address:            c/o Maples and Calder
                                   Ugland House, P.O. Box 309
                                   South Church Street, George Town
                                   Grand Cayman, Cayman Islands
               Location:           Barranquilla, Colombia
               Facility:           400 MW natural gas fired generating plant
                                   (Unit 1 is 150 MW, Unit 2 is 100 MW and Unit
                                   3 is 150 MW)

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owned 51% indirectly of Fideicomiso Fidugan-Termoelectrica Las Flores, a Colombia Trust. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Flores Partnership, LLC, a Cayman Island limited liability company and IGC Flores Partnership II, LLC, a Cayman Island limited liability company. IGC Flores Partnership, LLC owns 99% directly and IGC Flores Partnership II, LLC owns 1% directly of Flores Holding Ltda, a Colombian limitada. Flores Holding Ltda owns 51% directly of Fideicomiso Fidugan-Termoelectrica Las Flores.

               Claimant owned 51% indirectly of Flores II Limitada, a Colombia limitada. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Flores Partnership, LLC, a Cayman Island limited liability company and IGC Flores Partnership, II, LLC, a Cayman Island limited liability company. IGC Flores Partnership, LLC owns 99% directly and IGC Flores Partnership II, LLC owns 1% directly of Flores Holding Ltda, a Colombian limitada. Flores Holding Ltda owns 51% directly of Flores II Limitada., a Colombia limitada.

               Claimant owned 51% indirectly of Flores III Limitada, a Colombia limitada. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Flores Partnership, LLC, a Cayman Island limited liability company and IGC Flores Partnership II, LLC, a Cayman Island limited liability company. IGC Flores Partnership, LLC owns 99% directly and IGC Flores Partnership II, LLC owns 1% directly of Flores Holding Ltda, a Colombian limitada. Flores Holding Ltda owns 51% directly of Flores III Limitada.

               Claimant owned 51% indirectly of FIG Leasing International III, Inc., a Cayman Island limited liability company. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating
               Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Flores Partnership,

               LLC, a Cayman Island limited liability company. IGC Flores Partnership, LLC owns 51% directly of FIG Leasing International III, Inc.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    [To be provided by supplement]
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      [To be provided by supplement]
               Earnings:            [To be provided by supplement]

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               Fideicomiso Fidugan-Termoelectrica Las Flores, Flores II Ltda. & Cia S.C.A. E.S.P., and Flores III Ltda. & Cia S.C.A. E.S.P. each have contracts with FIG Equipment, LLC, a Cayman Island limited liability company, for the supply of parts for the turbo-generating equipment.

     4.17 IGC/ERI Pan-Am Thermal Generating Limited, Cayman Islands

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         IGC/ERI Pan-Am Thermal Generating Limited
               Address:             c/o Maples and Calder
                                    Ugland House, P.O. Box 309
                                    South Church Street, George Town
                                    Grand Cayman, Cayman Islands
               Location:            Chorrera, Panama
               Facility:            96 MW heavy fuel oil-fired diesel engine
                                    generating plant

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 50% indirectly of IGC/ERI Pan-Am Thermal Generating Limited, a Cayman Island exempted company with limited liability (with a branch in Panama). Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC Chorrera, LLC, a Cayman Island limited liability company. IGC Chorrera, LLC owns 50% directly of IGC/ERI Pan-Am Thermal Generating Limited.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    [To be provided by supplement]
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      [To be provided by supplement]
               Earnings:            [To be provided by supplement]

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered utility or goods sold and fees or revenues under such agreement(s):

               NAES entered into a contract with the EWG to provide operations and maintenance services. The operating and maintenance fee is a fixed fee per month. The contract also contains provisions for incentive fees based on plant performance parameters.

     4.18 Jamaica Energy Partners, Jamaica

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

               Name of EWG:         Jamaica Energy Partners
               Address:             CDC Building, First Floor
                                    2 Holbom Road
                                    Kingston IO, Jamaica, West Indies
               Location:            Old Harbour Bay, Jamaica
               Facility:            74 MW heavy fuel oil-fired generating plant

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 17.57% indirectly of Jamaica Energy Partners, a Jamaican general partnership. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Jamaica Partnership, LLC, a Cayman Island limited liability company. IGC Jamaica Partnership, LLC, owns 17.75% directly of Dr. Bird Power Company Ltd., a St. Lucia private company, which owns 99% directly of Jamaica Energy Partners.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $16,154,845
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $88,928

               Earnings:            Approximately US $1,359,299

          E. Identify any service, sales or construction contracts) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements):

               NAES entered into a subcontract to provide operations and maintenance services for the plant. The subcontract is with a third party that has a contract with the EWG to provide operations and maintenance services for the plant. The operating and maintenance fee paid to NAES under the subcontract is a fixed fee per month. The subcontract also contains provisions for incentive fees based on plant performance parameters.

     4.19 Midwest Electric Power, Inc., Joppa, Illinois

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Midwest Electric Power, Inc.
               Address:             2100 Portland Road
                                    P.O. Box 165
                                    Joppa, IL 62953
               Location:            2100 Portland Road
                                    Joppa, IL 62953
               Facility:            186 MW (nominal) natural gas peaking
                                    facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 20% indirectly of Midwest Electric Power, Inc, an Illinois corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 20% directly of Electric Energy, Inc., an Illinois corporation. Electric Energy, Inc. owns 100% directly of Midwest Electric Power, Inc.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    [To be provided by supplement]
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      [To be provided by supplement]
               Earnings:            [To be provided by supplement]

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               None

     4.20 Plantas Eolicas S. de R.L., Costa Rica

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of FUCo:        Plantas Eolicas S. de R.L.
               Address:             29th Street, 3rd and 5th Avenues
                                    San Jose, Costa Rica
               Location:            Tilaran, Costa Rica
               Facility:            20 MW wind-powered generating plant

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 100% indirectly of Plantas Eolicas S. de R.L., a Costa Rican limitada. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC (Wind) LLC, a Cayman Island limited liability company. IGC
               (Wind) LLC owns 65% directly and 35% indirectly of Plantas Eolicas S. de R.L. IGC (Wind) LLC owns 99% directly and 1% indirectly of Generacion Eolica, Ltda., a Costa Rican limitada. IGC (Wind) LLC owns 100% directly of Generacion Eolica Trust, a Costa Rican Trust. Generacio Eolica Trust owns 1% directly of Generacion Eolica, Ltda. Generacion Eolica, Ltda. owns 35% directly of Plantas Eolicas S. de R.L.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    [To be provided by supplement]
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      [To be provided by supplement]
               Earnings:            [To be provided by supplement]

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               None

     4.21 Tenaska Frontier Partners, Ltd., Grimes County, Texas

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:      Tenaska Frontier Partners, Ltd.
               Address:          1044 N. II 5th Suite 400 Omaha, NE 68154
               Location:         Grimes County, Texas
               Facility:         830 MW gas-fired generating plant

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 20% indirectly of Tenaska Frontier Partners, Ltd., a Delaware limited partnership. Claimant owns 100% directly of Illinova

               Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Grimes County, Inc., an Illinois corporation and IGC Grimes Frontier, Inc., an Illinois corporation. IGC Grimes County, Inc., owns a 0.2% general partnership interest directly in Tenaska Frontier Partners, Ltd. IGC Grimes Frontier, Inc. owns a 19.8%
               limited partnership interest directly in Tenaska Frontier Partners, Ltd.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $26,955,471
               Guarantee:           None
               Other Obligations:   Approximately US $8,500,000

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $26,747,852
               Earnings:            Approximately US $(970,978)

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               None

     4.22 Uch Power Limited, Pakistan

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Uch Power Limited
               Address:             11, Shahid Plaza, Blue Area
                                    Islamabad, Pakistan
               Location:            Uch, Pakistan
               Facility:            586 MW gas-fired generating plant

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 15.405% indirectly of Uch Power Limited, a Pakistani public limited company. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 99% directly and IGC International II, Inc. owns 1% directly of IGC Uch, LLC, a Cayman Island limited liability company. IGC Uch, LLC owns a 50% equity interest directly in Tenaska-Illinova Generating LLC, a Cayman Island limited liability company, which owns a 98% equity interest directly in Tenaska UPL (L) Corporation, a Malaysian corporation. IGC Uch, LLC also owns a 1% equity interest directly in Tenaska UPL (L) Corporation. Tenaska UPL (L) Corporation owns a 30.34% equity interest directly in UPLHC-1, LDC, a Cayman Island limited duration company and a 30.34 % equity interest directly in UPLHC-2, LDC, a Cayman Island limited duration company. UPLHC- 1, LDC holds a 99% equity interest directly in Uch Power Limited. UPLHC-2, LDC holds a 1% interest directly in Uch Power Limited.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    [To be provided by supplement]
               Guarantee:           Approximately US $7,450,170
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      [To be provided by supplement]
               Earnings:            [To be provided by supplement]

          E. Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

               None

     4.23 Zhejiang Xinchang-IGC Power Co., Ltd., Xinchang County, China

          A.   Name,   location,   business   address  and  description  of  the
               facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

               Name of EWG:         Zhejiang Xinchang-IGC Power Co., Ltd.
               Address:             Daqiao West Road
                                    Xinchang
                                    Zhejiang, P.R.C.
               Location:            Chengguan Town
                                    Xinchang County
                                    Zhejiang, P.R.C.
               Facility:            24 MW coal fired cogeneration facility

          B. Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

               Claimant owns 60% indirectly of Zhejiang Xinchang-IGC Power Co., Ltd., Sino-foreign joint venture. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempt company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC International II, Inc., a Cayman Island exempted company with limited liability and 1% directly of Illinova ZJXC Company, a Mauritius company. IGC International II, Inc. owns 99% directly of Illinova ZJXC Company. Illinova ZJXC Company owns 60% directly of Zhejiang Xinchang-IGC Power Co., Ltd.

          C. Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

               Capital Invested:    Approximately US $47,400,923
               Guarantee:           None
               Other Obligations:   None

          D. Capitalization and earnings of the EWG or foreign utility company during the reporting period:

               Capitalization:      Approximately US $455,263
               Earnings:            Approximately US $(125,650)

          E. Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

               None

          Illinova Generating owned an equity interest in INAP. Illinova Gnerating, through its equity interest in INAP, owned eight-percent interest in Indeck Pepperell and a six-percent interest in Harbor Cogeneration. Illinova Generating sold all of its equity interest in INAP to a third party effective May 11, 2000.



                  [Remainder of page intentionally left blank]

     The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 4th day of April, 2001.


Dynegy Inc.


By: /s/ Lisa Q. Metts
   ------------------------------

Name: Lisa Q. Metts

Title:  Vice President and Assistant General Counsel


CORPORATE SEAL

Attest:

/s/ J. Kevin Blodgett
   ------------------------------


Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


Kenneth E. Randolph
Senior Vice President and General Counsel
1000 Louisiana, Suite 5800
Houston, Texas  77002

                                    EXHIBIT A

         A Consolidating Statement Of Income And Surplus Of The Claimant
          And Its Subsidiary Companies As Of The Close Of Such Calendar
        Year, Together With A Consolidating Balance Sheet Of Claimant And
             Its Subsidiaries As Of The Close Of Such Calendar Year.

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                  ------------------------------------
                                                    Dynegy        Dynegy        NGC
                                                   Marketing    Technology    Storage,
                                                   and Trade   Capital Corp.    Inc.
                                                  ------------------------------------
Revenues                                          $ 12,679,377      $ --      $     --
Costs                                               12,930,340        --            19
                                                  ------------------------------------
     Operating margin                                 (250,962)       --           (19)
General and administrative expenses                     46,216        --            --
Depreciation and amortization                          (29,229)       --         1,559
                                                  ------------------------------------
     Operating income                                 (267,950)       --        (1,578)
Equity in earnings of unconsolidated affiliates          2,525        --            --
Interest Expense                                        71,911        --        32,173
Other Income                                            (6,420)       --           482
Other Expense                                           (8,059)       --          (939)
Minority interest in income of subsidiaries             16,933        --         1,658
                                                  ------------------------------------
     Income (loss) before income taxes                (191,060)       --        31,796
Income tax provision                                   (10,337)       --        33,222
                                                  ------------------------------------
     Net Income (loss)                            $   (180,724)     $ --      $ (1,426)
                                                  ====================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                       ------------------------------------
                                         Dynegy        Dynegy        NGC
                                        Marketing    Technology    Storage,
                                        and Trade   Capital Corp.    Inc.
                                       ------------------------------------
Retained Earnings, Beginning of Year     584,392           0             --
                                       ------------------------------------
Net Income                               189,862          --         (1,426)
                                       ------------------------------------
Cash Dividends Declared                  (86,261)
                                       ------------------------------------
Retained Earnings, End of Year         $ 687,993        $  0        $(1,426)
                                       ====================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                     ------------------------------------
                                                       Dynegy        Dynegy        NGC
                                                      Marketing    Technology    Storage,
                                                      and Trade   Capital Corp.    Inc.
                                                     ------------------------------------
                  Assets
Current Assets
Cash and cash equivalents                               (23,406)        --            --

Accounts receivable, net                              3,401,552         --             0
Inventories                                              (9,436)        --            --
Assets from risk-management activities                2,765,824         --            --
Prepayments and other assets                            (37,183)        --            --
                                                     ------------------------------------
     Total Current Assets                             6,097,352         --             0
                                                     ------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                  --         --            --
Less: accumulated depreciation                               --         --            --
                                                     ------------------------------------
     Net Property, Plant and Equipment                       --         --            --
                                                     ------------------------------------
Other Assets
Investments in consolidated affiliates               (1,963,060)        --            (1)
Investments in unconsolidated affiliates                 24,686         --            --
Intangible assets, net of amortization
Assets from risk-management activities                1,088,706         --            --
Other assets                                         (3,324,778)        --            --
                                                     ------------------------------------
     Net Other Assets                                (4,174,446)        --            (1)
                                                     ------------------------------------
Total Assets                                          1,922,906         --            (0)
                                                     ====================================

                  Liabilities And Equity
Current Liabilities
Accounts Payable                                      2,853,301         (0)        1,426
Accrued liabilities and other                            59,417         --            --
Liabilities from risk-management activities           2,563,565         --            --
Notes payable & current portion of long-term debt            --         --            --
                                                     ------------------------------------
     Total Current Liabilities                        5,476,283         (0)        1,426
                                                     ------------------------------------
Long-Term Liabilities
Long term debt                                       (3,448,957)        --            --
Transitional funding trust notes                             --         --            --
Liabilities from risk-management activities           1,052,841         --            --
Deferred income taxes                                    22,010         --            --
Other long-term liabilities                              63,757         --            --
                                                     ------------------------------------
     Total Liabilities                                3,165,933         (0)        1,426
                                                     ------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                   --         --            --
Equity
Common Stock                                         (1,922,820)        --            (1)
Treasury Stock                                               --         --            --
Other Comprehensive Income                               (8,201)        --            --
Retained Earnings                                       687,993          0        (1,426)
                                                     ------------------------------------
     Total Equity                                    (1,243,028)         0        (1,427)
                                                     ------------------------------------
Total Liabilities & Equity                            1,922,906         --            (0)
                                                     ====================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                    ---------------------------------------
                                                       Dynegy                       Dynegy
                                                       Energy       Illinova        Power
                                                      Services,      Energy       Marketing,
                                                        Inc.        Partners         Inc.
                                                    ---------------------------------------
Revenues                                            $ (55,209)     $  94,913      $  81,081
Costs                                                 (62,476)       102,337        122,945
                                                    ---------------------------------------
     Operating margin                                   7,267         (7,423)       (41,864)
General and administrative expenses                      (285)           307            665
Depreciation and amortization                             794            181          1,273
                                                    ---------------------------------------
     Operating income                                   6,758         (7,911)       (43,803)
Equity in earnings of unconsolidated affiliates            --          2,029             --
Interest Expense                                           --         (2,033)        (3,556)
Other Income                                               --          7,907            482
Other Expense                                             103           (486)          (460)
Minority interest in income of subsidiaries               (96)          (254)          (182)
                                                    ---------------------------------------
     Income (loss) before income taxes                  6,765           (748)       (47,518)
Income tax provision                                       --          2,456         53,983
                                                    ---------------------------------------
     Net Income (loss)                              $   6,765      $  (3,204)     $(101,501)
                                                    =======================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)


                                         -------------------------------------
                                            Dynegy                      Dynegy
                                            Energy      Illinova        Power
                                           Services,     Energy       Marketing,
                                             Inc.       Partners         Inc.
                                         -------------------------------------

Retained Earnings, Beginning of Year            0       (41,598)        93,735

Net Income                                  6,765        (2,888)       (38,465)

Cash Dividends Declared

                                         -------------------------------------
Retained Earnings, End of Year           $  6,765      $(44,487)      $ 55,270
                                         =====================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                    ------------------------------------------
                                                          Dynegy                      Dynegy
                                                          Energy        Illinova      Power
                                                         Services,       Energy     Marketing,
                                                            Inc.        Partners       Inc.
                                                    ------------------------------------------
                      Assets
Current Assets
Cash and cash equivalents                                     --          1,029           (938)
Accounts receivable, net                                    (367)        20,604         15,947
Inventories                                                  (95)           739            154
Assets from risk-management activities                        --            131             --
Prepayments and other assets                                  52            118            357
                                                    ------------------------------------------
     Total Current Assets                                   (410)        22,621         15,520
                                                    ------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                               (5,192)         5,296          1,056
Less: accumulated depreciation                             2,460         (2,555)          (372)
                                                    ------------------------------------------
     Net Property, Plant and Equipment                    (2,731)         2,741            684
                                                    ------------------------------------------
Other Assets
Investments in consolidated affiliates                        --             --             --
Investments in unconsolidated affiliates                  (8,993)         8,993             --
Intangible assets, net of amortization
Assets from risk-management activities                        --             --             --
Other assets                                              24,593         23,121          1,725
                                                    ------------------------------------------
     Net Other Assets                                     15,600         32,114          1,725
                                                    ------------------------------------------
Total Assets                                              12,459         57,476         17,929
                                                    ==========================================

             Liabilities And Equity
Current Liabilities
Accounts Payable                                          (1,435)         3,445        (41,419)
Accrued liabilities and other                              7,353          5,393          1,710
Liabilities from risk-management activities                   --           (123)            --
Notes payable & current portion of long-term debt             --             --             --
                                                    ------------------------------------------
     Total Current Liabilities                             5,918          8,715        (39,709)
                                                    ------------------------------------------
Long-Term Liabilities
Long term debt                                                --         92,932             --
Transitional funding trust notes                              --             --             --
Liabilities from risk-management activities                   --             --             --
Deferred income taxes                                         --             --             --
Other long-term liabilities                                 (225)           315          2,348
                                                    ------------------------------------------
     Total Liabilities                                     5,694        101,961        (37,361)
                                                    ------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                    --             --             --
Equity
Common Stock                                                  --              1             20
Treasury Stock                                                --             --             --
Other Comprehensive Income                                    --             --             --
Retained Earnings                                          6,765        (44,487)        55,270
                                                    ------------------------------------------
     Total Equity                                          6,765        (44,486)        55,290
                                                    ------------------------------------------
Total Liabilities & Equity                                12,459         57,476         17,929
                                                    ==========================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                     -----------------------------------------------
                                                      Dynegy Coal
                                                      Trading and                            Delta
                                                     Transportation,     Dynegy Power        CoGen,
                                                          L.L.C.             Corp.            Inc.
                                                     -----------------------------------------------
Revenues                                                $ (7,358)         $  4,311          $     --
Costs                                                    (57,530)            1,469                --
                                                     -----------------------------------------------
     Operating margin                                     50,172             2,842                --
General and administrative expenses                           --                 0                --
Depreciation and amortization                                 --            (7,855)               --
                                                     -----------------------------------------------
     Operating income                                     50,172            10,696                --
Equity in earnings of unconsolidated affiliates               --            16,917                --
Interest Expense                                              --            (6,014)               --
Other Income                                                  --               693                --
Other Expense                                                 --               (55)               --
Minority interest in income of subsidiaries                   --                --                --
                                                     -----------------------------------------------
     Income (loss) before income taxes                    50,172            22,238                --
Income tax provision                                      10,845                --                --
                                                     -----------------------------------------------
     Net Income (loss)                                  $ 39,327          $ 22,238          $     --
                                                     ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                           ---------------------------------------------
                                            Dynegy Coal
                                            Trading and                           Delta
                                           Transportation,     Dynegy Power       CoGen,
                                                L.L.C.             Corp.           Inc.
                                           ---------------------------------------------
Retained Earnings, Beginning of Year          (23,560)          436,264            3,259

Net Income                                    (10,845)           22,238               --

Cash Dividends Declared                                         (54,709)

                                           ---------------------------------------------
Retained Earnings, End of Year               $(34,405)         $403,794         $  3,259
                                           =============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                         ---------------------------------------------
                                                         Dynegy Coal
                                                         Trading and                           Delta
                                                        Transportation,    Dynegy Power        CoGen,
                                                             L.L.C.            Corp.            Inc.
                                                         ---------------------------------------------
                       Assets
Current Assets
Cash and cash equivalents                                       --                 1                --
Accounts receivable, net                                        --             2,220                --
Inventories                                                     --                --                --
Assets from risk-management activities                          --                --                --
Prepayments and other assets                                    --           (77,388)               --
                                                         ---------------------------------------------
     Total Current Assets                                       --           (75,166)               --
                                                         ---------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                     --                --                --
Less: accumulated depreciation                                  --                --                --
                                                         ---------------------------------------------
     Net Property, Plant and Equipment                          --                --                --
                                                         ---------------------------------------------
Other Assets
Investments in consolidated affiliates                          (2)          136,943                --
Investments in unconsolidated affiliates                        --            65,220                --
Intangible assets, net of amortization
Assets from risk-management activities                          --                --                --
Other assets                                                    --           (14,615)               --
                                                         ---------------------------------------------
     Net Other Assets                                           (2)          187,549                --
                                                         ---------------------------------------------
Total Assets                                                    (2)          112,382                --
                                                         =============================================

                Liabilities And Equity
Current Liabilities
Accounts Payable                                            34,405          (446,432)           (3,260)
Accrued liabilities and other                                   --             6,014                --
Liabilities from risk-management activities                     --                --                --
Notes payable & current portion of long-term debt               --                --                --
                                                         ---------------------------------------------
     Total Current Liabilities                              34,405          (440,418)           (3,260)
                                                         ---------------------------------------------
Long-Term Liabilities
Long term debt                                                  --            42,966                --
Transitional funding trust notes                                --                --                --
Liabilities from risk-management activities                     --                --                --
Deferred income taxes                                           --           (51,130)               --
Other long-term liabilities                                     --                --                --
                                                         ---------------------------------------------
     Total Liabilities                                      34,405          (448,582)           (3,260)
                                                         ---------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                      --                --                --
Equity
Common Stock                                                    (2)          157,171                 0
Treasury Stock                                                  --                --                --
Other Comprehensive Income                                      --                --                --
Retained Earnings                                          (34,405)          403,794             3,259
                                                         ---------------------------------------------
     Total Equity                                          (34,407)          560,964             3,260
                                                         ---------------------------------------------
Total Liabilities & Equity                                      (2)          112,382                --
                                                         =============================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)


                                                        ----------------------------------------
                                                           Dynegy                        Dynegy
                                                           Power                          Power
                                                        Investments,                     Nevada,
                                                            Inc.        RRP Company       Inc.
                                                        ----------------------------------------
Revenues                                                $    --          $    --         $    --
Costs                                                        --               --              --
                                                        ----------------------------------------
     Operating margin                                        --               --              --
General and administrative expenses                          --               --              --
Depreciation and amortization                                --               --              --
                                                        ----------------------------------------
     Operating income                                        --               --              --
Equity in earnings of unconsolidated affiliates              --               --              --
Interest Expense                                             --               --           6,014
Other Income                                                 --           11,534              --
Other Expense                                                (0)              --              --
Minority interest in income of subsidiaries                  --               --              --
                                                        ----------------------------------------
     Income (loss) before income taxes                       (0)          11,534           6,014
Income tax provision                                         --               --              --
                                                        ----------------------------------------
     Net Income (loss)                                  $    (0)         $11,534         $ 6,014
                                                        ========================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)


                                             ----------------------------------------
                                                Dynegy                        Dynegy
                                                Power                          Power
                                             Investments,                     Nevada,
                                                 Inc.       RRP Company        Inc.
                                             ----------------------------------------
Retained Earnings, Beginning of Year              (1)              --              --

Net Income                                        (0)          11,534           6,014

Cash Dividends Declared

                                             ----------------------------------------
Retained Earnings, End of Year               $    (1)         $11,534         $ 6,014
                                             ========================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)


                                                           ----------------------------------------
                                                              Dynegy                        Dynegy
                                                              Power                          Power
                                                           Investments,                     Nevada,
                                                               Inc.       RRP Company        Inc.
                                                           ----------------------------------------
                      Assets
Current Assets
Cash and cash equivalents                                      --               --               --
Accounts receivable, net                                       --               --            6,014
Inventories                                                    --               --               --
Assets from risk-management activities                         --               --               --
Prepayments and other assets                                   --               --               --
                                                           ----------------------------------------
     Total Current Assets                                      --               --            6,014
                                                           ----------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                    --               --               --
Less: accumulated depreciation                                 --               --               --
                                                           ----------------------------------------
     Net Property, Plant and Equipment                         --               --               --
                                                           ----------------------------------------
Other Assets
Investments in consolidated affiliates                         --               --               --
Investments in unconsolidated affiliates                       --               --               --
Intangible assets, net of amortization
Assets from risk-management activities                         --               --               --
Other assets                                                   --               --           42,966
                                                           ----------------------------------------
     Net Other Assets                                          --               --           42,966
                                                           ----------------------------------------
Total Assets                                                   --               --           48,980
                                                           ========================================

             Liabilities And Equity
Current Liabilities
Accounts Payable                                                1          (11,534)              --
Accrued liabilities and other                                  --               --               --
Liabilities from risk-management activities                    --               --               --
Notes payable & current portion of long-term debt              --               --               --
                                                           ----------------------------------------
     Total Current Liabilities                                  1          (11,534)              --
                                                           ----------------------------------------
Long-Term Liabilities
Long term debt                                                 --               --               --
Transitional funding trust notes                               --               --               --
Liabilities from risk-management activities                    --               --               --
Deferred income taxes                                          --               --               --
Other long-term liabilities                                    --               --               --
                                                           ----------------------------------------
     Total Liabilities                                          1          (11,534)              --
                                                           ----------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                     --               --               --
Equity
Common Stock                                                    0               --           42,966
Treasury Stock                                                 --               --               --
Other Comprehensive Income                                     --               --               --
Retained Earnings                                              (1)          11,534            6,014
                                                           ----------------------------------------
     Total Equity                                              (1)          11,534           48,980
                                                           ----------------------------------------
Total Liabilities & Equity                                     --               --           48,980
                                                           ========================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)


                                                        --------------------------------------------
                                                        DPC Power
                                                        Resources
                                                         Holding
                                                         Company          NFI, Inc.       DGPI, Inc.
                                                        --------------------------------------------
Revenues                                                $   (139)         $     --          $     --
Costs                                                         --                --                --
                                                        --------------------------------------------
     Operating margin                                       (139)               --                --
General and administrative expenses                          572                52                --
Depreciation and amortization                                 --                --                --
                                                        --------------------------------------------
     Operating income                                       (711)              (52)               --
Equity in earnings of unconsolidated affiliates               --                --                --
Interest Expense                                           1,323             6,242                --
Other Income                                                  --                --                --
Other Expense                                              1,059           (46,117)           46,117
Minority interest in income of subsidiaries                   --                --                --
                                                        --------------------------------------------
     Income (loss) before income taxes                     1,671           (39,927)           46,117
Income tax provision                                          --                --                --
                                                        --------------------------------------------
     Net Income (loss)                                  $  1,671          $(39,927)         $ 46,117
                                                        ============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                            --------------------------------------------
                                             DPC Power
                                             Resources
                                              Holding
                                              Company          NFI, Inc.      DGPI, Inc.
                                            --------------------------------------------
Retained Earnings, Beginning of Year           19,598           (9,772)               --

Net Income                                      1,810          (39,927)           46,117

Cash Dividends Declared

                                            --------------------------------------------
Retained Earnings, End of Year               $ 21,408         $(49,699)         $ 46,117
                                            ============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)


                                                         --------------------------------------------
                                                         DPC Power
                                                         Resources
                                                          Holding
                                                          Company          NFI, Inc.       DGPI, Inc.
                                                         --------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                       --               --                --
Accounts receivable, net                                       105               --                --
Inventories                                                     --               --                --
Assets from risk-management activities                          --               --                --
Prepayments and other assets                                   141            5,325                --
                                                         --------------------------------------------
     Total Current Assets                                      247            5,325                --
                                                         --------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                     --               --                --
Less: accumulated depreciation                                  --               --                --
                                                         --------------------------------------------
     Net Property, Plant and Equipment                          --               --                --
                                                         --------------------------------------------
Other Assets
Investments in consolidated affiliates                          --               --                --
Investments in unconsolidated affiliates                        --               --                --
Intangible assets, net of amortization
Assets from risk-management activities                          --               --                --
Other assets                                                63,258           78,810                --
                                                         --------------------------------------------
     Net Other Assets                                       63,258           78,810                --
                                                         --------------------------------------------
Total Assets                                                63,505           84,135                --
                                                         ============================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                             6,324            3,637            (6,628)
Accrued liabilities and other                                2,285               --                --
Liabilities from risk-management activities                     --               --                --
Notes payable & current portion of long-term debt               --               --                --
                                                         --------------------------------------------
     Total Current Liabilities                               8,608            3,637            (6,628)
                                                         --------------------------------------------
Long-Term Liabilities
Long term debt                                              33,438           25,587                --
Transitional funding trust notes                                --               --                --
Liabilities from risk-management activities                     --               --                --
Deferred income taxes                                           --               --                --
Other long-term liabilities                                     49          103,861           (39,489)
                                                         --------------------------------------------
     Total Liabilities                                      42,095          133,084           (46,117)
                                                         --------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                      --               --                --
Equity
Common Stock                                                     1              750                --
Treasury Stock                                                  --               --                --
Other Comprehensive Income                                      --               --                --
Retained Earnings                                           21,408          (49,699)           46,117
                                                         --------------------------------------------
     Total Equity                                           21,409          (48,949)           46,117
                                                         --------------------------------------------
Total Liabilities & Equity                                  63,505           84,135                --
                                                         ============================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                        ----------------------------------------------
                                                        DPC Colombia -      Dynegy            Dynegy
                                                          Opon Power        Power             Power
                                                          Resources        Services,        Holding's,
                                                           Company           Inc.              Inc.
                                                        ----------------------------------------------
Revenues                                                $      --         $      --          $      --
Costs                                                          --                 2                 --
                                                        ----------------------------------------------
     Operating margin                                          --                (2)                --
General and administrative expenses                            --                --                 --
Depreciation and amortization                                  --                --                 --
                                                        ----------------------------------------------
     Operating income                                          --                (2)                --
Equity in earnings of unconsolidated affiliates                --                --                 --
Interest Expense                                               --               760                 --
Other Income                                                   --            53,515                 --
Other Expense                                                  --               (32)                --
Minority interest in income of subsidiaries                    --                --                 --
                                                        ----------------------------------------------
     Income (loss) before income taxes                         --            54,241                 --
Income tax provision                                           --                --                 --
                                                        ----------------------------------------------
     Net Income (loss)                                  $      --         $  54,241          $      --
                                                        ==============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                           ---------------------------------------------
                                           DPC Colombia -      Dynegy            Dynegy
                                             Opon Power        Power             Power
                                             Resources        Services,        Holding's,
                                              Company           Inc.              Inc.
                                           ---------------------------------------------
Retained Earnings, Beginning of Year           13,286           95,602          (18,605)

Net Income                                         --           54,241               --

Cash Dividends Declared

                                           ---------------------------------------------
Retained Earnings, End of Year               $ 13,286         $149,843         $(18,605)
                                           =============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                        ----------------------------------------------
                                                        DPC Colombia -      Dynegy            Dynegy
                                                          Opon Power        Power             Power
                                                          Resources        Services,        Holding's,
                                                           Company           Inc.              Inc.
                                                        ----------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                       --                --                --
Accounts receivable, net                                        --             1,371                --
Inventories                                                     --                --                --
Assets from risk-management activities                          --                --                --
Prepayments and other assets                                    --                --                --
                                                        ----------------------------------------------
     Total Current Assets                                       --             1,371                --
                                                        ----------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                     --                --                --
Less: accumulated depreciation                                  --                --                --
                                                        ----------------------------------------------
     Net Property, Plant and Equipment                          --                --                --
                                                        ----------------------------------------------
Other Assets
Investments in consolidated affiliates                          --                --             6,472
Investments in unconsolidated affiliates                        --                --                --
Intangible assets, net of amortization
Assets from risk-management activities                          --                --                --
Other assets                                                    --             6,528                --
                                                        ----------------------------------------------
     Net Other Assets                                           --             6,528             6,472
                                                        ----------------------------------------------
Total Assets                                                    --             7,899             6,472
                                                        ==============================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                           (13,286)         (181,093)           14,251
Accrued liabilities and other                                   --                --                --
Liabilities from risk-management activities                     --                --                --
Notes payable & current portion of long-term debt               --                --                --
                                                        ----------------------------------------------
     Total Current Liabilities                             (13,286)         (181,093)           14,251
                                                        ----------------------------------------------
Long-Term Liabilities
Long term debt                                                  --                --             1,725
Transitional funding trust notes                                --                --                --
Liabilities from risk-management activities                     --                --                --
Deferred income taxes                                           --                --                --
Other long-term liabilities                                     --                --                --
                                                        ----------------------------------------------
     Total Liabilities                                     (13,286)         (181,093)           15,976
                                                        ----------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                      --                --                --
Equity
Common Stock                                                     0            28,106             9,101
Treasury Stock                                                  --                --                --
Other Comprehensive Income                                      --                --                --
Retained Earnings                                           13,286           160,886           (18,605)
                                                        ----------------------------------------------
     Total Equity                                           13,286           188,992            (9,504)
                                                        ----------------------------------------------
Total Liabilities & Equity                                      --             7,899             6,472
                                                        ==============================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                        ---------------------------------------------
                                                        CoGen Power,     Oyster Creek      OCG CoGen,
                                                            Inc.          CoGen, Inc.          Inc.
                                                        ---------------------------------------------
Revenues                                                $      --         $      --         $      --
Costs                                                          --                --                --
                                                        ---------------------------------------------
     Operating margin                                          --                --                --
General and administrative expenses                            --                --                --
Depreciation and amortization                                  --                --                --
                                                        ---------------------------------------------
     Operating income                                          --                --                --
Equity in earnings of unconsolidated affiliates             5,732               117                --
Interest Expense                                               --                --                --
Other Income                                                   --                --                --
Other Expense                                                  --                --                --
Minority interest in income of subsidiaries                    --                --                --
                                                        ---------------------------------------------
     Income (loss) before income taxes                      5,732               117                --
Income tax provision                                           --                --                --
                                                        ---------------------------------------------
     Net Income (loss)                                  $   5,732         $     117         $      --
                                                        =============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)


                                           ------------------------------------------
                                           CoGen Power,     Oyster Creek    OCG CoGen,
                                               Inc.          CoGen, Inc.       Inc.
                                           ------------------------------------------
Retained Earnings, Beginning of Year          14,343             288             (29)

Net Income                                     5,732             117              --

Cash Dividends Declared

                                           ------------------------------------------
Retained Earnings, End of Year               $20,076         $   405         $   (29)
                                           ==========================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                        -----------------------------------------
                                                        CoGen Power,   Oyster Creek    OCG CoGen,
                                                            Inc.        CoGen, Inc.       Inc.
                                                        -----------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                      --              --              --
Accounts receivable, net                                       --              --              --
Inventories                                                    --              --              --
Assets from risk-management activities                         --              --              --
Prepayments and other assets                                   --              --              --
                                                        -----------------------------------------
     Total Current Assets                                      --              --              --
                                                        -----------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                    --              --              --
Less: accumulated depreciation                                 --              --              --
                                                        -----------------------------------------
     Net Property, Plant and Equipment                         --              --              --
                                                        -----------------------------------------
Other Assets
Investments in consolidated affiliates                         --              --              --
Investments in unconsolidated affiliates                   25,465             520              --
Intangible assets, net of amortization
Assets from risk-management activities                         --              --              --
Other assets                                                   --              --              --
                                                        -----------------------------------------
     Net Other Assets                                      25,465             520              --
                                                        -----------------------------------------
Total Assets                                               25,465             520              --
                                                        =========================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                            5,389             114              28
Accrued liabilities and other                                  --              --              --
Liabilities from risk-management activities                    --              --              --
Notes payable & current portion of long-term debt              --              --              --
                                                        -----------------------------------------
     Total Current Liabilities                              5,389             114              28
                                                        -----------------------------------------
Long-Term Liabilities
Long term debt                                                 --              --              --
Transitional funding trust notes                               --              --              --
Liabilities from risk-management activities                    --              --              --
Deferred income taxes                                          --              --              --
Other long-term liabilities                                    --              --              --
                                                        -----------------------------------------
     Total Liabilities                                      5,389             114              28
                                                        -----------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                     --              --              --
Equity
Common Stock                                                    0               0               0
Treasury Stock                                                 --              --              --
Other Comprehensive Income                                     --              --              --
Retained Earnings                                          20,076             405             (29)
                                                        -----------------------------------------
     Total Equity                                          20,076             405             (28)
                                                        -----------------------------------------
Total Liabilities & Equity                                 25,465             520              --
                                                        =========================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                      --------------------------------------------------
                                                                                             Hartwell
                                                                                           Independent
                                                      Michigan CoGen,   Michigan Power,  Power Partners,
                                                            Inc.              Inc.             Inc.
                                                      --------------------------------------------------
Revenues                                                   $    --            $    --            $    --
Costs                                                           --                 --                  9
                                                      --------------------------------------------------
     Operating margin                                           --                 --                 (9)
General and administrative expenses                             --                 --                 --
Depreciation and amortization                                   --                 --                 --
                                                      --------------------------------------------------
     Operating income                                           --                 --                 (9)
Equity in earnings of unconsolidated affiliates                144                 43              2,090
Interest Expense                                                --                 --                 --
Other Income                                                    --                 --                 --
Other Expense                                                   --                 --                 --
Minority interest in income of subsidiaries                     --                 --                 --
                                                      --------------------------------------------------
     Income (loss) before income taxes                         144                 43              2,081
Income tax provision                                            --                 --                 --
                                                      --------------------------------------------------
     Net Income (loss)                                     $   144            $    43            $ 2,081
                                                      ==================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                             --------------------------------------------------
                                                                                    Hartwell
                                                                                  Independent
                                             Michigan CoGen,   Michigan Power,  Power Partners,
                                                   Inc.              Inc.             Inc.
                                             --------------------------------------------------
Retained Earnings, Beginning of Year              3,583                319             15,687

Net Income                                          144                 43              2,081

Cash Dividends Declared

                                             --------------------------------------------------
Retained Earnings, End of Year                  $ 3,727            $   362            $17,768
                                             ==================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                          --------------------------------------------------
                                                                                                 Hartwell
                                                                                               Independent
                                                          Michigan CoGen,   Michigan Power,  Power Partners,
                                                                Inc.              Inc.             Inc.
                                                          --------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                         --                  --                  --
Accounts receivable, net                                          --                  --                  --
Inventories                                                       --                  --                  --
Assets from risk-management activities                            --                  --                  --
Prepayments and other assets                                      --                  --                   6
                                                          --------------------------------------------------
     Total Current Assets                                         --                  --                   6
                                                          --------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                       --                  --                  --
Less: accumulated depreciation                                    --                  --                  --
                                                          --------------------------------------------------
     Net Property, Plant and Equipment                            --                  --                  --
                                                          --------------------------------------------------
Other Assets
Investments in consolidated affiliates                            --                  --                  --
Investments in unconsolidated affiliates                         164                 142               6,975
Intangible assets, net of amortization
Assets from risk-management activities                            --                  --                  --
Other assets                                                      --                  --                  --
                                                          --------------------------------------------------
     Net Other Assets                                            164                 142               6,975
                                                          --------------------------------------------------
Total Assets                                                     164                 142               6,981
                                                          ==================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                              (3,563)               (219)            (10,787)
Accrued liabilities and other                                     --                  --                  --
Liabilities from risk-management activities                       --                  --                  --
Notes payable & current portion of long-term debt                 --                  --                  --
                                                          --------------------------------------------------
     Total Current Liabilities                                (3,563)               (219)            (10,787)
                                                          --------------------------------------------------
Long-Term Liabilities
Long term debt                                                    --                  --                  --
Transitional funding trust notes                                  --                  --                  --
Liabilities from risk-management activities                       --                  --                  --
Deferred income taxes                                             --                  --                  --
Other long-term liabilities                                       --                  --                  --
                                                          --------------------------------------------------
     Total Liabilities                                        (3,563)               (219)            (10,787)
                                                          --------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                        --                  --                  --
Equity
Common Stock                                                       0                   0                   0
Treasury Stock                                                    --                  --                  --
Other Comprehensive Income                                        --                  --                  --
Retained Earnings                                              3,727                 362              17,768
                                                          --------------------------------------------------
     Total Equity                                              3,727                 362              17,768
                                                          --------------------------------------------------
Total Liabilities & Equity                                       164                 142               6,981
                                                          ==================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           --------------------------------------------------------
                                                                                                           Black
                                                            Hart County           James River             Mountain
                                                             IPP, Inc.            Energy Corp.          CoGen, Inc.
                                                           --------------------------------------------------------
Revenues                                                   $       --             $       --             $       --
Costs                                                              19                     28                     --
                                                           --------------------------------------------------------
     Operating margin                                             (19)                   (28)                    --
General and administrative expenses                                --                     --                     --
Depreciation and amortization                                      --                     --                     --
                                                           --------------------------------------------------------
     Operating income                                             (19)                   (28)                    --
Equity in earnings of unconsolidated affiliates                 2,197                  2,214                     --
Interest Expense                                                   --                     --                     --
Other Income                                                       --                     --                     --
Other Expense                                                      --                     --                     --
Minority interest in income of subsidiaries                        --                     --                     --
                                                           --------------------------------------------------------
     Income (loss) before income taxes                          2,178                  2,186                     --
Income tax provision                                               --                     --                     --
                                                           --------------------------------------------------------
     Net Income (loss)                                     $    2,178             $    2,186             $       --
                                                           ========================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ------------------------------------------------------
                                                                                               Black
                                                 Hart County           James River            Mountain
                                                  IPP, Inc.            Energy Corp.         CoGen, Inc.
                                                ------------------------------------------------------
Retained Earnings, Beginning of Year                10,803                16,224                    (1)

Net Income                                           2,178                 2,186                    --

Cash Dividends Declared

                                                ------------------------------------------------------
Retained Earnings, End of Year                  $   12,981            $   18,410            $       (1)
                                                ======================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             --------------------------------------------------------
                                                                                                             Black
                                                              Hart County           James River             Mountain
                                                               IPP, Inc.            Energy Corp.          CoGen, Inc.
                                                             --------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                     --                     --
Accounts receivable, net                                             --                     --                     --
Inventories                                                          --                     --                     --
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                          8                      5                     --
                                                             --------------------------------------------------------
     Total Current Assets                                             8                      5                     --
                                                             --------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                     --                     --
Less: accumulated depreciation                                       --                     --                     --
                                                             --------------------------------------------------------
     Net Property, Plant and Equipment                               --                     --                     --
                                                             --------------------------------------------------------
Other Assets
Investments in consolidated affiliates                               --                     --                215,518
Investments in unconsolidated affiliates                         12,312                 17,272                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                         --                     --                     --
                                                             --------------------------------------------------------
     Net Other Assets                                            12,312                 17,272                215,518
                                                             --------------------------------------------------------
Total Assets                                                     12,320                 17,277                215,518
                                                             ========================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                   (660)                (1,133)               215,519
Accrued liabilities and other                                        --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                             --------------------------------------------------------
     Total Current Liabilities                                     (660)                (1,133)               215,519
                                                             --------------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --                     --                     --
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                                --                     --                     --
Other long-term liabilities                                          --                     --                     --
                                                             --------------------------------------------------------
     Total Liabilities                                             (660)                (1,133)               215,519
                                                             --------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                          0                      0                      0
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                           --                     --                     --
Retained Earnings                                                12,981                 18,410                     (1)
                                                             --------------------------------------------------------
     Total Equity                                                12,981                 18,410                     (1)
                                                             --------------------------------------------------------
Total Liabilities & Equity                                       12,320                 17,277                215,518
                                                             ========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ------------------------------------------------------
                                                                                                        Michigan
                                                                                                         Power
                                                             Dry Creek           Port Arthur           Holdings,
                                                            Power, Inc.          CoGen, Inc.              Inc.
                                                           ------------------------------------------------------
Revenues                                                   $       --            $       --            $       --
Costs                                                              --                    --                    --
                                                           ------------------------------------------------------
     Operating margin                                              --                    --                    --
General and administrative expenses                                --                    --                    --
Depreciation and amortization                                      --                    --                    --
                                                           ------------------------------------------------------
     Operating income                                              --                    --                    --
Equity in earnings of unconsolidated affiliates                    --                    --                    --
Interest Expense                                                   --                    --                    --
Other Income                                                       --                    --                    --
Other Expense                                                      --                    --                    --
Minority interest in income of subsidiaries                        --                    --                    --
                                                           ------------------------------------------------------
     Income (loss) before income taxes                             --                    --                    --
Income tax provision                                               --                    --                    --
                                                           ------------------------------------------------------
     Net Income (loss)                                     $       --            $       --            $       --
                                                           ======================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -------------------------------------------------------
                                                                                              Michigan
                                                                                                Power
                                                  Dry Creek            Port Arthur            Holdings,
                                                 Power, Inc.           CoGen, Inc.               Inc.
                                                -------------------------------------------------------
Retained Earnings, Beginning of Year                   (81)                     2                    (0)

Net Income                                              --                     --                    --

Cash Dividends Declared

                                                -------------------------------------------------------
Retained Earnings, End of Year                  $      (81)            $        2            $       (0)
                                                =======================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                            ------------------------------------------------------
                                                                                                         Michigan
                                                                                                          Power
                                                              Dry Creek           Port Arthur           Holdings,
                                                             Power, Inc.          CoGen, Inc.              Inc.
                                                            ------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                    --                    --
Accounts receivable, net                                            --                    --                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        --                    --                    --
                                                            ------------------------------------------------------
     Total Current Assets                                           --                    --                    --
                                                            ------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                    --
Less: accumulated depreciation                                      --                    --                    --
                                                            ------------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                    --
                                                            ------------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                    --
Investments in unconsolidated affiliates                            --                    --                    10
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                    --
                                                            ------------------------------------------------------
     Net Other Assets                                               --                    --                    10
                                                            ------------------------------------------------------
Total Assets                                                        --                    --                    10
                                                            ======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                    81                    (2)                    9
Accrued liabilities and other                                       --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                            ------------------------------------------------------
     Total Current Liabilities                                      81                    (2)                    9
                                                            ------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                            ------------------------------------------------------
     Total Liabilities                                              81                    (2)                    9
                                                            ------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                         0                    --                     1
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                                  (81)                    2                    (0)
                                                            ------------------------------------------------------
     Total Equity                                                  (81)                    2                     1
                                                            ------------------------------------------------------
Total Liabilities & Equity                                          --                    --                    10
                                                            ======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ---------------------------------------------------
                                                                                                      Dynegy
                                                           Hartwell Power      Dynegy Latin           Brazil,
                                                              Company          America, Inc.            Inc.
                                                           ---------------------------------------------------
Revenues                                                   $      --            $      --            $      --
Costs                                                             --                   --                   --
                                                           ---------------------------------------------------
     Operating margin                                             --                   --                   --
General and administrative expenses                               --                   --                   --
Depreciation and amortization                                     --                   --                   --
                                                           ---------------------------------------------------
     Operating income                                             --                   --                   --
Equity in earnings of unconsolidated affiliates                   --                   --                   --
Interest Expense                                                  --                   --                   --
Other Income                                                      --                   --                   --
Other Expense                                                     --                   --                   --
Minority interest in income of subsidiaries                       --                   --                   --
                                                           ---------------------------------------------------
     Income (loss) before income taxes                            --                   --                   --
Income tax provision                                              --                   --                   --
                                                           ---------------------------------------------------
     Net Income (loss)                                     $      --            $      --            $      --
                                                           ===================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ---------------------------------------------------
                                                                                           Dynegy
                                                Hartwell Power     Dynegy Latin            Brazil,
                                                   Company         America, Inc.             Inc.
                                                ---------------------------------------------------
Retained Earnings, Beginning of Year                   --                   --                   --

Net Income                                             --                   --                   --

Cash Dividends Declared

                                                ---------------------------------------------------
Retained Earnings, End of Year                  $      --            $      --            $      --
                                                ===================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                               ------------------------------------------------------
                                                                                                             Dynegy
                                                               Hartwell Power       Dynegy Latin             Brazil,
                                                                   Company          America, Inc.              Inc.
                                                               ------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                              --                    --                    --
Accounts receivable, net                                               --                    --                    --
Inventories                                                            --                    --                    --
Assets from risk-management activities                                 --                    --                    --
Prepayments and other assets                                           --                    --                    --
                                                               ------------------------------------------------------
     Total Current Assets                                              --                    --                    --
                                                               ------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                            --                    --                    --
Less: accumulated depreciation                                         --                    --                    --
                                                               ------------------------------------------------------
     Net Property, Plant and Equipment                                 --                    --                    --
                                                               ------------------------------------------------------
Other Assets
Investments in consolidated affiliates                                 --                    --                    --
Investments in unconsolidated affiliates                               --                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                                 --                    --                    --
Other assets                                                           --                    --                    --
                                                               ------------------------------------------------------
     Net Other Assets                                                  --                    --                    --
                                                               ------------------------------------------------------
Total Assets                                                           --                    --                    --
                                                               ======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                       (1)                   (1)                   (1)
Accrued liabilities and other                                          --                    --                    --
Liabilities from risk-management activities                            --                    --                    --
Notes payable & current portion of long-term debt                      --                    --                    --
                                                               ------------------------------------------------------
     Total Current Liabilities                                         (1)                   (1)                   (1)
                                                               ------------------------------------------------------
Long-Term Liabilities
Long term debt                                                         --                    --                    --
Transitional funding trust notes                                       --                    --                    --
Liabilities from risk-management activities                            --                    --                    --
Deferred income taxes                                                  --                    --                    --
Other long-term liabilities                                            --                    --                    --
                                                               ------------------------------------------------------
     Total Liabilities                                                 (1)                   (1)                   (1)
                                                               ------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                             --                    --                    --
Equity
Common Stock                                                            1                     1                     1
Treasury Stock                                                         --                    --                    --
Other Comprehensive Income                                             --                    --                    --
Retained Earnings                                                      --                    --                    --
                                                               ------------------------------------------------------
     Total Equity                                                       1                     1                     1
                                                               ------------------------------------------------------
Total Liabilities & Equity                                             --                    --                    --
                                                               ======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)


                                                           ------------------------------------------------------
                                                            Dynegy South
                                                              America                                    Dynegy
                                                            Development,          CEC Prime,          Management,
                                                                Inc.                 Inc.                 Inc.
                                                           ------------------------------------------------------
Revenues                                                   $       --            $       --            $       --
Costs                                                              --                    --                    --
                                                           ------------------------------------------------------
     Operating margin                                              --                    --                    --
General and administrative expenses                                --                    --                    --
Depreciation and amortization                                      --                    --                    --
                                                           ------------------------------------------------------
     Operating income                                              --                    --                    --
Equity in earnings of unconsolidated affiliates                    --                    --                    --
Interest Expense                                                   --                 2,386                    --
Other Income                                                       --                    --                    --
Other Expense                                                      --                    --                    --
Minority interest in income of subsidiaries                        --                    --                    --
                                                           ------------------------------------------------------
     Income (loss) before income taxes                             --                 2,386                    --
Income tax provision                                               --                    --                    --
                                                           ------------------------------------------------------
     Net Income (loss)                                     $       --            $    2,386            $       --
                                                           ======================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                Dynegy South
                                                  America                                    Dynegy
                                                Development,          CEC Prime,          Management,
                                                    Inc.                 Inc.                 Inc.
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year                   (6)                1,815               (1,645)

Net Income                                             --                 2,386                   --

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $      (6)            $   4,201            $  (1,645)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                           ------------------------------------------------------
                                                            Dynegy South
                                                              America                                    Dynegy
                                                            Development,          CEC Prime,          Management,
                                                                Inc.                 Inc.                 Inc.
                                                           ------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           20                    --                   --
Accounts receivable, net                                            --                 1,663                   --
Inventories                                                         --                    --                   --
Assets from risk-management activities                              --                    --                   --
Prepayments and other assets                                        --                    --                   --
                                                           ------------------------------------------------------
     Total Current Assets                                           20                 1,663                   --
                                                           ------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                   --
Less: accumulated depreciation                                      --                    --                   --
                                                           ------------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                   --
                                                           ------------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                   --
Investments in unconsolidated affiliates                            --                    --                   --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                   --
Other assets                                                        --                34,871                   --
                                                           ------------------------------------------------------
     Net Other Assets                                               --                34,871                   --
                                                           ------------------------------------------------------
Total Assets                                                        20                36,533                   --
                                                           ======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                    25                32,331                1,644
Accrued liabilities and other                                       --                    --                   --
Liabilities from risk-management activities                         --                    --                   --
Notes payable & current portion of long-term debt                   --                    --                   --
                                                           ------------------------------------------------------
     Total Current Liabilities                                      25                32,331                1,644
                                                           ------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                   --
Transitional funding trust notes                                    --                    --                   --
Liabilities from risk-management activities                         --                    --                   --
Deferred income taxes                                               --                    --                   --
Other long-term liabilities                                         --                    --                   --
                                                           ------------------------------------------------------
     Total Liabilities                                              25                32,331                1,644
                                                           ------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                   --
Equity
Common Stock                                                        --                     1                    1
Treasury Stock                                                      --                    --                   --
Other Comprehensive Income                                          --                    --                   --
Retained Earnings                                                   (6)                4,201               (1,645)
                                                           ------------------------------------------------------
     Total Equity                                                   (6)                4,202               (1,644)
                                                           ------------------------------------------------------
Total Liabilities & Equity                                          20                36,533                   --
                                                           ======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                              Termo
                                                            Santander
                                                             Holding             Calcasieu             Parish
                                                              L.L.C.            Power, Inc.         Power, Inc.
                                                           ----------------------------------------------------
Revenues                                                   $      --             $      --            $      --
Costs                                                             --                    --                    5
                                                           ----------------------------------------------------
     Operating margin                                             --                    --                   (5)
General and administrative expenses                               --                    --                    0
Depreciation and amortization                                     --                    --                   --
                                                           ----------------------------------------------------
     Operating income                                             --                    --                   (5)
Equity in earnings of unconsolidated affiliates                   --                    --                   --
Interest Expense                                                  --                    --                   --
Other Income                                                      --                    --                   --
Other Expense                                                     (0)                   --                   --
Minority interest in income of subsidiaries                       --                    --                   --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                            (0)                   --                   (5)
Income tax provision                                              --                    --                   --
                                                           ----------------------------------------------------
     Net Income (loss)                                     $      (0)            $      --            $      (5)
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                   Termo
                                                 Santander
                                                  Holding             Calcasieu             Parish
                                                   L.L.C.            Power, Inc.         Power, Inc.
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year                   --                    --                   --

Net Income                                             (0)                   --                   (5)

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $      (0)            $      --            $      (5)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             ----------------------------------------------------
                                                                Termo
                                                              Santander
                                                               Holding             Calcasieu             Parish
                                                                L.L.C.            Power, Inc.         Power, Inc.
                                                             ----------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                         (508)                   --                    5
Accounts receivable, net                                        (2,981)                   --                   --
Inventories                                                         --                    --                   --
Assets from risk-management activities                              --                    --                   --
Prepayments and other assets                                     1,060                    --                   --
                                                             ----------------------------------------------------
     Total Current Assets                                       (2,429)                   --                    5
                                                             ----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                   --
Less: accumulated depreciation                                      --                    --                   --
                                                             ----------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                   --
                                                             ----------------------------------------------------
Other Assets
Investments in consolidated affiliates                          10,915                   110                   --
Investments in unconsolidated affiliates                            --                    --                   --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                   --
Other assets                                                        --                    --                   --
                                                             ----------------------------------------------------
     Net Other Assets                                           10,915                   110                   --
                                                             ----------------------------------------------------
Total Assets                                                     8,486                   110                    5
                                                             ====================================================

Liabilities And Equity
Current Liabilities
Accounts Payable                                                 8,486                   110                   10
Accrued liabilities and other                                       --                    --                   --
Liabilities from risk-management activities                         --                    --                   --
Notes payable & current portion of long-term debt                   --                    --                   --
                                                             ----------------------------------------------------
     Total Current Liabilities                                   8,486                   110                   10
                                                             ----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                   --
Transitional funding trust notes                                    --                    --                   --
Liabilities from risk-management activities                         --                    --                   --
Deferred income taxes                                               --                    --                   --
Other long-term liabilities                                         --                    --                   --
                                                             ----------------------------------------------------
     Total Liabilities                                           8,486                   110                   10
                                                             ----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                   --
Equity
Common Stock                                                        --                    --                   --
Treasury Stock                                                      --                    --                   --
Other Comprehensive Income                                          --                    --                   --
Retained Earnings                                                   (0)                   --                   (5)
                                                             ----------------------------------------------------
     Total Equity                                                   (0)                   --                   (5)
                                                             ----------------------------------------------------
Total Liabilities & Equity                                       8,486                   110                    5
                                                             ====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                           Dynegy Texas        Dynegy Power             Dynegy
                                                            Industrial          Management           Engineering,
                                                           Power I, Inc.       Services, L.P.             Inc.
                                                           -----------------------------------------------------
Revenues                                                   $      --             $      --             $ 112,973
Costs                                                              4                    --               176,477
                                                           -----------------------------------------------------
     Operating margin                                             (4)                   --               (63,504)
General and administrative expenses                                0                 2,984                    --
Depreciation and amortization                                     --                    --                 1,446
                                                           -----------------------------------------------------
     Operating income                                             (4)               (2,984)              (64,949)
Equity in earnings of unconsolidated affiliates                   --                    --                    --
Interest Expense                                                  --                    --                (6,686)
Other Income                                                      --                    --                    --
Other Expense                                                     --                    (0)                   (0)
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                            (4)               (2,984)              (71,636)
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $      (4)            $  (2,984)            $ (71,636)
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                  Dynegy Texas       Dynegy Power            Dynegy
                                                   Industrial         Management          Engineering,
                                                  Power I, Inc.      Services, L.P.            Inc.
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                   (0)               41,222               (16,000)

Net Income                                             (4)               (2,984)               29,888

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $      (5)            $  38,238             $  13,888
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             -----------------------------------------------------
                                                             Dynegy Texas        Dynegy Power             Dynegy
                                                              Industrial          Management           Engineering,
                                                             Power I, Inc.       Services, L.P.             Inc.
                                                             -----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            6                    --                    (9)
Accounts receivable, net                                            --                64,710                11,837
Inventories                                                         --                    --                 7,691
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        --                   (39)                5,824
                                                             -----------------------------------------------------
     Total Current Assets                                            6                64,672                25,343
                                                             -----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                47,133
Less: accumulated depreciation                                      --                    --               (10,182)
                                                             -----------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                36,951
                                                             -----------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                    --
Investments in unconsolidated affiliates                            --                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                    --
                                                             -----------------------------------------------------
     Net Other Assets                                               --                    --                    --
                                                             -----------------------------------------------------
Total Assets                                                         6                64,672                62,294
                                                             =====================================================

Liabilities And Equity
Current Liabilities
Accounts Payable                                                    10                26,432               (62,603)
Accrued liabilities and other                                       --                    --                13,051
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                             -----------------------------------------------------
     Total Current Liabilities                                      10                26,432               (49,552)
                                                             -----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                98,129
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                (7,254)
                                                             -----------------------------------------------------
     Total Liabilities                                              10                26,432                41,322
                                                             -----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                        --                     1                 7,083
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                                   (5)               38,238                13,888
                                                             -----------------------------------------------------
     Total Equity                                                   (5)               38,239                20,971
                                                             -----------------------------------------------------
Total Liabilities & Equity                                           6                64,672                62,294
                                                             =====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                              CoGen            Gasification
                                                            Lyondell,           Services,           CoGen Power,
                                                               Inc.                Inc.                 L.P.
                                                           -----------------------------------------------------
Revenues                                                   $       0             $  11,494             $      --
Costs                                                             (0)                2,401                    --
                                                           -----------------------------------------------------
     Operating margin                                              0                 9,094                    --
General and administrative expenses                                0                    --                    --
Depreciation and amortization                                     (0)                    3                    --
                                                           -----------------------------------------------------
     Operating income                                              0                 9,091                    --
Equity in earnings of unconsolidated affiliates                   --                    --                    --
Interest Expense                                                  --                  (760)                    0
Other Income                                                   1,600                    --                    (0)
Other Expense                                                      1                     0                    --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                         1,601                 8,331                    --
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $   1,601             $   8,331             $      --
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                   CoGen             Gasification
                                                  Lyondell,            Services,        CoGen Power,
                                                    Inc.                 Inc.               L.P.
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year               47,057               (5,221)                   --

Net Income                                          1,601                8,331                    --

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $  48,658            $   3,110             $      --
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             -----------------------------------------------------
                                                                CoGen            Gasification
                                                              Lyondell,           Services,           CoGen Power,
                                                                 Inc.                Inc.                 L.P.
                                                             -----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                    (2)                   --
Accounts receivable, net                                         1,621                    --                    --
Inventories                                                         --                   316                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        (0)                   --                    --
                                                             -----------------------------------------------------
     Total Current Assets                                        1,621                   314                    --
                                                             -----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         (0)                   27                    --
Less: accumulated depreciation                                       0                    (3)                   --
                                                             -----------------------------------------------------
     Net Property, Plant and Equipment                               0                    24                    --
                                                             -----------------------------------------------------
Other Assets
Investments in consolidated affiliates                           1,383                    --                    --
Investments in unconsolidated affiliates                            --                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                         0                    --                    --
                                                             -----------------------------------------------------
     Net Other Assets                                            1,383                    --                    --
                                                             -----------------------------------------------------
Total Assets                                                     3,004                   339                    --
                                                             =====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                               (53,173)              (18,473)                   --
Accrued liabilities and other                                       (0)                1,888                    --
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                   814                    --
                                                             -----------------------------------------------------
     Total Current Liabilities                                 (53,173)              (15,770)                   --
                                                             -----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                 6,528                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                      7,085                    --                    --
                                                             -----------------------------------------------------
     Total Liabilities                                         (46,087)               (9,243)                   --
                                                             -----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                       434                 9,436                    --
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                               48,658                   145                    --
                                                             -----------------------------------------------------
     Total Equity                                               49,092                 9,581                    --
                                                             -----------------------------------------------------
Total Liabilities & Equity                                       3,004                   339                    --
                                                             =====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                  Riverside
                                                              Heard               Generating
                                                              County               Company,           Calcasieu
                                                            Power, LLC              L.L.C.            Power, LLC
                                                           -----------------------------------------------------
Revenues                                                   $      --             $   1,196             $  23,172
Costs                                                             --                11,899                50,421
                                                           -----------------------------------------------------
     Operating margin                                             --               (10,703)              (27,248)
General and administrative expenses                               --                    --                    --
Depreciation and amortization                                     --                   825                 2,535
                                                           -----------------------------------------------------
     Operating income                                             --               (11,528)              (29,783)
Equity in earnings of unconsolidated affiliates                   --                    --                    --
Interest Expense                                                  --                (2,579)                   --
Other Income                                                      --                    --                    --
Other Expense                                                     (0)                   --                    --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                            (0)              (14,107)              (29,783)
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $      (0)            $ (14,107)            $ (29,783)
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                       Riverside
                                                    Heard              Generating
                                                    County              Company,           Calcasieu
                                                  Power, LLC             L.L.C.            Power, LLC
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                   --                    --                     0

Net Income                                             (0)               (1,375)              (12,707)

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $      (0)            $  (1,375)            $ (12,707)
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             -----------------------------------------------------
                                                                                    Riverside
                                                                Heard               Generating
                                                                County               Company,           Calcasieu
                                                              Power, LLC              L.L.C.            Power, LLC
                                                             -----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           (4)                  (28)                  (28)
Accounts receivable, net                                        (3,507)                1,291                 2,698
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                       943                    81                   146
                                                             -----------------------------------------------------
     Total Current Assets                                       (2,568)                1,344                 2,816
                                                             -----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                55,140               215,518
Less: accumulated depreciation                                      --                  (825)               (2,535)
                                                             -----------------------------------------------------
     Net Property, Plant and Equipment                              --                54,314               212,984
                                                             -----------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                    --
Investments in unconsolidated affiliates                            --                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                    --
                                                             -----------------------------------------------------
     Net Other Assets                                               --                    --                    --
                                                             -----------------------------------------------------
Total Assets                                                    (2,568)               55,659               215,800
                                                             =====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                (2,568)               (1,335)               10,563
Accrued liabilities and other                                       --                 3,244                 2,426
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                             -----------------------------------------------------
     Total Current Liabilities                                  (2,568)                1,909                12,989
                                                             -----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                44,100                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                             -----------------------------------------------------
     Total Liabilities                                          (2,568)               46,009                12,989
                                                             -----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                        --                11,025               215,518
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                                   (0)               (1,375)              (12,707)
                                                             -----------------------------------------------------
     Total Equity                                                   (0)                9,650               202,811
                                                             -----------------------------------------------------
Total Liabilities & Equity                                      (2,568)               55,659               215,800
                                                             =====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                                   Dynegy Parts
                                                                                  Dynegy               and
                                                           Rockingham           Operating           Technical
                                                           Power, LLC            Company          Services, Inc.
                                                           -----------------------------------------------------
Revenues                                                   $      --             $   3,956             $ 579,320
Costs                                                             --                 2,741               398,762
                                                           -----------------------------------------------------
     Operating margin                                             --                 1,215               180,557
General and administrative expenses                               --                    --                20,240
Depreciation and amortization                                  2,558                    47                80,284
                                                           -----------------------------------------------------
     Operating income                                         (2,558)                1,168                80,033
Equity in earnings of unconsolidated affiliates                   --                    --                    --
Interest Expense                                              29,095                    --              (215,460)
Other Income                                                   1,373                    23                   198
Other Expense                                                   (103)                   (0)               (3,509)
Minority interest in income of subsidiaries                   (3,717)                   --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                        24,089                 1,190              (138,739)
Income tax provision                                          81,673                    --                  (455)
                                                           -----------------------------------------------------
     Net Income (loss)                                     $ (57,584)            $   1,190             $(138,284)
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                                                       Dynegy Parts
                                                                        Dynegy             and
                                                Rockingham            Operating         Technical
                                                Power, LLC             Company        Services, Inc.
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year              (33,613)                2,640                1,286

Net Income                                        (57,584)                1,453              (14,340)

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $ (91,197)            $   4,093            $ (13,054)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                           ----------------------------------------------------------
                                                                                                        Dynegy Parts
                                                                                       Dynegy               and
                                                             Rockingham              Operating           Technical
                                                             Power, LLC               Company          Services, Inc.
                                                           ----------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                    (10)                (6,712)
Accounts receivable, net                                         (7,788)                   391                 61,921
Inventories                                                          --                 10,628                 39,354
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                       (814)                 1,458                 26,403
                                                           ----------------------------------------------------------
     Total Current Assets                                        (8,602)                12,466                120,965
                                                           ----------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                    563              2,990,365
Less: accumulated depreciation                                       --                    (62)               (80,284)
                                                           ----------------------------------------------------------
     Net Property, Plant and Equipment                               --                    501              2,910,081
                                                           ----------------------------------------------------------
Other Assets
Investments in consolidated affiliates                         (488,934)                    --                     --
Investments in unconsolidated affiliates                             --                     --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                   (193,018)                    --                    116
                                                           ----------------------------------------------------------
     Net Other Assets                                          (681,952)                    --                    116
                                                           ----------------------------------------------------------
Total Assets                                                   (690,554)                12,967              3,031,162
                                                           ==========================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                 91,197                  8,667                 72,446
Accrued liabilities and other                                    (7,788)                   206                 69,456
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                  (814)                    --                     --
                                                           ----------------------------------------------------------
     Total Current Liabilities                                   82,595                  8,873                141,902
                                                           ----------------------------------------------------------
Long-Term Liabilities
Long term debt                                                 (193,018)                    --              2,892,220
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                                --                     --                     --
Other long-term liabilities                                          --                     --                 10,093
                                                           ----------------------------------------------------------
     Total Liabilities                                         (110,423)                 8,873              3,044,215
                                                           ----------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                   (480,855)                     1                      1
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                           --                     --                     --
Retained Earnings                                               (99,276)                 4,093                (13,054)
                                                           ----------------------------------------------------------
     Total Equity                                              (580,131)                 4,094                (13,053)
                                                           ----------------------------------------------------------
Total Liabilities & Equity                                     (690,554)                12,967              3,031,162
                                                           ==========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                              Dynegy              Illinova
                                                             Midwest              Resource               DMG
                                                           Generation,           Recovery,           Enterprises,
                                                               Inc.                 Inc.                 Inc.
                                                           -----------------------------------------------------
Revenues                                                   $      --             $      --             $      --
Costs                                                              0                    42                    --
                                                           -----------------------------------------------------
     Operating margin                                             (0)                  (42)                   --
General and administrative expenses                           17,334                    --                    --
Depreciation and amortization                                    318                    --                    --
                                                           -----------------------------------------------------
     Operating income                                        (17,652)                  (42)                   --
Equity in earnings of unconsolidated affiliates                2,242                    --                    --
Interest Expense                                                   8                    --                  (820)
Other Income                                                   4,686                    --                    --
Other Expense                                                     (1)                   --                    --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                       (10,716)                  (42)                 (820)
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $ (10,716)            $     (42)            $    (820)
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)


                                                -----------------------------------------------------
                                                    Dynegy              Illinova
                                                   Midwest              Resource              DMG
                                                 Generation,           Recovery,          Enterprises,
                                                     Inc.                 Inc.                Inc.
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                6,662                    --                    --

Net Income                                        (10,716)                  (42)                 (820)

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $  (4,054)            $     (42)            $    (820)
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                            ------------------------------------------------------
                                                                Dynegy              Illinova
                                                               Midwest              Resource               DMG
                                                             Generation,           Recovery,           Enterprises,
                                                                 Inc.                 Inc.                 Inc.
                                                            ------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                        9,326                    --                    --
Accounts receivable, net                                            10                    --                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                       135                    --                 1,640
                                                            ------------------------------------------------------
     Total Current Assets                                        9,471                    --                 1,640
                                                            ------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                      1,155                    --                    --
Less: accumulated depreciation                                    (703)                   --                    --
                                                            ------------------------------------------------------
     Net Property, Plant and Equipment                             452                    --                    --
                                                            ------------------------------------------------------
Other Assets
Investments in consolidated affiliates                         223,237                    --                92,571
Investments in unconsolidated affiliates                        21,651                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                15,817
                                                            ------------------------------------------------------
     Net Other Assets                                          244,888                    --               108,389
                                                            ------------------------------------------------------
Total Assets                                                   254,810                    --               110,029
                                                            ======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                52,559                    42               110,848
Accrued liabilities and other                                   (2,939)                   --                    --
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                            ------------------------------------------------------
     Total Current Liabilities                                  49,620                    42               110,848
                                                            ------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                            ------------------------------------------------------
     Total Liabilities                                          49,620                    42               110,848
                                                            ------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                   209,244                    --                    --
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                               (4,054)                  (42)                 (820)
                                                            ------------------------------------------------------
     Total Equity                                              205,190                   (42)                 (820)
                                                            ------------------------------------------------------
Total Liabilities & Equity                                     254,810                    --               110,029
                                                            ======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                              Dynegy
                                                              Catlin              Catlin              Illinova
                                                             Member,           Associates,           Generating
                                                               Inc.                LLC                Company
                                                           ----------------------------------------------------
Revenues                                                   $      --            $      --             $  69,033
Costs                                                             --                   --                63,436
                                                           ----------------------------------------------------
     Operating margin                                             --                   --                 5,597
General and administrative expenses                               --                   --                    92
Depreciation and amortization                                     --                4,356                 1,705
                                                           ----------------------------------------------------
     Operating income                                             --               (4,356)                3,800
Equity in earnings of unconsolidated affiliates                   --                   --                   818
Interest Expense                                              37,023                   --                (1,033)
Other Income                                                      --                   --                17,148
Other Expense                                                     --                   --                   (25)
Minority interest in income of subsidiaries                       --                   --                    --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                        37,023               (4,356)               20,707
Income tax provision                                              --                   --                 1,214
                                                           ----------------------------------------------------
     Net Income (loss)                                     $  37,023            $  (4,356)            $  19,493
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                   Dynegy
                                                   Catlin               Catlin              Illinova
                                                   Member,            Associates,          Generating
                                                    Inc.                 LLC                Company
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                   (0)                   --               (16,835)

Net Income                                         37,023                (4,356)               19,493

Cash Dividends Declared                           (35,199)

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $   1,824             $  (4,356)            $   2,658
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             ----------------------------------------------------
                                                                Dynegy
                                                                Catlin              Catlin              Illinova
                                                               Member,           Associates,           Generating
                                                                 Inc.                LLC                Company
                                                             ----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                   --                 5,431
Accounts receivable, net                                        18,239                   --                 9,579
Inventories                                                         --                   --                    --
Assets from risk-management activities                              --                   --                    --
Prepayments and other assets                                        --                   --                 1,846
                                                             ----------------------------------------------------
     Total Current Assets                                       18,239                   --                16,857
                                                             ----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                   --                16,272
Less: accumulated depreciation                                      --                   --                (4,937)
                                                             ----------------------------------------------------
     Net Property, Plant and Equipment                              --                   --                11,334
                                                             ----------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                   --                18,763
Investments in unconsolidated affiliates                            --                   --                51,051
Intangible assets, net of amortization
Assets from risk-management activities                              --                   --                    --
Other assets                                                   944,450              163,140                 5,760
                                                             ----------------------------------------------------
     Net Other Assets                                          944,450              163,140                75,574
                                                             ----------------------------------------------------
Total Assets                                                   962,689              163,140               103,765
                                                             ====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                16,415               36,936               (29,668)
Accrued liabilities and other                                       --               47,681                 6,404
Liabilities from risk-management activities                         --                   --                    --
Notes payable & current portion of long-term debt                   --                   --                 6,500
                                                             ----------------------------------------------------
     Total Current Liabilities                                  16,415               84,617               (16,764)
                                                             ----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                   --                    --
Transitional funding trust notes                                    --                   --                    --
Liabilities from risk-management activities                         --                   --                    --
Deferred income taxes                                               --                   --                    --
Other long-term liabilities                                         --               82,879                   995
                                                             ----------------------------------------------------
     Total Liabilities                                          16,415              167,496               (15,769)
                                                             ----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                   --                    --
Equity
Common Stock                                                        --                   --               117,201
Treasury Stock                                                      --                   --                    --
Other Comprehensive Income                                          --                   --                  (324)
Retained Earnings                                              946,274               (4,356)                2,658
                                                             ----------------------------------------------------
     Total Equity                                              946,274               (4,356)              119,535
                                                             ----------------------------------------------------
Total Liabilities & Equity                                     962,689              163,140               103,766
                                                             ====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                                                  IGC Grimes
                                                            IGC Grimes             Frontier,      IPG Ferndale,
                                                           County, Inc               Inc.              Inc.
                                                           ----------------------------------------------------
Revenues                                                   $      --             $      --            $      --
Costs                                                             --                    --                   --
                                                           ----------------------------------------------------
     Operating margin                                             --                    --                   --
General and administrative expenses                               --                    --                   --
Depreciation and amortization                                     68                    --                   --
                                                           ----------------------------------------------------
     Operating income                                            (68)                   --                   --
Equity in earnings of unconsolidated affiliates                   --                 1,507                2,291
Interest Expense                                                 (43)                   --                   --
Other Income                                                      --                    --                   --
Other Expense                                                     --                    --                   --
Minority interest in income of subsidiaries                       --                    --                   --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                          (112)                1,507                2,291
Income tax provision                                              --                    --                   --
                                                           ----------------------------------------------------
     Net Income (loss)                                     $    (112)            $   1,507            $   2,291
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                                      IGC Grimes
                                                 IGC Grimes            Frontier,       IPG Ferndale,
                                                 County, Inc              Inc.               Inc.
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year                  172                 2,559                4,008

Net Income                                           (112)                1,507                2,291

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $      60             $   4,065            $   6,299
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                          --------------------------------------------------------
                                                                                    IGC Grimes
                                                              IGC Grimes             Frontier,       IPG Ferndale,
                                                             County, Inc               Inc.               Inc.
                                                          --------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                    --                    --
Accounts receivable, net                                            --                    --                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        --                    --                    --
                                                          --------------------------------------------------------
     Total Current Assets                                           --                    --                    --
                                                          --------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                    --
Less: accumulated depreciation                                      --                    --                    --
                                                          --------------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                    --
                                                          --------------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                    --
Investments in unconsolidated affiliates                         5,684                 2,629                 6,159
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                    --
                                                          --------------------------------------------------------
     Net Other Assets                                            5,684                 2,629                 6,159
                                                          --------------------------------------------------------
Total Assets                                                     5,684                 2,629                 6,159
                                                          ========================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                 4,335                (1,115)               (1,144)
Accrued liabilities and other                                     (194)                1,409                 2,204
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                          --------------------------------------------------------
     Total Current Liabilities                                   4,141                   294                 1,060
                                                          --------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                          --------------------------------------------------------
     Total Liabilities                                           4,141                   294                 1,060
                                                          --------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                     1,483                (1,731)               (1,200)
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                                   60                 4,065                 6,299
                                                          --------------------------------------------------------
     Total Equity                                                1,543                 2,335                 5,099
                                                          --------------------------------------------------------
Total Liabilities & Equity                                       5,684                 2,629                 6,159
                                                          ========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                                        IGC
                                                                                     IGC              Aguaytia
                                                            IPG Paris,          International,       Partners,
                                                               Inc.                  Inc.               LLC
                                                           -----------------------------------------------------
Revenues                                                   $      --             $      --             $      --
Costs                                                             --                    --                    --
                                                           -----------------------------------------------------
     Operating margin                                             --                    --                    --
General and administrative expenses                                4                     2                    --
Depreciation and amortization                                     --                    --                    --
                                                           -----------------------------------------------------
     Operating income                                             (4)                   (2)                   --
Equity in earnings of unconsolidated affiliates                   --                    --                 1,416
Interest Expense                                                  --                    --                    --
Other Income                                                       1                    --                    --
Other Expense                                                     --                    --                    --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                            (2)                   (2)                1,416
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $      (2)            $      (2)            $   1,416
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                                             IGC
                                                                          IGC              Aguaytia
                                                 IPG Paris,          International,       Partners,
                                                    Inc.                  Inc.               LLC
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year              (10,672)              (11,862)                   61

Net Income                                             (2)                   (2)                1,416

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $ (10,675)            $ (11,864)            $   1,477
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             -----------------------------------------------------
                                                                                                          IGC
                                                                                       IGC              Aguaytia
                                                              IPG Paris,          International,       Partners,
                                                                 Inc.                  Inc.               LLC
                                                             -----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                        1,871                    --                    --
Accounts receivable, net                                            --                    --                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        --                    --                    --
                                                             -----------------------------------------------------
     Total Current Assets                                        1,871                    --                    --
                                                             -----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                    --
Less: accumulated depreciation                                      --                    --                    --
                                                             -----------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                    --
                                                             -----------------------------------------------------
Other Assets
Investments in consolidated affiliates                         203,341                    --                    --
Investments in unconsolidated affiliates                            --                21,263                 9,391
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                    --
                                                             -----------------------------------------------------
     Net Other Assets                                          203,341                21,263                 9,391
                                                             -----------------------------------------------------
Total Assets                                                   205,213                21,263                 9,391
                                                             =====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                   705                     2                  (439)
Accrued liabilities and other                                       --                   418                    78
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                             -----------------------------------------------------
     Total Current Liabilities                                     705                   420                  (361)
                                                             -----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                             -----------------------------------------------------
     Total Liabilities                                             705                   420                  (361)
                                                             -----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                   215,182                32,707                 8,275
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                              (10,675)              (11,864)                1,477
                                                             -----------------------------------------------------
     Total Equity                                              204,507                20,844                 9,752
                                                             -----------------------------------------------------
Total Liabilities & Equity                                     205,213                21,263                 9,391
                                                             =====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                IGC
                                                              Jamaica                                  Plantas
                                                            Partnership,         IGC (Wind)            Eolicas
                                                                LLC                 LLC               S. de R.L.
                                                           -----------------------------------------------------
Revenues                                                   $      --             $      --             $      --
Costs                                                            194                    --                    --
                                                           -----------------------------------------------------
     Operating margin                                           (194)                   --                    --
General and administrative expenses                                9                    47                    --
Depreciation and amortization                                    768                    --                    --
                                                           -----------------------------------------------------
     Operating income                                           (971)                  (47)                   --
Equity in earnings of unconsolidated affiliates                   --                    --                    --
Interest Expense                                               1,029                    --                    --
Other Income                                                      --                    --                    --
Other Expense                                                     --                    --                    --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                            58                   (47)                   --
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $      58             $     (47)            $      --
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                     IGC
                                                   Jamaica                                  Plantas
                                                 Partnership,         IGC (Wind)            Eolicas
                                                     LLC                 LLC               S. de R.L.
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year              (12,538)              (16,590)               (3,257)

Net Income                                             58                   (47)                   --

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $ (12,480)            $ (16,637)            $  (3,257)
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                           -------------------------------------------------------
                                                                 IGC
                                                               Jamaica                                   Plantas
                                                             Partnership,          IGC (Wind)            Eolicas
                                                                 LLC                  LLC               S. de R.L.
                                                           -------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                    --                    --
Accounts receivable, net                                           191                    --                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                     6,500                    --                   842
                                                           -------------------------------------------------------
     Total Current Assets                                        6,691                    --                   842
                                                           -------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                    --
Less: accumulated depreciation                                      --                    --                    --
                                                           -------------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                    --
                                                           -------------------------------------------------------
Other Assets
Investments in consolidated affiliates                           4,926                    --                56,536
Investments in unconsolidated affiliates                            --                18,681                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                     7,996                    --                    --
                                                           -------------------------------------------------------
     Net Other Assets                                           12,923                18,681                56,536
                                                           -------------------------------------------------------
Total Assets                                                    19,614                18,681                57,378
                                                           =======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                (1,610)                  (35)                 (905)
Accrued liabilities and other                                       --                    --                 1,025
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                           -------------------------------------------------------
     Total Current Liabilities                                  (1,610)                  (35)                  120
                                                           -------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                           -------------------------------------------------------
     Total Liabilities                                          (1,610)                  (35)                  120
                                                           -------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                    33,703                35,353                60,515
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                              (12,480)              (16,637)               (3,257)
                                                           -------------------------------------------------------
     Total Equity                                               21,223                18,716                57,258
                                                           -------------------------------------------------------
Total Liabilities & Equity                                      19,614                18,681                57,378
                                                           =======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                                        IGC
                                                                IGC                                  Mauritius
                                                           International          IGC Uch,            Holding
                                                              II, Inc.              LLC             Company, Ltd
                                                           -----------------------------------------------------
Revenues                                                   $      --             $      --             $      --
Costs                                                             --                    --                    --
                                                           -----------------------------------------------------
     Operating margin                                             --                    --                    --
General and administrative expenses                                0                   115                     9
Depreciation and amortization                                     --                    --                    --
                                                           -----------------------------------------------------
     Operating income                                             (0)                 (115)                   (9)
Equity in earnings of unconsolidated affiliates                   --                    --                    --
Interest Expense                                                 (33)                   --                    --
Other Income                                                      --                     1                    --
Other Expense                                                     --                    (0)                   --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                           (34)                 (114)                   (9)
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $     (34)            $    (114)            $      (9)
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                                             IGC
                                                     IGC                                  Mauritius
                                                International          IGC Uch,            Holding
                                                   II, Inc.              LLC             Company, Ltd
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                 (237)                 (396)               (1,095)

Net Income                                            (34)                 (114)                   (9)

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $    (270)            $    (510)            $  (1,104)
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                            ------------------------------------------------------
                                                                                                          IGC
                                                                  IGC                                  Mauritius
                                                             International          IGC Uch,            Holding
                                                                II, Inc.              LLC             Company, Ltd
                                                            ------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                     9                    --
Accounts receivable, net                                            --                    --                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        --                    --                   833
                                                            ------------------------------------------------------
     Total Current Assets                                           --                     9                   833
                                                            ------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    13                    --
Less: accumulated depreciation                                      --                   (13)                   --
                                                            ------------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                    --
                                                            ------------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                    --
Investments in unconsolidated affiliates                        32,433                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                    --
                                                            ------------------------------------------------------
     Net Other Assets                                           32,433                    --                    --
                                                            ------------------------------------------------------
Total Assets                                                    32,433                     9                   833
                                                            ======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                 2,718                    43                  (454)
Accrued liabilities and other                                       --                    --                   833
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                            ------------------------------------------------------
     Total Current Liabilities                                   2,718                    43                   380
                                                            ------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                            ------------------------------------------------------
     Total Liabilities                                           2,718                    43                   380
                                                            ------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                    29,985                   475                 1,557
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                                 (270)                 (510)               (1,104)
                                                            ------------------------------------------------------
     Total Equity                                               29,715                   (34)                  454
                                                            ------------------------------------------------------
Total Liabilities & Equity                                      32,433                     9                   833
                                                            ======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                 Mauritius
                                                           IGC-STI Guna        International          Illinova
                                                            Company IGC           Company           ZJXC Company
                                                           -----------------------------------------------------
Revenues                                                   $      --             $      --             $      --
Costs                                                             --                    --                    --
                                                           -----------------------------------------------------
     Operating margin                                             --                    --                    --
General and administrative expenses                              561                   143                    (1)
Depreciation and amortization                                     --                    --                    --
                                                           -----------------------------------------------------
     Operating income                                           (561)                 (143)                    1
Equity in earnings of unconsolidated affiliates                   --                    --                 1,890
Interest Expense                                                  --                    --                    --
Other Income                                                       2                     1                    30
Other Expense                                                     (0)                   (0)                   --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                          (560)                 (142)                1,920
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $    (560)            $    (142)            $   1,920
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                      Mauritius
                                                IGC-STI Guna        International          Illinova
                                                 Company IGC           Company           ZJXC Company
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year               (1,434)               (1,383)                1,315

Net Income                                           (560)                 (142)                1,920

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $  (1,994)            $  (1,525)            $   3,235
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                           -------------------------------------------------------
                                                                                   Mauritius
                                                            IGC-STI Guna         International          Illinova
                                                             Company IGC            Company           ZJXC Company
                                                           -------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           57                     3                    --
Accounts receivable, net                                            --                    --                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        11                    --                    --
                                                           -------------------------------------------------------
     Total Current Assets                                           68                     3                    --
                                                           -------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         15                    --                    --
Less: accumulated depreciation                                     (15)                   --                    --
                                                           -------------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                    --
                                                           -------------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                    --
Investments in unconsolidated affiliates                        21,895                 2,891                11,926
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                    --                    --
                                                           -------------------------------------------------------
     Net Other Assets                                           21,895                 2,891                11,926
                                                           -------------------------------------------------------
Total Assets                                                    21,963                 2,894                11,926
                                                           =======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                   131                  (256)               (1,007)
Accrued liabilities and other                                       --                   217                    61
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                           -------------------------------------------------------
     Total Current Liabilities                                     131                   (39)                 (946)
                                                           -------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                           -------------------------------------------------------
     Total Liabilities                                             131                   (39)                 (946)
                                                           -------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                    23,826                 4,458                 9,637
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                               (1,994)               (1,525)                3,235
                                                           -------------------------------------------------------
     Total Equity                                               21,832                 2,934                12,872
                                                           -------------------------------------------------------
Total Liabilities & Equity                                      21,963                 2,894                11,926
                                                           =======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                                         North
                                                             IGC ELCO               IGC                 American
                                                           Partnership,          Chorrerra,              Energy
                                                               LLC                  LLC                 Services
                                                           -----------------------------------------------------
Revenues                                                   $      --             $      --             $      --
Costs                                                             --                    --                    --
                                                           -----------------------------------------------------
     Operating margin                                             --                    --                    --
General and administrative expenses                           (1,015)                   --                    --
Depreciation and amortization                                     --                 3,364                    --
                                                           -----------------------------------------------------
     Operating income                                          1,015                (3,364)                   --
Equity in earnings of unconsolidated affiliates                1,957                    --                    --
Interest Expense                                                  --                     9                    --
Other Income                                                      34                    --                    --
Other Expense                                                     --                    --                     7
Minority interest in income of subsidiaries                       --                    --               (33,321)
                                                           -----------------------------------------------------
     Income (loss) before income taxes                         3,006                (3,355)              (33,314)
Income tax provision                                              --               (11,400)                   --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $   3,006             $   8,045             $ (33,314)
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                                              North
                                                  IGC ELCO               IGC                 American
                                                Partnership,          Chorrerra,              Energy
                                                    LLC                  LLC                 Services
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                  (13)                   (0)                    0

Net Income                                          3,006                 8,045               (33,314)

Cash Dividends Declared                                                                        35,199

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $   2,993             $   8,045             $   1,885
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             -------------------------------------------------------
                                                                                                             North
                                                                 IGC ELCO               IGC                 American
                                                               Partnership,          Chorrerra,              Energy
                                                                   LLC                  LLC                 Services
                                                             -------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                    --                     --
Accounts receivable, net                                             44                    --                (18,239)
Inventories                                                          --                    --                     --
Assets from risk-management activities                               --                    --                     --
Prepayments and other assets                                         --                (1,500)                    --
                                                             -------------------------------------------------------
     Total Current Assets                                            44                (1,500)               (18,239)
                                                             -------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                (1,155)                    --
Less: accumulated depreciation                                       --                   703                     --
                                                             -------------------------------------------------------
     Net Property, Plant and Equipment                               --                  (452)                    --
                                                             -------------------------------------------------------
Other Assets
Investments in consolidated affiliates                               --                    --                (92,571)
Investments in unconsolidated affiliates                         17,232              (133,457)                    --
Intangible assets, net of amortization
Assets from risk-management activities                               --                    --                     --
Other assets                                                         --               153,942               (946,329)
                                                             -------------------------------------------------------
     Net Other Assets                                            17,232                20,485             (1,038,900)
                                                             -------------------------------------------------------
Total Assets                                                     17,275                18,533             (1,057,139)
                                                             =======================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                     60                 3,318                (16,422)
Accrued liabilities and other                                        --                 7,170                (18,239)
Liabilities from risk-management activities                          --                    --                     --
Notes payable & current portion of long-term debt                    --                    --                     --
                                                             -------------------------------------------------------
     Total Current Liabilities                                       60                10,488                (34,660)
                                                             -------------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --                    --               (946,329)
Transitional funding trust notes                                     --                    --                     --
Liabilities from risk-management activities                          --                    --                     --
Deferred income taxes                                                --                    --                     --
Other long-term liabilities                                          --                    --                866,415
                                                             -------------------------------------------------------
     Total Liabilities                                               60                10,488               (114,574)
                                                             -------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                    --                     --
Equity
Common Stock                                                     14,223                    --                     --
Treasury Stock                                                       --                    --                     --
Other Comprehensive Income                                           --                    --                     --
Retained Earnings                                                 2,993                 8,045               (942,565)
                                                             -------------------------------------------------------
     Total Equity                                                17,216                 8,045               (942,565)
                                                             -------------------------------------------------------
Total Liabilities & Equity                                       17,275                18,533             (1,057,139)
                                                             =======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------------
                                                                                     Dynegy
                                                           Dynegy Canada           Marketing &           Dynegy Global
                                                           Inc, Corporate          Trade Corp             Energy, Inc.
                                                           -----------------------------------------------------------
Revenues                                                   $ 2,318,512             $ 1,196,578             $        --
Costs                                                        2,464,054               1,186,498                      --
                                                           -----------------------------------------------------------
     Operating margin                                         (145,542)                 10,079                      --
General and administrative expenses                             12,955                     961                      24
Depreciation and amortization                                   29,275                      49                      --
                                                           -----------------------------------------------------------
     Operating income                                         (187,772)                  9,070                     (24)
Equity in earnings of unconsolidated affiliates                    869                      --                   8,750
Interest Expense                                               (10,471)                     (3)                  4,706
Other Income                                                     8,299                  13,834                    (384)
Other Expense                                                  (11,175)                (15,035)                    (10)
Minority interest in income of subsidiaries                       (535)                     --                      --
                                                           -----------------------------------------------------------
     Income (loss) before income taxes                        (200,786)                  7,866                  13,038
Income tax provision                                           (13,544)                  3,423                     507
                                                           -----------------------------------------------------------
     Net Income (loss)                                     $  (187,241)            $     4,443             $    12,530
                                                           ===========================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -------------------------------------------------------
                                                                         Dynegy
                                                Dynegy Canada          Marketing &        Dynegy Global
                                                Inc, Corporate         Trade Corp          Energy, Inc.
                                                -------------------------------------------------------
Retained Earnings, Beginning of Year                   730                  3,019               104,005

Net Income                                         (41,008)                 4,443                12,530

Cash Dividends Declared

                                                -------------------------------------------------------
Retained Earnings, End of Year                  $  (40,277)            $    7,462            $  116,536
                                                =======================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                          -----------------------------------------------------------
                                                                                    Dynegy
                                                          Dynegy Canada           Marketing &           Dynegy Global
                                                          Inc, Corporate          Trade Corp             Energy, Inc.
                                                          -----------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                      (130,644)               163,283                    458
Accounts receivable, net                                        278,875                 92,610                     --
Inventories                                                      38,026                   (550)                    --
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                      4,995                  2,615                     --
                                                          -----------------------------------------------------------
     Total Current Assets                                       191,251                257,958                    458
                                                          -----------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                      77,935                    999                     --
Less: accumulated depreciation                                  (32,660)                   (98)                    --
                                                          -----------------------------------------------------------
     Net Property, Plant and Equipment                           45,275                    901                     --
                                                          -----------------------------------------------------------
Other Assets
Investments in consolidated affiliates                           13,734                     --                  4,026
Investments in unconsolidated affiliates                         18,637                     --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                        145                    (89)               159,355
                                                          -----------------------------------------------------------
     Net Other Assets                                            32,517                    (89)               163,381
                                                          -----------------------------------------------------------
Total Assets                                                    269,043                258,769                163,839
                                                          ===========================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                234,451                245,106                (74,087)
Accrued liabilities and other                                   (29,889)                 5,484                   (303)
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                          -----------------------------------------------------------
     Total Current Liabilities                                  204,562                250,590                (74,390)
                                                          -----------------------------------------------------------
Long-Term Liabilities
Long term debt                                                   84,333                     --                146,902
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                             1,859                     --                     --
Other long-term liabilities                                          --                     --                     --
                                                          -----------------------------------------------------------
     Total Liabilities                                          290,754                250,590                 72,512
                                                          -----------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                     19,014                  1,092                (22,958)
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                         (612)                  (375)                (2,250)
Retained Earnings                                               (40,112)                 7,462                116,536
                                                          -----------------------------------------------------------
     Total Equity                                               (21,711)                 8,179                 91,327
                                                          -----------------------------------------------------------
Total Liabilities & Equity                                      269,043                258,769                163,839
                                                          ===========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------------
                                                              Dynegy
                                                              Europe                Dynegy UK                 Dynegy
                                                               Ltd.                  Limited                  Norway
                                                           -----------------------------------------------------------
Revenues                                                   $ 1,244,008             $     6,263             $        --
Costs                                                        1,288,742                     491                     (17)
                                                           -----------------------------------------------------------
     Operating margin                                          (44,734)                  5,772                      17
General and administrative expenses                              8,218                     192                     166
Depreciation and amortization                                      224                      --                      --
                                                           -----------------------------------------------------------
     Operating income                                          (53,175)                  5,580                    (150)
Equity in earnings of unconsolidated affiliates                     --                      --                      --
Interest Expense                                                (4,724)                    (72)                     --
Other Income                                                       390                     185                       0
Other Expense                                                       --                      --                      --
Minority interest in income of subsidiaries                         --                      --                      --
                                                           -----------------------------------------------------------
     Income (loss) before income taxes                         (57,508)                  5,693                    (149)
Income tax provision                                           (15,877)                 (1,379)                     11
                                                           -----------------------------------------------------------
     Net Income (loss)                                     $   (41,632)            $     7,072             $      (160)
                                                           ===========================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                   Dynegy
                                                   Europe              Dynegy UK             Dynegy
                                                    Ltd.                Limited              Norway
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year               28,262                 2,932                   --

Net Income                                        (41,632)                7,072                 (160)

Cash Dividends Declared                            (4,006)

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $ (17,376)            $  10,004            $    (160)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                          -----------------------------------------------------------
                                                              Dynegy
                                                              Europe                 Dynegy UK                Dynegy
                                                               Ltd.                   Limited                 Norway
                                                          -----------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                        10,280                  3,474                      0
Accounts receivable, net                                        115,312                     --                     26
Inventories                                                      28,783                     --                     --
Assets from risk-management activities                          249,504                  4,048                     --
Prepayments and other assets                                      8,802                      4                     --
                                                          -----------------------------------------------------------
     Total Current Assets                                       412,681                  7,527                     26
                                                          -----------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                       1,364                     (0)                    --
Less: accumulated depreciation                                     (685)                    --                     --
                                                          -----------------------------------------------------------
     Net Property, Plant and Equipment                              679                     (0)                    --
                                                          -----------------------------------------------------------
Other Assets
Investments in consolidated affiliates                               --                     --                     --
Investments in unconsolidated affiliates                             --                     --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                       (789)                    --                     --
                                                          -----------------------------------------------------------
     Net Other Assets                                              (789)                    --                     --
                                                          -----------------------------------------------------------
Total Assets                                                    412,571                  7,526                     26
                                                          ===========================================================

          Liabilities And Equity
Current Liabilities
Accounts Payable                                                137,059                     34                    189
Accrued liabilities and other                                      (665)                    19                     (4)
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                          -----------------------------------------------------------
     Total Current Liabilities                                  136,394                     53                    184
                                                          -----------------------------------------------------------
Long-Term Liabilities
Long term debt                                                  146,243                 (1,100)                    --
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                     161,722                     --                     --
Deferred income taxes                                           (12,291)                  (985)                    --
Other long-term liabilities                                          --                     --                     --
                                                          -----------------------------------------------------------
     Total Liabilities                                          432,069                 (2,032)                   184
                                                          -----------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                      4,026                     --                     --
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                       (6,148)                  (445)                     2
Retained Earnings                                               (17,376)                10,004                   (160)
                                                          -----------------------------------------------------------
     Total Equity                                               (19,498)                 9,559                   (158)
                                                          -----------------------------------------------------------
Total Liabilities & Equity                                      412,571                  7,526                     26
                                                          ===========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                                                  Dynegy               Dynegy
                                                              Dynegy              Dutch              Marketing
                                                            Nederland            Holdings            and Trade
                                                               B.V.                B.V.                 Sarl
                                                           ----------------------------------------------------
Revenues                                                   $      --            $   1,540             $      --
Costs                                                             --                1,379                    --
                                                           ----------------------------------------------------
     Operating margin                                             --                  161                    --
General and administrative expenses                               --                  806                    --
Depreciation and amortization                                     --                   --                    --
                                                           ----------------------------------------------------
     Operating income                                             --                 (645)                   --
Equity in earnings of unconsolidated affiliates                   --                   --                    --
Interest Expense                                                  --                   --                    --
Other Income                                                      --                   (1)               83,324
Other Expense                                                     --                   --                    --
Minority interest in income of subsidiaries                       --                   --                    --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                            --                 (646)               83,324
Income tax provision                                              --                   (0)               24,977
                                                           ----------------------------------------------------
     Net Income (loss)                                     $      --            $    (646)            $  58,347
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                                       Dynegy               Dynegy
                                                   Dynegy              Dutch              Marketing
                                                 Nederland            Holdings            and Trade
                                                    B.V.                B.V.                 Sarl
                                                ----------------------------------------------------

Retained Earnings, Beginning of Year                   --                   --                    --

Net Income                                             --                 (646)               58,347

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $      --            $    (646)            $  58,347
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                                ----------------------------------------------------
                                                                                       Dynegy               Dynegy
                                                                   Dynegy              Dutch              Marketing
                                                                 Nederland            Holdings            and Trade
                                                                    B.V.                B.V.                 Sarl
                                                                ----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                 1,190                     --
Accounts receivable, net                                             --                     1                     --
Inventories                                                          --                    --                     --
Assets from risk-management activities                               --                    --                     --
Prepayments and other assets                                         --                    24                     --
                                                                ----------------------------------------------------
     Total Current Assets                                            --                 1,215                     --
                                                                ----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                    94                     --
Less: accumulated depreciation                                       --                    --                     --
                                                                ----------------------------------------------------
     Net Property, Plant and Equipment                               --                    94                     --
                                                                ----------------------------------------------------
Other Assets
Investments in consolidated affiliates                               58                    --                     --
Investments in unconsolidated affiliates                             --                    --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                    --                     --
Other assets                                                         --                    --                 87,959
                                                                ----------------------------------------------------
     Net Other Assets                                                58                    --                 87,959
                                                                ----------------------------------------------------
Total Assets                                                         58                 1,310                 87,959
                                                                ====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                     --                   651                 26,620
Accrued liabilities and other                                        --                   339                     --
Liabilities from risk-management activities                          --                    --                     --
Notes payable & current portion of long-term debt                    --                    --                     --
                                                                ----------------------------------------------------
     Total Current Liabilities                                       --                   990                 26,620
                                                                ----------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --                    --                     --
Transitional funding trust notes                                     --                    --                     --
Liabilities from risk-management activities                          --                   934                     --
Deferred income taxes                                                --                    --                     --
Other long-term liabilities                                          58                    --                  2,992
                                                                ----------------------------------------------------
     Total Liabilities                                               58                 1,925                 29,612
                                                                ----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                    --                     --
Equity
Common Stock                                                         --                    58                     --
Treasury Stock                                                       --                    --                     --
Other Comprehensive Income                                           --                   (28)                    --
Retained Earnings                                                    --                  (646)                58,347
                                                                ----------------------------------------------------
     Total Equity                                                    --                  (615)                58,347
                                                                ----------------------------------------------------
Total Liabilities & Equity                                           58                 1,310                 87,959
                                                                ====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                                                                     Dynegy
                                                            Dynegy Global                           Midstream
                                                           Finance Limited      NIPC, Inc.        Services, L.P
                                                           ----------------------------------------------------
Revenues                                                   $      --            $      --             $ 136,733
Costs                                                             --                   --               880,185
                                                           ----------------------------------------------------
     Operating margin                                             --                   --              (743,452)
General and administrative expenses                               --                   --                27,629
Depreciation and amortization                                     --                1,974                46,654
                                                           ----------------------------------------------------
     Operating income                                             --               (1,974)             (817,735)
Equity in earnings of unconsolidated affiliates                   --                   --                14,296
Interest Expense                                                  --                   --                (1,630)
Other Income                                                      --                   --                 5,546
Other Expense                                                     --                   (0)                5,073
Minority interest in income of subsidiaries                       --                   --                 3,854
                                                           ----------------------------------------------------
     Income (loss) before income taxes                            --               (1,974)             (790,596)
Income tax provision                                              --                   --                     1
                                                           ----------------------------------------------------
     Net Income (loss)                                     $      --            $  (1,974)            $(790,597)
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                                            Dynegy
                                                 Dynegy Global                            Midstream
                                                Finance Limited       NIPC, Inc.        Services, L.P
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year               (4,006)              (55,529)               39,734

Net Income                                             --                (1,974)              189,245

Cash Dividends Declared                             4,006

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $      --             $ (57,503)            $ 228,980
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             --------------------------------------------------------
                                                                                                           Dynegy
                                                               Dynegy Global                              Midstream
                                                              Finance Limited         NIPC, Inc.        Services, L.P
                                                             --------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                     --                 11,696
Accounts receivable, net                                             --                    (99)                34,127
Inventories                                                          --                     --                 13,644
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                         --                     --                    751
                                                             --------------------------------------------------------
     Total Current Assets                                            --                    (99)                60,219
                                                             --------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                    348              1,074,153
Less: accumulated depreciation                                       --                      0               (304,193)
                                                             --------------------------------------------------------
     Net Property, Plant and Equipment                               --                    349                769,959
                                                             --------------------------------------------------------
Other Assets
Investments in consolidated affiliates                            7,465                     --                140,156
Investments in unconsolidated affiliates                             --                  6,770                 81,891
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                   (292,045)                27,941                  3,539
                                                             --------------------------------------------------------
     Net Other Assets                                          (284,580)                34,711                225,586
                                                             --------------------------------------------------------
Total Assets                                                   (284,580)                34,960              1,055,764
                                                             ========================================================

          Liabilities And Equity
Current Liabilities
Accounts Payable                                                     --               (118,949)              (561,631)
Accrued liabilities and other                                        --                     --                 76,843
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                             --------------------------------------------------------
     Total Current Liabilities                                       --               (118,949)              (484,787)
                                                             --------------------------------------------------------
Long-Term Liabilities
Long term debt                                                 (292,045)                21,631                113,369
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                                --                 38,455                233,531
Other long-term liabilities                                           0                  1,972                116,700
                                                             --------------------------------------------------------
     Total Liabilities                                         (292,045)               (56,891)               (21,187)
                                                             --------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                      7,465                149,354                847,971
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                           --                     --                     --
Retained Earnings                                                    --                (57,503)               228,980
                                                             --------------------------------------------------------
     Total Equity                                                 7,465                 91,851              1,076,950
                                                             --------------------------------------------------------
Total Liabilities & Equity                                     (284,580)                34,960              1,055,764
                                                             ========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           --------------------------------------------------------
                                                                                     Dynegy               Bradshaw
                                                             Versado Gas           Regulated             Gathering
                                                           Processors, LLC.      Holdings, LLC             System
                                                           --------------------------------------------------------
Revenues                                                   $       --             $       --             $   (1,138)
Costs                                                              --                      0                     18
                                                           --------------------------------------------------------
     Operating margin                                              --                     (0)                (1,157)
General and administrative expenses                                --                     --                     53
Depreciation and amortization                                      --                      2                     66
                                                           --------------------------------------------------------
     Operating income                                              --                     (2)                (1,276)
Equity in earnings of unconsolidated affiliates                    --                     --                     --
Interest Expense                                                   --                     --                    (62)
Other Income                                                        4                      3                     --
Other Expense                                                      (1)                     1                    (29)
Minority interest in income of subsidiaries                        --                     --                     --
                                                           --------------------------------------------------------
     Income (loss) before income taxes                              3                      2                 (1,367)
Income tax provision                                               --                     --                     --
                                                           --------------------------------------------------------
     Net Income (loss)                                     $        3             $        2             $   (1,367)
                                                           ========================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                --------------------------------------------------------
                                                                          Dynegy                Bradshaw
                                                  Versado Gas           Regulated              Gathering
                                                Processors, LLC.      Holdings, LLC              System
                                                --------------------------------------------------------
Retained Earnings, Beginning of Year                    96                  2,876                (13,941)

Net Income                                               3                      2                   (124)

Cash Dividends Declared                                                   (11,123)

                                                --------------------------------------------------------
Retained Earnings, End of Year                  $       99             $   (8,245)            $  (14,066)
                                                ========================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             --------------------------------------------------------
                                                                                       Dynegy               Bradshaw
                                                               Versado Gas           Regulated             Gathering
                                                             Processors, LLC.      Holdings, LLC             System
                                                             --------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                     --                     --
Accounts receivable, net                                             --                   (326)                    --
Inventories                                                          --                     --                     --
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                         --                     --                     --
                                                             --------------------------------------------------------
     Total Current Assets                                            --                   (326)                    --
                                                             --------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                     --                  1,950
Less: accumulated depreciation                                       --                      0                   (465)
                                                             --------------------------------------------------------
     Net Property, Plant and Equipment                               --                      0                  1,485
                                                             --------------------------------------------------------
Other Assets
Investments in consolidated affiliates                            1,837                     --                     --
Investments in unconsolidated affiliates                             --                     --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                          4                     --                     --
                                                             --------------------------------------------------------
     Net Other Assets                                             1,840                     --                     --
                                                             --------------------------------------------------------
Total Assets                                                      1,840                   (326)                 1,485
                                                             ========================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                   (162)                   969                 15,986
Accrued liabilities and other                                         4                   (412)                  (436)
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                             --------------------------------------------------------
     Total Current Liabilities                                     (158)                   557                 15,550
                                                             --------------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --                     --                     --
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                               102                     --                     --
Other long-term liabilities                                          --                 (4,346)                    --
                                                             --------------------------------------------------------
     Total Liabilities                                              (55)                (3,789)                15,550
                                                             --------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                      1,797                  8,250                      1
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                           --                     --                     --
Retained Earnings                                                    99                 (4,788)               (14,066)
                                                             --------------------------------------------------------
     Total Equity                                                 1,896                  3,462                (14,065)
                                                             --------------------------------------------------------
Total Liabilities & Equity                                        1,840                   (326)                 1,485
                                                             ========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                                                                       Dynegy
                                                                                 Dynegy                Liquids
                                                            Dynegy OPI,        Intrastate             Marketing
                                                               LLC           Pipeline, LLC            and Trade
                                                           ----------------------------------------------------
Revenues                                                   $      82            $      (0)            $   8,835
Costs                                                              7              (80,094)               61,771
                                                           ----------------------------------------------------
     Operating margin                                             74               80,094               (52,937)
General and administrative expenses                               15                   --                    --
Depreciation and amortization                                      7                   --                    --
                                                           ----------------------------------------------------
     Operating income                                             52               80,094               (52,937)
Equity in earnings of unconsolidated affiliates                   --                   --                    --
Interest Expense                                                  --                   --                  (310)
Other Income                                                      --                   --                    --
Other Expense                                                    890                   --                     0
Minority interest in income of subsidiaries                       --              (19,588)                   --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                           942               60,506               (53,246)
Income tax provision                                              --                   --                    --
                                                           ----------------------------------------------------
     Net Income (loss)                                     $     942            $  60,506             $ (53,246)
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                                                            Dynegy
                                                                      Dynegy                Liquids
                                                 Dynegy OPI,        Intrastate             Marketing
                                                    LLC           Pipeline, LLC            and Trade
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year                  452                   --                (8,453)

Net Income                                            942              (19,588)              (54,522)

Cash Dividends Declared                                                 37,600

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $   1,394            $  18,012             $ (62,975)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             -----------------------------------------------------
                                                                                                          Dynegy
                                                                                    Dynegy                Liquids
                                                               Dynegy OPI,        Intrastate             Marketing
                                                                  LLC           Pipeline, LLC            and Trade
                                                             -----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                    --                    --
Accounts receivable, net                                            24                    --                 1,590
Inventories                                                        187                    --                    --
Assets from risk-management activities                              --                    --                    37
Prepayments and other assets                                        14                    --                    --
                                                             -----------------------------------------------------
     Total Current Assets                                          225                    --                 1,626
                                                             -----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                    --
Less: accumulated depreciation                                       2                    --                    --
                                                             -----------------------------------------------------
     Net Property, Plant and Equipment                               2                    --                    --
                                                             -----------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --              (133,684)                   --
Investments in unconsolidated affiliates                            --                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                   698                    --
                                                             -----------------------------------------------------
     Net Other Assets                                               --              (132,987)                   --
                                                             -----------------------------------------------------
Total Assets                                                       227              (132,987)                1,626
                                                             =====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                (1,257)                   --                64,646
Accrued liabilities and other                                       89                    --                   (44)
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                             -----------------------------------------------------
     Total Current Liabilities                                  (1,168)                   --                64,602
                                                             -----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                10,338                    --
                                                             -----------------------------------------------------
     Total Liabilities                                          (1,168)               10,338                64,602
                                                             -----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                         1              (161,337)                   --
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                                1,394                18,012               (62,975)
                                                             -----------------------------------------------------
     Total Equity                                                1,395              (143,325)              (62,975)
                                                             -----------------------------------------------------
Total Liabilities & Equity                                         227              (132,987)                1,626
                                                             =====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                                   Cedar Bayou
                                                            Warren Gas            DMS LP,         Fractionators,
                                                           Liquids, LLC             Inc.                LP
                                                           -----------------------------------------------------
Revenues                                                   $      --             $  47,431             $      --
Costs                                                              6                75,790                    --
                                                           -----------------------------------------------------
     Operating margin                                             (6)              (28,359)                   --
General and administrative expenses                                1                 6,482                    --
Depreciation and amortization                                  1,892                13,101                   788
                                                           -----------------------------------------------------
     Operating income                                         (1,899)              (47,942)                 (788)
Equity in earnings of unconsolidated affiliates                5,473                   138                 2,991
Interest Expense                                                  --                  (392)                   --
Other Income                                                       0                    63                    --
Other Expense                                                     (0)                 (462)                   --
Minority interest in income of subsidiaries                       --                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                         3,575               (48,596)                2,203
Income tax provision                                              --                    --                    --
                                                           -----------------------------------------------------
     Net Income (loss)                                     $   3,575             $ (48,596)            $   2,203
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                                                        Cedar Bayou
                                                 Warren Gas            DMS LP,         Fractionators,
                                                Liquids, LLC             Inc.                LP
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year               13,744               (9,741)                2,489

Net Income                                          3,575                5,448                 2,203

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $  17,319            $  (4,294)            $   4,692
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                            ------------------------------------------------------
                                                                                                     Cedar Bayou
                                                              Warren Gas            DMS LP,         Fractionators,
                                                             Liquids, LLC             Inc.                LP
                                                            ------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           45                     2                    --
Accounts receivable, net                                            --                 8,765                    --
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                        --                    --                    --
                                                            ------------------------------------------------------
     Total Current Assets                                           45                 8,768                    --
                                                            ------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --               351,855                     0
Less: accumulated depreciation                                      --               (76,030)                  230
                                                            ------------------------------------------------------
     Net Property, Plant and Equipment                              --               275,825                   230
                                                            ------------------------------------------------------
Other Assets
Investments in consolidated affiliates                          (8,840)               90,170                    --
Investments in unconsolidated affiliates                        44,296                    --                36,491
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                        --                  (920)                   --
                                                            ------------------------------------------------------
     Net Other Assets                                           35,456                89,250                36,491
                                                            ------------------------------------------------------
Total Assets                                                    35,501               373,842                36,722
                                                            ======================================================

Liabilities And Equity
Current Liabilities
Accounts Payable                                               (31,734)              368,426                32,029
Accrued liabilities and other                                       --                 9,710                     0
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                            ------------------------------------------------------
     Total Current Liabilities                                 (31,734)              378,136                32,029
                                                            ------------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                           21,740                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                            ------------------------------------------------------
     Total Liabilities                                          (9,994)              378,136                32,029
                                                            ------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                    28,176                    --                    --
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                          --                    --                    --
Retained Earnings                                               17,319                (4,294)                4,692
                                                            ------------------------------------------------------
     Total Equity                                               45,494                (4,294)                4,692
                                                            ------------------------------------------------------
Total Liabilities & Equity                                      35,501               373,842                36,722
                                                            ======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                            Dynegy NGL              Dynegy
                                                             Pipeline               Global        NGC Columbia,
                                                           Company, LLC          Liquids, Inc.         Inc.
                                                           ----------------------------------------------------
Revenues                                                   $ 961,823             $      --            $      --
Costs                                                        974,956                    --                   --
                                                           ----------------------------------------------------
     Operating margin                                        (13,132)                   --                   --
General and administrative expenses                           11,574                    --                   --
Depreciation and amortization                                  1,283                    --                   --
                                                           ----------------------------------------------------
     Operating income                                        (25,990)                   --                   --
Equity in earnings of unconsolidated affiliates                   --                    --                   --
Interest Expense                                                  --                    --                   --
Other Income                                                      31                    --                   --
Other Expense                                                   (918)                   --                   --
Minority interest in income of subsidiaries                       --                    --                   --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                       (26,877)                   --                   --
Income tax provision                                              --                    --                  140
                                                           ----------------------------------------------------
     Net Income (loss)                                     $ (26,877)            $      --            $    (140)
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                 Dynegy NGL              Dynegy
                                                  Pipeline               Global        NGC Columbia,
                                                Company, LLC          Liquids, Inc.         Inc.
                                                ----------------------------------------------------

Retained Earnings, Beginning of Year               24,136                 (260)                 (228)

Net Income                                         21,963                   --                  (140)

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $  46,099            $    (260)            $    (367)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                        -------------------------------------------------------------
                                                             Dynegy NGL                Dynegy
                                                              Pipeline                 Global           NGC Columbia,
                                                            Company, LLC            Liquids, Inc.            Inc.
                                                        -------------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                    (1,007,184)                    --                (39,642)
Accounts receivable, net                                        174,180                     --                     --
Inventories                                                      24,143                     --                     --
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                        218                     --                     --
                                                        -------------------------------------------------------------
     Total Current Assets                                      (808,643)                    --                (39,642)
                                                        -------------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                      32,677                      0                     --
Less: accumulated depreciation                                   (4,255)                    --                     --
                                                        -------------------------------------------------------------
     Net Property, Plant and Equipment                           28,422                      0                     --
                                                        -------------------------------------------------------------
Other Assets
Investments in consolidated affiliates                               --                     --                 61,452
Investments in unconsolidated affiliates                             --                     --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                        369                     --                     --
                                                        -------------------------------------------------------------
     Net Other Assets                                               369                     --                 61,452
                                                        -------------------------------------------------------------
Total Assets                                                   (779,851)                     0                 21,810
                                                        =============================================================

Liabilities And Equity
Current Liabilities
Accounts Payable                                               (858,941)                   260                (46,413)
Accrued liabilities and other                                    (3,143)                    --                    228
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                        -------------------------------------------------------------
     Total Current Liabilities                                 (862,084)                   260                (46,185)
                                                        -------------------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --                     --                 61,452
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                             3,612                     --                     --
Other long-term liabilities                                          (0)                    --                     --
                                                        -------------------------------------------------------------
     Total Liabilities                                         (858,472)                   260                 15,267
                                                        -------------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                     32,522                     --                  6,910
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                           --                     --                     --
Retained Earnings                                                46,099                   (260)                  (367)
                                                        -------------------------------------------------------------
     Total Equity                                                78,621                   (260)                 6,543
                                                        -------------------------------------------------------------
Total Liabilities & Equity                                     (779,851)                     0                 21,810
                                                        =============================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                                                                      Dynegy
                                                                                                      Canada
                                                           3020372 Nova         3020373 Nova          Limited
                                                             Scotia Co           Scotia Co 2        Partnership
                                                           ----------------------------------------------------
Revenues                                                   $      --             $      --            $      --
Costs                                                             --                    --                   --
                                                           ----------------------------------------------------
     Operating margin                                             --                    --                   --
General and administrative expenses                               --                    --                   45
Depreciation and amortization                                     --                    --                   --
                                                           ----------------------------------------------------
     Operating income                                             --                    --                  (45)
Equity in earnings of unconsolidated affiliates                   --                    --                   --
Interest Expense                                                  --                    --                   --
Other Income                                                      --                    --                   --
Other Expense                                                     --                    --                   --
Minority interest in income of subsidiaries                       --                    --                   --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                            --                    --                  (45)
Income tax provision                                               1                    --                   --
                                                           ----------------------------------------------------
     Net Income (loss)                                     $      (1)            $      --            $     (45)
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                                                           Dynegy
                                                                                           Canada
                                                3020372 Nova         3020373 Nova          Limited
                                                  Scotia Co           Scotia Co 2        Partnership
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year                   --                    --                   --

Net Income                                             (1)                   --                  (45)

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $      (1)            $      --            $     (45)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             ----------------------------------------------------
                                                                                                        Dynegy
                                                                                                        Canada
                                                             3020372 Nova         3020373 Nova          Limited
                                                               Scotia Co           Scotia Co 2        Partnership
                                                             ----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                           --                    40                   --
Accounts receivable, net                                            --                    --                   --
Inventories                                                         --                    --                   --
Assets from risk-management activities                              --                    --                   --
Prepayments and other assets                                        --                    --                   --
                                                             ----------------------------------------------------
     Total Current Assets                                           --                    40                   --
                                                             ----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                         --                    --                   --
Less: accumulated depreciation                                      --                    --                   --
                                                             ----------------------------------------------------
     Net Property, Plant and Equipment                              --                    --                   --
                                                             ----------------------------------------------------
Other Assets
Investments in consolidated affiliates                              40                    --                   --
Investments in unconsolidated affiliates                            --                    --                   --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                   --
Other assets                                                        --                61,452                   --
                                                             ----------------------------------------------------
     Net Other Assets                                               40                61,452                   --
                                                             ----------------------------------------------------
Total Assets                                                        40                61,492                   --
                                                             ====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                    --                    --                   45
Accrued liabilities and other                                       --                    --                   --
Liabilities from risk-management activities                         --                    --                   --
Notes payable & current portion of long-term debt                   --                    --                   --
                                                             ----------------------------------------------------
     Total Current Liabilities                                      --                    --                   45
                                                             ----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                   --
Transitional funding trust notes                                    --                    --                   --
Liabilities from risk-management activities                         --                    --                   --
Deferred income taxes                                               --                    --                   --
Other long-term liabilities                                         --                    --                   --
                                                             ----------------------------------------------------
     Total Liabilities                                              --                    --                   45
                                                             ----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                   --
Equity
Common Stock                                                        41                61,492                   --
Treasury Stock                                                      --                    --                   --
Other Comprehensive Income                                          --                    --                   --
Retained Earnings                                                   (1)                   --                  (45)
                                                             ----------------------------------------------------
     Total Equity                                                   40                61,492                  (45)
                                                             ----------------------------------------------------
Total Liabilities & Equity                                          40                61,492                   --
                                                             ====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           --------------------------------------------------------
                                                                                     Dynegy
                                                           Dynegy Cayman            Holdings          DMT Holdings,
                                                           Holdings, Ltd.             Inc.                 Inc.
                                                           --------------------------------------------------------
Revenues                                                   $       --             $  664,829             $       --
Costs                                                             426                674,457                     --
                                                           --------------------------------------------------------
     Operating margin                                            (426)                (9,628)                    --
General and administrative expenses                                --                  8,038                     --
Depreciation and amortization                                      --                  2,858                     --
                                                           --------------------------------------------------------
     Operating income                                            (426)               (20,524)                    --
Equity in earnings of unconsolidated affiliates                    --                     56                     --
Interest Expense                                                   --                    149                (12,266)
Other Income                                                       --                   (266)                   102
Other Expense                                                      --                (25,765)                    --
Minority interest in income of subsidiaries                        --                     (1)                    --
                                                           --------------------------------------------------------
     Income (loss) before income taxes                           (426)               (46,352)               (12,164)
Income tax provision                                               --                  4,899                   (405)
                                                           --------------------------------------------------------
     Net Income (loss)                                     $     (426)            $  (51,250)            $  (11,759)
                                                           ========================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                       Dynegy
                                                 Dynegy Cayman        Holdings          DMT Holdings,
                                                 Holdings, Ltd.         Inc.                 Inc.
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                   --                16,795               300,000

Net Income                                             --              (127,012)              (11,759)

Cash Dividends Declared                                                 (44,539)             (402,436)

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $      --             $(154,757)            $(114,195)
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                            --------------------------------------------------------
                                                                                      Dynegy
                                                            Dynegy Cayman            Holdings          DMT Holdings,
                                                            Holdings, Ltd.             Inc.                 Inc.
                                                            --------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                  (105)                    --
Accounts receivable, net                                             --                91,918                     --
Inventories                                                          --                   904                     --
Assets from risk-management activities                               --                    45                     --
Prepayments and other assets                                         --                 1,972                     --
                                                            --------------------------------------------------------
     Total Current Assets                                            --                94,733                     --
                                                            --------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                50,506                     --
Less: accumulated depreciation                                       --                (5,421)                    --
                                                            --------------------------------------------------------
     Net Property, Plant and Equipment                               --                45,085                     --
                                                            --------------------------------------------------------
Other Assets
Investments in consolidated affiliates                               --                10,942              2,252,182
Investments in unconsolidated affiliates                             --                 5,263                 15,234
Intangible assets, net of amortization
Assets from risk-management activities                               --                    --                     --
Other assets                                                         --               304,290                300,000
                                                            --------------------------------------------------------
     Net Other Assets                                                --               320,496              2,567,416
                                                            --------------------------------------------------------
Total Assets                                                         --               460,314              2,567,416
                                                            ========================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                     --               224,528                (75,536)
Accrued liabilities and other                                        --                  (253)                27,918
Liabilities from risk-management activities                          --                    --                     --
Notes payable & current portion of long-term debt                    --                    --                     --
                                                            --------------------------------------------------------
     Total Current Liabilities                                       --               224,275                (47,619)
                                                            --------------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --               340,797                299,946
Transitional funding trust notes                                     --                    --                     --
Liabilities from risk-management activities                          --                    --                     --
Deferred income taxes                                                --                    88                140,521
Other long-term liabilities                                          --                  (309)                    --
                                                            --------------------------------------------------------
     Total Liabilities                                               --               564,850                392,849
                                                            --------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                    --                     --
Equity
Common Stock                                                         --                50,221              2,291,400
Treasury Stock                                                       --                    --                 (2,638)
Other Comprehensive Income                                           --                    --                     --
Retained Earnings                                                    --              (154,757)              (114,195)
                                                            --------------------------------------------------------
     Total Equity                                                    --              (104,536)             2,174,568
                                                            --------------------------------------------------------
Total Liabilities & Equity                                           --               460,314              2,567,416
                                                            ========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           ----------------------------------------------------
                                                                                                     Dynegy
                                                              Dynegy                             Administrative
                                                            Consulting          Dynegy I.T.,        Services
                                                           Services, Inc            Inc.            Company
                                                           ----------------------------------------------------
Revenues                                                   $      --            $      --             $      --
Costs                                                             --                   --                     6
                                                           ----------------------------------------------------
     Operating margin                                             --                   --                    (6)
General and administrative expenses                               --                   --                    --
Depreciation and amortization                                     --                   --                    --
                                                           ----------------------------------------------------
     Operating income                                             --                   --                    (6)
Equity in earnings of unconsolidated affiliates                   --                   --                    --
Interest Expense                                                  --                 (909)                   --
Other Income                                                      --                2,525                     0
Other Expense                                                     --                  (13)                   (0)
Minority interest in income of subsidiaries                       --                   --                    --
                                                           ----------------------------------------------------
     Income (loss) before income taxes                            --                1,604                    (6)
Income tax provision                                              --                   --                    --
                                                           ----------------------------------------------------
     Net Income (loss)                                     $      --            $   1,604             $      (6)
                                                           ====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                ----------------------------------------------------
                                                                                          Dynegy
                                                   Dynegy                             Administrative
                                                 Consulting          Dynegy I.T.,        Services
                                                Services, Inc            Inc.            Company
                                                ----------------------------------------------------
Retained Earnings, Beginning of Year                   --                   (0)                   (4)

Net Income                                             --                1,604                    (6)

Cash Dividends Declared

                                                ----------------------------------------------------
Retained Earnings, End of Year                  $      --            $   1,603             $     (10)
                                                ====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                            -------------------------------------------------------
                                                                                                         Dynegy
                                                                 Dynegy                              Administrative
                                                               Consulting           Dynegy I.T.,        Services
                                                              Services, Inc             Inc.            Company
                                                            -------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                56,323                     4
Accounts receivable, net                                             --                    --                    --
Inventories                                                          --                    --                    --
Assets from risk-management activities                               --                    --                    --
Prepayments and other assets                                         --                    --                    --
                                                            -------------------------------------------------------
     Total Current Assets                                            --                56,323                     4
                                                            -------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                    --                    --
Less: accumulated depreciation                                       --                    --                    --
                                                            -------------------------------------------------------
     Net Property, Plant and Equipment                               --                    --                    --
                                                            -------------------------------------------------------
Other Assets
Investments in consolidated affiliates                               --                    --                    --
Investments in unconsolidated affiliates                             --                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                               --                    --                    --
Other assets                                                         10                15,042               300,000
                                                            -------------------------------------------------------
     Net Other Assets                                                10                15,042               300,000
                                                            -------------------------------------------------------
Total Assets                                                         10                71,366               300,004
                                                            =======================================================

          Liabilities And Equity
Current Liabilities
Accounts Payable                                                     10                54,720                    13
Accrued liabilities and other                                        --                     0                    --
Liabilities from risk-management activities                          --                    --                    --
Notes payable & current portion of long-term debt                    --                    --                    --
                                                            -------------------------------------------------------
     Total Current Liabilities                                       10                54,720                    13
                                                            -------------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --                15,042               300,000
Transitional funding trust notes                                     --                    --                    --
Liabilities from risk-management activities                          --                    --                    --
Deferred income taxes                                                --                    --                    --
Other long-term liabilities                                          --                    --                    --
                                                            -------------------------------------------------------
     Total Liabilities                                               10                69,762               300,013
                                                            -------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                    --                    --
Equity
Common Stock                                                         --                    --                    --
Treasury Stock                                                       --                    --                    --
Other Comprehensive Income                                           --                    --                    --
Retained Earnings                                                    --                 1,603                   (10)
                                                            -------------------------------------------------------
     Total Equity                                                    --                 1,603                   (10)
                                                            -------------------------------------------------------
Total Liabilities & Equity                                           10                71,366               300,004
                                                            =======================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           --------------------------------------------------------
                                                                                  Illinova               Global
                                                            Dynegy Inc.          Corporation         Communications
                                                           --------------------------------------------------------
Revenues                                                   $       --             $       --             $    1,681
Costs                                                              --                     --                  1,181
                                                           --------------------------------------------------------
     Operating margin                                              --                     --                    500
General and administrative expenses                             1,824                      0                  7,123
Depreciation and amortization                                      --                 35,039                  2,441
                                                           --------------------------------------------------------
     Operating income                                          (1,824)               (35,039)                (9,064)
Equity in earnings of unconsolidated affiliates                    --                     --                     --
Interest Expense                                              (46,385)               (27,624)                   (44)
Other Income                                                       56                  1,714                    355
Other Expense                                                     571                (12,657)                  (255)
Minority interest in income of subsidiaries                        --                     --                     --
                                                           --------------------------------------------------------
     Income (loss) before income taxes                        (47,582)               (73,606)                (9,008)
Income tax provision                                          (23,950)                    --                     --
                                                           --------------------------------------------------------
     Net Income (loss)                                     $  (23,632)            $  (73,606)            $   (9,008)
                                                           ========================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                --------------------------------------------------------
                                                                        Illinova              Global
                                                 Dynegy Inc.           Corporation        Communications
                                                --------------------------------------------------------
Retained Earnings, Beginning of Year                     0               (492,690)                     0

Net Income                                         (23,632)               (73,606)                (9,008)

Cash Dividends Declared

                                                --------------------------------------------------------
Retained Earnings, End of Year                  $  (23,632)            $ (566,296)            $   (9,008)
                                                ========================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                        -------------------------------------------------------------
                                                                                    Illinova               Global
                                                             Dynegy Inc.           Corporation         Communications
                                                        -------------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            77                (15,221)                11,445
Accounts receivable, net                                             --                  4,397                    989
Inventories                                                          --                     --                     --
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                      4,674                  5,173                  1,987
                                                        -------------------------------------------------------------
     Total Current Assets                                         4,751                 (5,651)                14,421
                                                        -------------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                282,895                 56,882
Less: accumulated depreciation                                       --                (62,740)                (2,515)
                                                        -------------------------------------------------------------
     Net Property, Plant and Equipment                               --                220,155                 54,367
                                                        -------------------------------------------------------------
Other Assets
Investments in consolidated affiliates                        1,228,165                     --                  1,289
Investments in unconsolidated affiliates                             --                     --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                  2,427,368                140,973                200,366
                                                        -------------------------------------------------------------
     Net Other Assets                                         3,655,533                140,973                201,655
                                                        -------------------------------------------------------------
Total Assets                                                  3,660,284                355,477                270,443
                                                        =============================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                195,807               (179,673)                22,006
Accrued liabilities and other                                     4,276                 92,258                 10,297
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                        -------------------------------------------------------------
     Total Current Liabilities                                  200,083                (87,416)                32,303
                                                        -------------------------------------------------------------
Long-Term Liabilities
Long term debt                                                2,414,591                300,000                     --
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                            37,735                 19,950                     --
Other long-term liabilities                                          91                 31,222                  9,776
                                                        -------------------------------------------------------------
     Total Liabilities                                        2,652,499                263,756                 42,079
                                                        -------------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                     --                     --
Equity
Common Stock                                                  1,031,417                658,017                237,372
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                           --                     --                     --
Retained Earnings                                               (23,632)              (566,296)                (9,008)
                                                        -------------------------------------------------------------
     Total Equity                                             1,007,785                 91,721                228,364
                                                        -------------------------------------------------------------
Total Liabilities & Equity                                    3,660,284                355,477                270,443
                                                        =============================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -----------------------------------------------------
                                                                                    Dynegy
                                                              Dynegy                 Asia              Mantiss
                                                             Connect,          Communications,       Information
                                                               L.P.                  Ltd             Corporation
                                                           -----------------------------------------------------
Revenues                                                   $     413             $      --             $      (0)
Costs                                                            102                    (0)                  357
                                                           -----------------------------------------------------
     Operating margin                                            311                     0                  (357)
General and administrative expenses                              853                   131                 2,580
Depreciation and amortization                                     51                     7                     7
                                                           -----------------------------------------------------
     Operating income                                           (593)                 (138)               (2,944)
Equity in earnings of unconsolidated affiliates                   --                    --                    --
Interest Expense                                                (112)                   --                    (3)
Other Income                                                      --                    --                    22
Other Expense                                                     --                    --                    (0)
Minority interest in income of subsidiaries                        4                    --                    --
                                                           -----------------------------------------------------
     Income (loss) before income taxes                          (701)                 (138)               (2,925)
Income tax provision                                              --                   (54)               (1,001)
                                                           -----------------------------------------------------
     Net Income (loss)                                     $    (701)            $     (84)            $  (1,924)
                                                           =====================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------------------------
                                                                          Dynegy
                                                    Dynegy                 Asia             Mantiss
                                                   Connect,          Communications,      Information
                                                     L.P.                  Ltd            Corporation
                                                -----------------------------------------------------
Retained Earnings, Beginning of Year                   --                    --                    --

Net Income                                           (701)                  (84)               (1,924)

Cash Dividends Declared

                                                -----------------------------------------------------
Retained Earnings, End of Year                  $    (701)            $     (84)            $  (1,924)
                                                =====================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                             -----------------------------------------------------
                                                                                      Dynegy
                                                                Dynegy                 Asia              Mantiss
                                                               Connect,          Communications,       Information
                                                                 L.P.                  Ltd             Corporation
                                                             -----------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                          185                   113                 5,181
Accounts receivable, net                                           412                     0                   230
Inventories                                                         --                    --                    --
Assets from risk-management activities                              --                    --                    --
Prepayments and other assets                                       227                    17                52,509
                                                             -----------------------------------------------------
     Total Current Assets                                          824                   131                57,920
                                                             -----------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                        815                   184                   103
Less: accumulated depreciation                                    (177)                   (9)                   (7)
                                                             -----------------------------------------------------
     Net Property, Plant and Equipment                             638                   175                    96
                                                             -----------------------------------------------------
Other Assets
Investments in consolidated affiliates                              --                    --                    --
Investments in unconsolidated affiliates                            --                    --                    --
Intangible assets, net of amortization
Assets from risk-management activities                              --                    --                    --
Other assets                                                     1,874                   142                11,105
                                                             -----------------------------------------------------
     Net Other Assets                                            1,874                   142                11,105
                                                             -----------------------------------------------------
Total Assets                                                     3,337                   447                69,121
                                                             =====================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                 2,737                   520                71,176
Accrued liabilities and other                                       49                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Notes payable & current portion of long-term debt                   --                    --                    --
                                                             -----------------------------------------------------
     Total Current Liabilities                                   2,785                   520                71,176
                                                             -----------------------------------------------------
Long-Term Liabilities
Long term debt                                                      --                    --                    --
Transitional funding trust notes                                    --                    --                    --
Liabilities from risk-management activities                         --                    --                    --
Deferred income taxes                                               --                    --                    --
Other long-term liabilities                                         --                    --                    --
                                                             -----------------------------------------------------
     Total Liabilities                                           2,785                   520                71,176
                                                             -----------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                          --                    --                    --
Equity
Common Stock                                                     1,277                    12                    (0)
Treasury Stock                                                      --                    --                    --
Other Comprehensive Income                                         (25)                   --                  (131)
Retained Earnings                                                 (701)                  (84)               (1,924)
                                                             -----------------------------------------------------
     Total Equity                                                  551                   (72)               (2,055)
                                                             -----------------------------------------------------
Total Liabilities & Equity                                       3,337                   447                69,121
                                                             =====================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           --------------------------------------------------------
                                                            Dynegy Europe           Illinois              Illinova
                                                            Communications           Power               Insurance
                                                            Holdings, Inc.          Company               Company
                                                           --------------------------------------------------------
Revenues                                                   $       --             $       --             $       --
Costs                                                              --                (13,065)                    --
                                                           --------------------------------------------------------
     Operating margin                                              --                 13,065                     --
General and administrative expenses                                --                   (223)                    10
Depreciation and amortization                                      --                 15,867                 12,090
                                                           --------------------------------------------------------
     Operating income                                              --                 (2,579)               (12,100)
Equity in earnings of unconsolidated affiliates                    --                     --                     --
Interest Expense                                                    2                  8,612               (174,922)
Other Income                                                       --                    509                    482
Other Expense                                                      --                 (4,030)                (1,278)
Minority interest in income of subsidiaries                        --                     --                     --
                                                           --------------------------------------------------------
     Income (loss) before income taxes                              2                  2,511               (187,818)
Income tax provision                                           (5,419)                   248                (61,484)
                                                           --------------------------------------------------------
     Net Income (loss)                                     $    5,421             $    2,263             $ (126,333)
                                                           ========================================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -------------------------------------------------------
                                                 Dynegy Europe           Illinois              Illinova
                                                 Communications           Power               Insurance
                                                 Holdings, Inc.          Company               Company
                                                -------------------------------------------------------
Retained Earnings, Beginning of Year                    --                   (56)                    --

Net Income                                           5,421                 2,263               (126,333)

Cash Dividends Declared                                                    2,294

                                                -------------------------------------------------------
Retained Earnings, End of Year                  $    5,421            $    4,501             $ (126,333)
                                                =======================================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                           ----------------------------------------------------------
                                                              Dynegy Europe           Illinois              Illinova
                                                              Communications           Power               Insurance
                                                              Holdings, Inc.          Company               Company
                                                           ----------------------------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                            --                  4,515                     --
Accounts receivable, net                                             --                 22,156                     --
Inventories                                                          --                     --                     --
Assets from risk-management activities                               --                     --                     --
Prepayments and other assets                                         --                (23,066)                    --
                                                           ----------------------------------------------------------
     Total Current Assets                                            --                  3,604                     --
                                                           ----------------------------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                          --                     --                     --
Less: accumulated depreciation                                       --                     --                     --
                                                           ----------------------------------------------------------
     Net Property, Plant and Equipment                               --                     --                     --
                                                           ----------------------------------------------------------
Other Assets
Investments in consolidated affiliates                           (1,289)                    --                     --
Investments in unconsolidated affiliates                             --                     --                     --
Intangible assets, net of amortization
Assets from risk-management activities                               --                     --                     --
Other assets                                                         --                753,048                     --
                                                           ----------------------------------------------------------
     Net Other Assets                                            (1,289)               753,048                     --
                                                           ----------------------------------------------------------
Total Assets                                                     (1,289)               756,652                     --
                                                           ==========================================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                 (5,421)               715,405                126,333
Accrued liabilities and other                                        --                  7,488                     --
Liabilities from risk-management activities                          --                     --                     --
Notes payable & current portion of long-term debt                    --                     --                     --
                                                           ----------------------------------------------------------
     Total Current Liabilities                                   (5,421)               722,893                126,333
                                                           ----------------------------------------------------------
Long-Term Liabilities
Long term debt                                                       --                     --                     --
Transitional funding trust notes                                     --                     --                     --
Liabilities from risk-management activities                          --                     --                     --
Deferred income taxes                                                --                    888                     --
Other long-term liabilities                                          --                 26,953                     --
                                                           ----------------------------------------------------------
     Total Liabilities                                           (5,421)               750,734                126,333
                                                           ----------------------------------------------------------
Minority Interest
Preferred Securities of a Subsidiary Trust                           --                    (72)                    --
Equity
Common Stock                                                     (1,289)                 1,334                     --
Treasury Stock                                                       --                     --                     --
Other Comprehensive Income                                           --                    154                     --
Retained Earnings                                                 5,421                  4,501               (126,333)
                                                           ----------------------------------------------------------
     Total Equity                                                 4,132                  5,918               (126,333)
                                                           ----------------------------------------------------------
Total Liabilities & Equity                                       (1,289)               756,652                     --
                                                           ==========================================================

DYNEGY INC.
Consolidating Statements of Income
For the Year Ended December 31, 2000
($000)

                                                           -------------------------------------
                                                               Total                Consolidated
                                                           Eliminations
                                                           -------------------------------------
Revenues                                                   $  9,259,167             $ 29,444,876
Costs                                                         6,724,997               27,985,791
                                                           -------------------------------------
     Operating margin                                         2,534,170                1,459,086
General and administrative expenses                             151,906                  329,417
Depreciation and amortization                                   159,882                  388,558
                                                           -------------------------------------
     Operating income                                         2,222,382                  741,110
Equity in earnings of unconsolidated affiliates                 126,711                  205,413
Interest Expense                                                 66,941                 (250,561)
Other Income                                                     24,113                  234,196
Other Expense                                                    (9,876)                 (87,469)
Minority interest in income of subsidiaries                     (46,300)                 (81,545)
                                                           -------------------------------------
     Income (loss) before income taxes                        2,383,971                  761,144
Income tax provision                                            188,337                  260,633
                                                           -------------------------------------
     Net Income (loss)                                     $  2,195,634             $    500,511
                                                           =====================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 2000
($000)

                                                -----------------------------------
                                                    Total              Consolidated
                                                Eliminations
                                                -----------------------------------
Retained Earnings, Beginning of Year               (867,027)                277,074

Net Income                                          482,694                 500,511

Cash Dividends Declared                             447,265                (111,909)

                                                -----------------------------------
Retained Earnings, End of Year                  $    62,932             $   665,676
                                                ===================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 2000
($000)

                                                           ---------------------------------------
                                                                 Total                Consolidated
                                                             Eliminations
                                                           ---------------------------------------
                    Assets
Current Assets
Cash and cash equivalents                                       1,023,893                   85,521
Accounts receivable, net                                          671,615                5,085,929
Inventories                                                       173,978                  328,467
Assets from risk-management activities                          1,390,527                4,410,116
Prepayments and other assets                                      242,500                  240,229
                                                           ---------------------------------------
     Total Current Assets                                       3,502,512               10,150,261
                                                           ---------------------------------------
Property, Plant and Equipment
Property, plant & equipment                                     2,096,845                7,355,809
Less: accumulated depreciation                                    (60,390)                (648,735)
                                                           ---------------------------------------
     Net Property, Plant and Equipment                          2,036,455                6,707,074
                                                           ---------------------------------------
Other Assets
Investments in consolidated affiliates                         (2,093,852)                       0
Investments in unconsolidated affiliates                          348,221                  798,999
Intangible assets, net of amortization                          1,502,350                1,502,350
Assets from risk-management activities                            438,186                1,526,891
Other assets                                                     (869,324)                 720,863
                                                           ---------------------------------------
     Net Other Assets                                            (674,420)               4,549,104
                                                           ---------------------------------------
Total Assets                                                    4,864,547               21,406,438
                                                           =======================================

           Liabilities And Equity
Current Liabilities
Accounts Payable                                                1,530,964                4,822,192
Accrued liabilities and other                                     226,749                  637,382
Liabilities from risk-management activities                     1,274,578                3,838,020
Notes payable & current portion of long-term debt                 109,900                  116,400
                                                           ---------------------------------------
     Total Current Liabilities                                  3,142,191                9,413,994
                                                           ---------------------------------------
Long-Term Liabilities
Long term debt                                                    229,681                2,830,162
Transitional funding trust notes                                  604,800                  604,800
Liabilities from risk-management activities                       352,269                1,567,766
Deferred income taxes                                             960,523                1,416,608
Other long-term liabilities                                      (628,785)                 657,489
                                                           ---------------------------------------
     Total Liabilities                                          4,660,679               16,490,820
                                                           ---------------------------------------
Minority Interest                                                 971,982                  971,982
Preferred Securities of a Subsidiary Trust                        345,787                  345,715
Equity
Common Stock                                                   (1,176,602)               2,949,875
Treasury Stock                                                         --                   (2,638)
Other Comprehensive Income                                          3,391                  (14,993)
Retained Earnings                                                  59,310                  665,676
                                                           ---------------------------------------
     Total Equity                                                 203,868                4,915,618
                                                           ---------------------------------------
Total Liabilities & Equity                                      4,864,547               21,406,438
                                                           =======================================

                                    EXHIBIT B

     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.



Claimant owns

A.    100% BG Holdings, Inc., which owns

      1.   25% Dynegy Holdings Inc.

B.    75% Dynegy Holdings Inc., which owns

      1.   100% Dynegy Catlin Member, Inc., which owns

           (a)   100% Dynegy Midwest Generation, Inc.

      2.   100% of Dynegy Power Corp., which owns

           (a)   50% WPC (Generation) Holdings LLC, which owns

                 (i)   100% West Coast Power LLC, which owns

                       (A)   100% Cabrillo Power I LLC;

                       (B)   100% Cabrillo Power II LLC;

                       (C)   100% El Segundo Power, LLC; and

                       (D)   100% Long Beach Generation LLC

           (b)   100% James River Energy Corp., which owns

                 (i)   50% Commonwealth Atlantic Limited Partnership

           (c)   100% Hartwell Independent Power Partners, Inc., which owns

                 (i)   1% Hartwell Energy Limited Partnership

           (d)   100% Hart County IPP, Inc., which owns

                 (i)   49% Hartwell Energy Limited Partnership

           (e)   100% Hartwell Power Company, which owns

                 (i)   De minimus Hartwell Energy Limited Partnership

           (f)   100% RRP Company, which owns

                 (i)   99% Termo Santander Holding, LLC, which owns

                       (A)   50% Rocky Road Power, LLC

           (g)   100% DPC Colombia-Opon Power Resources Co., which owns

                 (i)   1% Termo Santander Holding, LLC, which owns

                       (A)   50% Rocky Road Power, LLC

           (h)   100% Georgia Mercantile Power, Inc., which owns

                 (i)   100% Heard County Power, L.L.C.

           (i)   100% Dry Creek Power, Inc., which owns

                 (i)   100% Rockingham Power, L.L.C.

           (j)   100% Calcasieu Power, Inc., which owns

                 (i)   99% Calcasieu Power, LLC

           (k)   100% Parish Power, Inc., which owns

                 (i)   1% Calcasieu Power, LLC

           (l)   100% Riverside Generation, Inc., which owns

                 (i)   100% Riverside Generating Company, L.L.C.

C.    100% Illinova Corporation which owns

      1.   100% Illinova Generating Company, which owns

           (a)   20% of Electric Energy, Inc., which owns

                 (i)   100% Midwest Electric Power, Inc.

           (b)   100% IGC Grimes County, Inc, which owns

                 (i)   0.2% Tenaska Frontier Partners, Ltd.

           (c)   100% IGC Grimes County Frontier, Inc., which owns

                 (i)   19.8% Tenaska Frontier Partners, Ltd.

           (d)   100% of IGC Global, Inc., which owns

                 (i)   100% IGC International, Inc., which owns

                       (A)   100% IGC Chorrera, LLC, which owns

                             (I)   50% IGC/ERI Pan-AM Thermal Generating Limited

                       (B)   100% IGC (Wind), LLC, which owns

                             (I)   65% Plantas Eolicas S de R. L.

                             (II)  100% Generacion Eolica Trust, which owns

                                        99% Generacion Eolica, Ltda., which owns

                                            35% of Plantas Eolicas S. de R. L.

                       (C)   100% IGC International II, Inc., which owns

                             (I)  1% IGC Flores Partnership, LLC, which owns

                                        51% FIG Leasing International, Inc.
                                        99% Flores Holding Ltda, which owns

                                             51% Fideicomiso Fidugan-
                                             Termoelectric Las Flores

                                             51% Flores II Limitada

                                             51% Flores III Limitada

                             (II) 1% IGC Uch, LLC, which owns

                                             50% Tenaska-Illinova Generating
                                             International, LLC, which owns

                                                98% of Tenaska UPL (L)
                                                Corporation, which owns

                                                     30.34% UPLHC-1,
                                                     which owns

                                                         99% UCH
                                                         Power Limited

                                                     30.34% UPLHC-2,
                                                     which owns

                                                         1% UCH
                                                         Power Limited

                                             1% of Tenaska UPL (L) Corporation,
                                             which owns

                                                     30.34% UPLHC-1,
                                                     which owns

                                                         99% UCH
                                                         Power Limited

                                                     30.34% UPLHC-2,
                                                     which owns

                                                         1% UCH
                                                         Power Limited

                             (III) 1% IGC ELCO Partnership, LLC, which owns

                                            66.87% ELCO Power Investment Co.,
                                            LLC which owns

                                                    10% Electicidad de Cartes S.
                                                    de R. L. de C. V.

                                            15.2% Electicidad de Cortes S. de R.
                                            L. de C. V.

                             (IV)  1% IGC Jamaica Partnership, LLC, which owns

                                            17.75% Doctor Bird Power Company,
                                            which owns

                                                    99% Jamaica Energy Partners

                             (V)   1% IGC Aguaytia Partners, LLC, which owns

                                            15.78% of Aguaytia Energy, LLC,
                                            which owns

                                                    93.3% Aguaytia Energy Del
                                                    Peru S. R. Ltda

                             (VI)  1% IGC Flores Partnership II, LLC, which owns

                                            1% Flores Holding Ltda, which owns

                                                    51% Fideicomiso Fidugan-
                                                    Termoelectric Las Flores

                                                    51% Flores II Limitada

                                                    51% Flores III Limitada

                             (VII) 99% Illinova ZJXC Company, which owns

                                            60% Zhejang-Xinchang-IGC Power Co.,
                                            Ltd.

                       (D)   99% IGC Flores Partnership, LLC, which owns

                             (I)   51% FIG Leasing International III, LLC,

                             (II)  99% Flores Holding Ltda, which owns

                                   51% Fideicomiso Fidugan-Termoelectrica Las
                                   Flores

                                   51% Flores II Limitada
                                   51% Flores III Limitada

                       (E)   99% IGC Flores Partnership II, LLC, which owns

                             (I)   1% Flores Holding Ltda, which owns

                                            51% Fideicomiso Fidugan-
                                            Termoelectrica Las Flores

                                            51% Flores II Limitada

                                            51% Flores III Limitada

                       (F)   99% IGC Uch, LLC, which owns

                             (I)   50% Tenaska-Illinova Generating
                                   International, LLC, which owns

                                         98% of Tenaska UPL (L) Corporation,
                                         which owns

                                             30.34% UPLHC-1, which owns

                                                  99% UCH Power Limited

                                             30.34% UPLHC-2, which owns

                                                  1% Uch Power Limited

                             (II)  1% of Tenaska UPL (L) Corporation

                       (G)   99% IGC ELCO Partnership, LLC, which owns

                             I) 66.87% ELCO Power Investment Co., LLC which owns

                                         10% Electricidad de Cartes S. de R. L.
                                         de C. V.

                           (II)   15.2% Electricidad de Cortes S. de R. L. de
                                  C. V.

                       (H)   99% IGC Jamaica Partnership, LLC , which owns

                             (I)   17.75% Doctor Bird Power Company, which owns

                                       99% Jamaica Energy Partners

                       (I)   99% IGC Aguaytia Partners LLC, which owns

                             (I)   15.78% of Aguaytia Energy, LLC, which owns

                                       93.3% Aguaytia Energy Del Peru S. R. Ltda

                       (J)   1% Illinova ZJXC Company, which owns

                             (I)   60% Zhejang Xinchang-IGC Power Co., Ltd.

                                   APPENDIX I

         Claimant

         Name: Dynegy Inc.
         State of Organization: Illinois
         Location:   1000 Louisiana, Suite 5800
                     Houston, TX  77002
         Nature of business: An exempt public utility holding company.

         Subsidiaries

         Unless otherwise noted below, the location of all subsidiaries is 1000 Louisiana, Suite 5800, Houston, TX 77002

         Name:  BG Holdings, Inc.
         State of Organization:  Delaware
          Nature of business: holding company of energy production, processing and marketing companies with no public utility assets and no public utility subsidiaries or affiliates as defined under the Act.

         Name:  Dynegy Holdings Inc.
         State of Organization:  Delaware
          Nature of business: holding company of energy production, processing and marketing companies with no public utility assets and no public utility subsidiaries or affiliates as defined under the Act.

         Name:  Dynegy Power Corp.
         State of Organization:  Delaware
         Nature of business:  Indirect  ownership in various  generation project
         companies   (QFs  and  EWG)  as  well  as  providing   services   (e.g.
         administrative, operations, and maintenance) to the power companies.

         Name:  Black Mountain CoGen, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of a power generation facility.

         Name:  Nevada Cogeneration Associates #2
         State of Organization: Utah (General Partnership)
         Nature of business: Owner of power generation facilities (QF) selling at wholesale.

         Name:  Bluegrass Generation, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  Bluegrass Generation Company L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Development and ownership of power generation facilities (EWG)/wholesale sales (currently under construction).

         Name:  Calcasieu Power, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  Parish Power, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  Delta CoGen, Inc.
         State of Organization:  Delaware
         Nature  of   business:   Entity  has  been  used  for  I.R.C.   Section
         368(a)(1)(A) merger into another Dynegy entity.

         Name:  DPC Power Resources Holding Company
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Dry Creek Power, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  Dynegy Texas Industrial Power I, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Dynegy Texas Industrial Power II, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name: DTIP I, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name: DTIP II, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Texas Industrial Power, L.P.
         State of Organization:  Delaware (limited partnership)
         Nature of business:  Dormant.

         Name:  Dynegy Brazil, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Dynegy South America Development, Inc.
         State of Organization:  Delaware
         Nature of business: Dormant.

         Name:  Destec de Brasil, Ltda.
         State of Organization:  Brazil (limited liability company)
         Location: 1255 Nacoes Unidas, Avenue 17th Floor,
                   World Trade Center 04578- 903 Sao Paulo, SP
         Nature of business:  Dormant.

         Name:  Dynegy Latin America, Inc.
         State of Organization:  Delaware
         Nature of business: Formed to be a holding company for Dynegy Latin America business.

         Name:  Dynegy Oasis Energy, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  Oasis Energy, L.L.C.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Dynegy Power Development Company
         State of Organization:  Delaware
         Nature  of  business:   Entity  formed  to  do  front  end  development
         activities for generation projects.

         Name:  Dynegy Power Holdings, Inc.
         State of Organization:  Delaware
         Nature of business: Holding company for one generation project lessee company (QF), and other companies providing various services, (e.g., administrative, operating, maintenance and engineering) for generation projects.

         Name:  Dynegy Power Investments, Inc.
         State of Organization:  Delaware
         Nature of business:  Holds Sonat Freestone County mineral interests.

         Name:  Dynegy Power Services, Inc.
         State of Organization:  Delaware
         Nature of business:  Marketing wholesale power.

         Name:  Dynegy Power Nevada, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Dynegy Cabrillo, LLC
         State of Organization: Delaware (limited liability company) Nature of business: Dormant.

         Name:  El Segundo Power II, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Dormant.

         Name:  Florida Mercantile Power, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  Palmetto Power, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Owner of lease option for potential wholesale power project

         Name:  Gasification Services, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Georgia Mercantile Power, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  Hart County IPP, Inc.
         State of Organization:  Delaware
         Nature of business: Limited partner in owner of power generation facility.

         Name:  Hartwell Independent Power Partners, Inc.
         State of Organization:  Delaware
         Nature of business: General partner of owner of power generation facility.

         Name:  Hartwell Power Company
         State of Organization:  Delaware
         Nature of business: Limited partner of owner of power generation facility.

         Name:  James River Energy Corp.
         State of Organization:  Virginia
         Nature of business: Limited partner of owner of power generation facility.

         Name:  Michigan CoGen, Inc.
         State of Organization:  Delaware
         Nature of business: Limited partner of owner of power generation facility.

         Name:  Michigan Power Inc.
         State of Organization:  Delaware
         Nature of business: General partner of owner of power generation facility.

         Name:  Michigan Power Holdings, Inc.
         State of Organization:  Delaware
         Nature of business: Preferred limited partner of owner of power generation facility.

         Name:  Michigan Power Limited Partnership
         State of Organization:  Michigan (limited partnership)
         Nature of business: Owner of power generation facilities (QF) selling at wholesale.

         Name:  OCG CoGen, Inc.
         State of Organization:  Delaware
         Nature of business: General partner of owner of power generation facility.

         Name:  Oyster Creek CoGen, Inc.
         State of Organization:  Delaware
         Nature of business: Limited partner of owner of power generation facility.

         Name:  Oyster Creek Limited Partnership
         State of Organization:  Texas (limited partnership)
         Nature of business: Owner of power generation facilities (QF) selling at wholesale.

         Name:  Port Arthur CoGen, Inc.
         State of Organization:  Delaware
         Nature of business: Limited partner of owner of a power generation facility.

         Name:  CoGen Power, L.P.
         State of Organization:  Delaware (limited partnership)
         Nature of business: Owner of power generation facilities (QF) selling at wholesale.

         Name: RRP Company
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  DPC Colombia - Opon Power Resources Company
         State of Organization:  Delaware
         Nature of business: Holding company.

         Name:  Termo Santander Holding, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Holding company.

         Name:  Termo Santander Holding (Alpha), L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Holding company.

         Name:  Riverside Generation, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  WCP (Generation) Holdings LLC
         State of Organization:  Delaware (limited liability company)
         Nature of business: Special purpose entity formed to hold interest in owner of power generation facility.

         Name:  West Coast Power LLC
         State of Organization:  Delaware (limited  liability  company)
         Nature of business: Special purpose entity formed to hold interest in owners of generation facilities (EWG) selling at wholesale.

         Name:  Foothills Generation, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of wholesale power project.

         Name:  Foothills Generating, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Development and ownership of wholesale power project (currently under development).

         Name:  Rolling Hills Generation, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of wholesale power project.

         Name:  Rolling Hills Generating, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Development and ownership of wholesale power project (currently under development).

         Name:  Dynegy Renaissance Power, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of wholesale power project.

         Name:  Renaissance Power, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Development and ownership of wholesale power project (currently under development).

         Name:  Dynegy Northeast Generation, Inc.
         State of Organization:  Delaware
         Nature of business: Holding company providing administrative services for Dynegy Danskammer, LLC and Dynegy Roseton, LLC, owners of wholesale generation facilities.

         Name:  Hudson Power, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Special purpose entity formed to hold interest in owners of power generation facilities.

         Name:  Dynegy Hudson Power Retail, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Limited retail power sales to Central Hudson Gas & Electric Corp.

         Name:  Magnolia Generation, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of wholesale power project.

         Name:  Magnolia Generating, L.L.C.
         State of Organization:  Delaware
         Nature of business: Created to develop and own potential wholesale power project.

         Name:  Liberty Bell Power, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to hold interest in owner of potential wholesale power project.

         Name:  Liberty Bell Power, L.L.C.
         State of Organization:  Delaware (limited  liability company) Nature of
         business:   Created  to  enter  into  a  real  estate   transaction  in
         Pennsylvania for a potential wholesale power project.

         Name:  Dynegy Southwest Generation, Inc.
         State of Organization:  Delaware
         Nature of business: Special purpose entity formed to acquire and hold indirect interest in power generation facilities.

         Name:  Southwest Power Holdings LLC
         State of Organization:  Delaware (limited liability company)
         Nature of business: Special purpose entity formed to acquire and hold interest in power generation facilities

         Name:  Southwest Generation LLC
         State of Organization: Delaware (limited liability company) Nature of business: Special purpose entity formed to acquire and hold interest in owners of power generation facilities

         Name:  Clark Power LLC
         State of Organization:  Delaware (limited liability company)
         Nature of business: Party to agreement to acquire wholesale generators from Nevada Power Company.

         Name:  Reid Gardner Power LLC
         State of Organization:  Delaware (limited liability company)
         Nature of business: Party to agreement to acquire wholesale generators from Nevada Power Company.

         Name:  Dynegy Global Energy, Inc.
         State of Organization:  Delaware
         Nature of business: To own interests in various entities engaged in oil and gas activities around the world.

         Name: 3020373 Nova Scotia Company
         State of Organization:  Nova Scotia ULC
         Location:  Suite 800, 1959 Upper Water Street.,
                    P.O. Box 997, Halifax, NS B3J 2X2
         Nature of business:  Partner of Dynegy Canada Limited Partnership.

         Name:  3020372 Nova Scotia Company
         State of Organization:  Nova Scotia ULC
         Location:  Suite 800, 1959 Upper Water Street.,
                    P.O. Box 997, Halifax, NS B3J 2X2
         Nature of business: Partner of Dynegy Canada Limited Partnership.

         Name:  Dynegy Canada Limited Partnership
         State of Organization:  Alberta
         Nature of business: Formed as the entity to finance asset acquisitions in Canada.

         Name:  Dynegy Dutch Holdings B.V.
         State of Organization:  Netherlands corporation
         Location: Weena, 336, 3012 NJ Rotterdam, The Netherlands Nature of business: Holding company.

         Name:  Dynegy Nederland B.V.
         State of Organization:  Netherlands corporation
         Location: Weena, 336, 3012 NJ Rotterdam, The Netherlands
         Nature of business: Marketing and trade company.

         Name:  Dynegy Italia S.r.l.
         State of Organization: Italian limited liability company Nature of business: Development company in Italy.

         Name:  Dynegy Marketing and Trade Sarl
         State of Organization: Switzerland limited liability company Nature of business: Marketing and trade company.

         Name:  Dynegy Canada Inc.
         State of Organization:  Alberta corporation
         Location:  707 8th Avenue S.W., Suite 800,
                    Calgary Alberta T2P 3V3 Canada
         Nature of business: Marketing and trading of natural gas, power, coal, emission allowances and the generation of electricity.

         Name:  Dynegy Canada Gas Marketing Ltd.
         State of Organization:  Alberta corporation
         Location:  1500 Bankers Hall, 855-2nd Street, S.W.
                    Calgary, Alberta, T2P 437
         Nature of business: Energy product marketing.

         Name:  701289 Alberta Ltd.
         State of Organization:  Alberta corporation
         Location:  1500 Bankers Hall, 855-2nd Street, S.W.
                    Calgary, Alberta, T2P 437
         Nature of business: Holding company.

         Name:  Canadian Midstream Services Ltd.
         State of Organization:  Alberta corporation
         Nature of business: Owns and operates a natural gas processing facility.

         Name:  Dynegy Argentina, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  NGC Colombia, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  NGC Colombia S.A..
         State of Organization:  Colombia corporation
         Location:  Calle 144 #9-45, OFC 1006,
                    Sante Fe de Bogata, Colombia SA
         Nature of business: Dormant.

         Name:  Dynegy Global Liquids, Inc.
         State of Organization:  Delaware
         Nature of business: Parent company for Dynegy's international natural gas liquids business.

         Name:  Dynegy Cayman Holdings, Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  Walker House, Mary Street,
                    George Town, Grand Cayman, Cayman Islands
         Nature of business:  Dormant

         Name:  Dynegy Global Liquids (Cayman), Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  c/o  W.S. Walker & Company, Caledonian House,  P.O. Box 265,
                    George Town, Grand Cayman, Cayman Islands
         Nature of business: Own the Australian Unit Trust in the Townsville Project.

         Name:  Dynegy Cayman Colombia I, Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  Walker House, Mary Street,
                    George Town, Grand Cayman, Cayman Islands
         Nature of business:  Dormant.

         Name:  Dynegy Cayman Colombia II, Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  Walker House, Mary Street,
                    George Town, Grand Cayman, Cayman Islands
         Nature of business:  Dormant.

         Name:  Dynegy Cayman Colombia III, Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  Walker House, Mary Street,
                    George Town, Grand Cayman, Cayman Islands
         Nature of business:  Dormant.

         Name:  Dynegy Cayman Colombia IV, Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  Walker House, Mary Street,
                    George Town, Grand Cayman, Cayman Islands
         Nature of business:  Dormant.

         Name:  Dynegy Cayman Colombia V, Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  Walker House, Mary Street,
                    George Town, Grand Cayman, Cayman Islands
         Nature of business:  Dormant.

         Name:  Dinamica Integral de Energia Holdings, Ltd.
         State of Organization:  Cayman Islands corporation
         Location:  c/o W.S. Walker & Company, Second Floor, Caledonian House,
                    Mary Street, P.O. Box 265GT, George Town,
                    Grand Cayman, Cayman Islands
         Nature of business:  Dormant.

         Name:  Destec Labuan Holdings, Ltd.
         State of Organization:  Malaysian corporation
         Location:  c/o Baker & McKenzie, 1 Temasek Avneue #27-01,
                    Millenia Tower, Malaysia 039192
         Nature of business:  Dormant.

         Name:  Dynegy Mexico, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Dynegy Mexico, S.A. de C.V.
         State of Organization:  Mexico corporation
         Location:  Montes Urales 480-PISO 1 Lomas De Chapulte pec, 11000
                    Mexico, DF
         Nature of business: Dormant.

         Name:  Dynegy Pty Limited
         State of Organization:  Australian corporation
         Location:  Level 17, 2 Chifley Square, Syndey, NSW 2000
         Nature of business:  Dormant.

         Name:  Dynegy Europe Limited
         State of Organization:  UK limited corporation
         Location:  England and Wales
         Nature of business:  Holding company.

         Name:  Dynegy UK Limited
         State of Organization:  UK limited corporation
         Location: First Floor, 4 Grosvenor Place, London, England SW1X7HJ Nature of business: Marketing and trade company.

         Name:  Dynegy Global Finance Limited
         State of Organization:  UK limited corporation
         Nature of business:  Finance company in UK

         Name:  Dynegy Norway Limited
         State of Organization:  UL limited corporation
         Location:  England and Wales
         Nature of business:  UK trading company.

         Name:  Dynegy Upper Holdings, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Owner of Dynegy Holding Company, L.L.C., a holding company.

         Name:  Dynegy Holding Company, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Holding company for marketing and midstream services entities.

         Name: DMS LP, Inc.
         State of Organization:  Delaware
         Nature of business: Limited partner of owner of natural gas processing facility.

         Name:  Dynegy Midstream G.P., Inc.
         State of Organization:  Delaware
         Nature of business: General partner of owner of natural gas processing facility.

         Name:  Dynegy Power Marketing, Inc.
         State of Organization:  Texas
         Nature of business:  Wholesale power marketer.

         Name:  NGC Corporation
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Dynegy Midstream Services, Limited Partnership
         State of Organization:  Delaware (limited partnership)
         Nature of business:  Owns and operates natural gas processing facility.

         Name:  Waskom Gas Processing Company
         State of Organization:  Texas general partnership
         Nature of business: Owns and operates a natural gas processing, extraction and fractionation facility.

         Name:  Venice Energy Services Company, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Owns and operates a natural gas processing, extraction, fractionation and storage facility located in Louisiana.

         Name:  Venice Gathering System, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Pipeline system that supplies Venice Energy Services Company, L.L.C.

         Name:  Versado Gas Processors, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Joint venture to pursue gas opportunities in New Mexico.

         Name:  Downstream Energy Ventures Co., L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: The general partner of owner of a natural gas liquids fractionation.

         Name:  Cedar Bayou Fractionators, L.P.
         State of Organization:  Delaware (limited partnership)
         Nature of business: Fractionation services for third party owned natural gas liquids.

         Name:  Midstream Barge Company, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Owns and leases barges.

         Name:  Dynegy Liquids G.P., L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business:  Purchases, sells and trades natural gas liquids.

         Name:  Dynegy Liquids Marketing and Trade
         State of Organization:  Delaware (general partnership)
         Nature of business: Purchases, sells and trades natural gas liquids and related products.

         Name:  Gulf Coast Fractionators
         State of Organization:  Texas (general partnership)
         Nature of business: Ownership interest in fractionation facility located in Texas.

         Name:  Bradshaw Gathering System
         State of Organization:  Texas (general partnership)
         Nature of business:  Dormant.

         Name:  Dynegy Regulated Holdings, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Owns interest in various entities (e.g. natural gas liquids and related products).

         Name:  WTLPS, LLC
         State of Organization:  Delaware (limited liability company)
         Nature of business: General partner of West Texas LPG Pipeline Limited Partnership.

         Name:  West Texas LPG Pipeline Limited Partnership
         State of Organization:  Texas (limited partnership)
         Nature of business: Holds all of the assets comprising the West Texas Pipeline.

         Name:  Dynegy OPI, LLC
         State of Organization: Delaware (limited liability company) Nature of business: Dormant.

         Name:  Dynegy NGL Pipeline Company, LLC
         State of Organization:  Delaware (limited liability company)
         Nature of business: Owns interstate natural gas pipeline from Texas to Louisiana.

         Name:  Dynegy Intrastate Pipeline, LLC
         State of Organization: Delaware (limited liability company) Nature of business: Owns intrastate pipeline in Texas.

         Name:  Warren Petroleum Company, LLC
         State of Organization: Delaware (limited liability company) Nature of business: Holding company.

         Name:  Warren Gas Liquids, LLC
         State of Organization: Delaware (limited liability company) Nature of business: Dormant.

         Name:  DMT Holdings, Inc.
         State of Organization:  Delaware
         Nature of business: Owner of NGC Storage and Dynegy Consulting Services, Inc.

         Name:  NGC Storage, Inc.
         State of Organization:  Delaware
         Nature of business:  Dormant

         Name:  Natural Gas Clearinghouse, Inc.
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  DGPI Inc.
         State of Organization:  Delaware
         Nature of business:  Contingent liability risk management company.

         Name:  Dynegy Gas Transportation, Inc.
         State of Organization:  Delaware
         Nature  of  business:   Holds  transportation  contracts  with  various
         interstate and intrastate contracts.

         Name:  Dynegy Consulting Services, Inc.
         State of Organization:  Delaware
         Nature of business: Provides consulting services to third parties and holds other interests.

         Name:  Dynegy Technology Capital Corp.
         State of Organization:  Delaware
         Nature of business:  Formed to make technology investments.

         Name:  Dynegydirect Inc.
         State of Organization:  Delaware
         Nature of business:  Electronic commerce trading/marketing company.

         Name:  Dynegy Energy Services, Inc.
         State of Organization:  Delaware
         Nature of business: Retail power marketer.

         Name:  SouthStar Energy Services LLC
         State of Organization: Delaware (limited liability company) Nature of business: Retail gas services.

         Name:  Dynegy Strategic Investments LP, Inc.
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  Dynegy Strategic Investments GP, LLC
         State of Organization: Delaware (limited liability company) Nature of business: Holding company.

         Name:  Dynegy Strategic Investments, LP
         State of Organization:  Delaware (limited partnership)
         Nature of business: Invests in venture capital and third party opportunities.

         Name:  Illinois Power Energy, Inc.
         State of Organization:  Delaware
         Nature of business: Formed to perform retail power sales in Illinois.

         Name: DMT L.P., LLC
         State of Organization: Delaware (limited liability company) Nature of business: Holding company.

         Name: DMT G.P., LLC
         State of Organization: Delaware (limited liability company) Nature of business: Holding company.

         Name:  DMT Holdings, LP
         State of Organization:  Delaware (limited partnership)
         Nature of business:  Holding company.

         Name:  Dynegy Broadband Marketing and Trade
         State of Organization:  Delaware (general partnership)
         Nature of business:  Conducts marketing/trading business in broadband.

         Name:  Dynegy Marketing and Trade
         State of Organization:  Colorado (general partnership)
         Nature of business: Marketing and trading of natural gas, power, coal, emission allowances and the generation of electricity.

         Name:  Dynegy Coal Trading & Transportation, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Arranges fuel supply for affiliated coal-fired generation facilities.

         Name:  Nicor Energy, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Retail gas and electric services.

         Name:  Dynegy GP Inc.
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  Dynegy Administrative Services Company
         State of Organization:  Delaware
         Nature of business: Holding company for contingent liability risk management companies.

         Name:  NIPC, Inc.
         State of Organization:  Texas
         Nature of business: Contingent liability risk management company.

         Name:  NFI, Inc.
         State of Organization:  Texas
         Nature of business: Contingent liability risk management company.

         Name:  Dynegy I.T., Inc.
         State of Organization:  Delaware
         Nature of business: Licenses all of software, buys all IT related equipment and then provides licenses back to Dynegy affiliates. Owns FCC licenses for different locations.

         Name:  Dynegy Catlin Member, Inc.
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  Catlin Associates, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Makes and holds loans and investments.

         Name:  Black Thunder Member, Inc.
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  CoGen Lyondell, Inc.
         State of Organization:  Texas
         Nature of business: Owner of power generation facilities (QF) selling at wholesale.

         Name:  CoGen Power, Inc.
         State of Organization:  Texas
         Nature of business: Owner of owner of power generation facilities (QF) selling at wholesale.

         Name:  Dynegy Engineering, Inc.
         State of Organization:  Texas
         Nature  of  business:   Performs  engineering  work  for  Dynegy  power
         generation project.

         Name:  CoGen Power L.P.
         State of Organization:  Delaware (limited partnership)
         Nature of business: Owner of power generation facilities (QF) selling at wholesale.

         Name:  Dynegy Management, Inc.
         State of Organization:  Delaware
         Nature of business: Limited partner of entity providing business management services.

         Name:  Dynegy Services, Inc.
         State of Organization:  Delaware
         Nature of business: General partner of entity providing business management services.

         Name:  Dynegy Power Management Services, L.P.
         State of Organization:  Delaware (limited partnership)
         Nature of business: Provides business management services to generation facility owners which are owned wholly or jointly by Dynegy entities.

         Name:  Dynegy Operating Company
         State of Organization:  Texas
         Nature of business: Performs operating and maintenance services for generation facilities which are owned wholly or jointly by Dynegy entities.

         Name:  Dynegy Power Management Services, Inc.
         State of Organization:  Texas
         Nature of business: Provides administrative services to Dynegy entities.

         Name:  Dynegy Parts and Technical Services, Inc.
         State of Organization:  Texas
         Nature of business: Provides parts and technical services relating to combustion turbines for Dynegy entities.

         Name:  Dynegy Power Project I, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Dormant.

         Name:  Dynegy Power Project II, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Dormant.

         Name:  HEP CoGen, Inc.
         State of Organization:  Texas
         Nature of business:  Dormant.

         Name:  Northway CoGen, Inc.
         State of Organization:  Texas
         Nature of business:  Dormant.

         Name: Dynegy Global Communications Inc.
         State of Organization:  Delaware
         Nature of business: Global communications company with no public utility assets and no public utility subsidiaries or affiliates as defined under the Act.

         Name:  Dynegy Europe Communications Holdings, Inc.
         State of Organization:  Delaware
         Nature of business: Holding company.

         Name:  Dynegy Europe Communications N.V.
         State of Organization:  Netherlands
         Nature of business: Holding company.

         Name:  Dynegy Europe Communications Holdings Limited.
         State of Organization:  UK limited corporation
         Nature of business:  Holding company.

         Name:  Dynegy Europe Communications Limited
         State of Organization:  UK limited corporation
         Nature of business: Conduct a long haul broadband network business.

         Name:  Extant Telkommunikation Services GmbH
         State of Organization:  Austrian company
         Location: A-1010 Wien. Rotenturmstrassee 13
         Nature of business: Conduct a long haul broadband network business.

         Name:  Mantiss Information Corporation
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  Dynegy Connect GP, Inc.
         State of Organization:  Delaware
         Nature of business: General partner of long haul broadband network business

         Name:  Dynegy Connect, L.P.
         State of Organization:  Delaware (limited partnership)
         Nature of business: Conduct a long haul broadband network business.

         Name:  Dynegy Asia Communications, Ltd.
         State of Organization:  Hong Kong company
         Nature of business:  Holding company for data services.

         Name:   Extant Information Technology (Shenzen) Company Limited
         State of Organization:  China
         Nature of business:  Operator for data services.

         Name:   Mantiss, L.L.C.
         State of Organization:  Delaware (limited liability company)
         Nature of business: Conducts a software based telecommunications business.

         Name:  Mantiss Software Solutions India Private Ltd.
         State of Organization:  India
         Nature of business:  Formed for development of software.

         Name:  DCP Leasing, L.L.C.
         State of Organization: Delaware (limited liability company) Nature of business: Telecommunications network.

         Name:  Dynegy CLEC Communications, Inc.
         State of Organization:  Delaware
         Nature of business:  Holds license.

         Name:  Illinova Corporation
         State of Organization:  Illinois
         Nature of business: business corporation and public utility holding company.

         Name:  Illinova Generating, Inc.
         State of Organization:  Illinois
         Nature of business: Develops and operates independent power projects.

         Name:  IGC Grimes County, Inc.
         State of Organization:  Illinois
         Nature of business:  Holding company.

         Name:  IGC Grimes Frontier, Inc.
         State of Organization:  Illinois
         Nature of business:  Holding company.

         Name:  Tenaska Frontier Partners
         State of Organization:  Delaware (limited partnership)
         Nature of business: Development and ownership of wholesale power project (under development/construction).

         Name:  Illinova Resource Recovery, Inc.
         State of Organization:  Illinois
         Nature of business:  Dormant.

         Name:  IGC Krishnapatnam Company
         State of Organization:  Illinois
         Nature of business:  Dormant.

         Name:  IPG Ferndale, Inc.
         State of Organization:  Illinois
         Nature of business:  Holding company.

         Name:  IPG Paris, Inc.
         State of Organization:  Illinois
         Nature of business:  Holding company.

         Name:  Charter Oak (Paris), Inc.
         State of Organization:  Connecticut
         Nature of business:  Holding company.

         Name:  Tenaska Washington Partners
         State of Organization:  Washington (limited partnership)
         Nature of business: Development and ownership of wholesale power project (currently under development/construction).

         Name:  Tenaska III Partners, Ltd.
         State of Organization:  Texas (limited partnership)
         Nature of business: Development and ownership of wholesale power project (currently under development/construction); limited partner of owner of project.

         Name:  Tenaska III Texas Partners
         State of Organization:  Texas (general partnership)
         Nature of business: Development and ownership of wholesale power project (currently under development/construction).

         Name:  North American Energy Services, Inc.
         State of Organization:  Washington
         Nature of business: Operation and maintenance of power plants (third party operator).

         Name:  COE (Gencoe) Corp.
         State of Organization:  Connecticut
         Nature of business:  Holding company.

         Name:  IGC (UK) Corp.
         State of Organization:  Delaware
         Nature of business:  Holding company.

         Name:  COE (UK) Corp.
         State of Organization:  Connecticut
         Nature of business:  Holding company.

         Name:  IGC Maranon LLC
         State of Organization:  Cayman Islands (limited liability company)
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  Maranon I, LLC
         State of Organization:  Cayman Islands (limited liability company)
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  Maranon II, LLC
         State of Organization:  Cayman Islands (limited liability company)
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  Maranon III, LLC
         State of Organization:  Cayman Islands (limited liability company)
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  IGC (Encoe) LLC
         State of Organization:  Cayman Islands (limited liability company)
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  IGC Vietnam Development, Inc.
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  IGC Azucar Inc.
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  IGC (Gencoe) Corp.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  IGC Global, Inc.
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  ECI Energy Ltd.
         State of Organization:  Delaware
         Nature of business:  Dormant.

         Name:  Illinois Power Company
         State of Organization:  Illinois
         Nature of business:  Natural gas and electric utility company.

         Name:  IP Gas Supply Company
         State of Organization:  Illinois
         Nature of business:  Acquires interests in gas and oil leases.

         Name:  Illinois Power Capital LP
         State of Organization:  Delaware (limited partnership)
         Nature of business: Holds limited partnership interest in which Illinois Power serves as a general partner.

         Name:  Illinois Power Special Purpose Trust
         State of Organization:  Delaware (business trust)
         Nature of business: A Delaware business trust whose sole owner is Illinois Power Securitization Limited Liability Company. Formed to issue Transitional Funding Trust Notes as allowed by the 1997 Electric Utility Transition Funding Law.

         Name:  Illinois Power Securitization Limited Liability Company
         State of Organization:  Delaware
         Nature of business: Granted rights of intangible transition property created by Illinois Commerce Commission as part of the 1997 Electric Utility Transition Funding Law.

         Name:  Illinois Power Financing
         State of Organization:  Delaware (statutory business trust)
         Nature of business: Statutory business trust in which Illinois Power serves as a sponsor.

         Name:  Illinova Energy Partners
         State of Organization:  Delaware
         Nature of business: Markets energy and energy-related services in United States and Canada.

         Name:  Illinova Electric Partners, Inc.
         State of Organization:  Illinois
         Nature of business:  Dormant.

         Name:  EMC Gas Transmission Co.
         State of Organization:  Oklahoma
         Nature of business: Engaged in retail sales of natural gas to customers in Michigan.

         Name:  Illinova Insurance Company
         State of Organization:  Vermont
         Nature of business:  Captive insurance.

         Name:  Illinova Business Enterprises, Inc.
         State of Organization:  Illinois
         Nature of business: Formed for miscellaneous unregulated business activities.

         Name:  IGC International, Inc.
         State of Organization:   Cayman Islands
         Location: c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies
         Nature of business:  Holding company.

         Name:  IGC International II, Inc.
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  IGC (Wind) LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Owner of power project.

         Name:  Generacion Eolica Trust
         State of Organization:  Costa Rica (Trust)
         Nature of business:  Holding company.

         Name:  Generacion Eolica, Ltda.
         State of Organization: Costa Rica (limited liability company) Nature of business: Holding company.

         Name:  Fuerza Electrica de Latinoamerica, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:   IGC Chorrera, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                                 Cayman Islands
         Nature of business: Special purpose entity formed to hold interest in owner of generation facilities in Panama (EWG).

         Name:  IGC-ERI Thermal Generating Finco, Ltd.
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                                 Cayman Islands
         Nature of business: Owned by IGC-ERI Pan-Am Thermal Gen. Ltd., organized for tax purposes.

         Name:  IGC Aguaytia Partners, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  Aguaytia Energy
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  IGC ELCO Partnership, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  ELCO Power Investment Co., LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business: Holding company.

         Name:   IGC Jamaica Partnership, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  Dr. Bird Power Company
         State of Organization:  St. Lucia
         Nature of business:  Holding company.

         Name: IGC Uch, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  Tenaska-IG International, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  Tenaska UPL (L) Corporation
         State of Organization:  Malaysia
         Nature of business:  Holding company.

         Name: UPLHC-1, LDC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name: UPLHC-2, LDC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Holding company.

         Name:  Operaciones de Arequipa, LLC
         State of Organization:  Cayman Islands
         Location:  c/o Maples and Calder, P.O. Box 309, Ugland House,
                    South Church Street. George Town, Grand Cayman,
                    Cayman Islands
         Nature of business:  Dormant.

         Name:  Illinova ZJXC  Company
         State of Organization:  Mauritius
         Location:  B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee,
                    Port Louis, Mauritus
         Nature of business:  Holding company.

         Name:  Zhejang Xinchang-IGC Power Co., Ltd.
         State of Organization:  China (Sino-foreign JV)
         Nature of business:  Electric power plant.

         Name:  IGC Mauritius Holding Company, Ltd.
         State of Organization:  Mauritius
         Location:  B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee,
                    Port Louis, Mauritus
         Nature of business:  Holding company.

         Name:  IGC-STI Guna Company
         State of Organization:  Mauritius
         Location:  B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee,
                    Port Louis, Mauritus
         Nature of business: Dormant.

         Name:  IGC Mauritius International Company
         State of Organization:  Mauritius
         Location:  B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee,
                    Port Louis, Mauritus
         Nature of business: Holding company.

         Name:  Zhuzhou Nangang Cogeneration Power Co., Ltd.
         State of Organization:  China (Sino-foreign JV)
         Nature of business:  Electric power plant.

         Name:  CEC Prime, Inc.
         State of Organization: Delaware
         Nature of business: Dormant

         Name:  DMG Enterprises, Inc.
         State of Organization: Delaware
         Nature of business: Holding company